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As Filed With the Securities and Exchange Commission on January 30, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COGENT COMMUNICATIONS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	4813	52-2337274
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

David Schaeffer
Chief Executive Officer
Cogent Communications Group, Inc.
1015 31st Street N.W.
Washington, D.C. 20007
Tel: (202) 295-4200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

William P. O'Neill, Esq.
Latham & Watkins
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004
(202) 637-2200

      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effectiveness of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	244,827 shares (1)	$3,672,405	$337.86(2)

(1)
The shares of common stock to be offered hereunder are issuable upon conversion of certain 7.5% convertible subordinated notes previously issued by a subsidiary of the registrant.
(2)
Because the common stock of the registrant is currently not publicly traded, it is not practical to calculate a maximum aggregate offering price pursuant to Rule 457(c) promulgated under the Securities Act. Instead the registrant has paid a registration fee based upon its estimate of the maximum aggregate offering price if the common stock were publicly traded.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated January 30, 2002

PROSPECTUS

Cogent Communications Group, Inc.

244,827 Shares of Common Stock Issuable
Upon Conversion of Allied Riser Communications Corporation
7.5% Convertible Subordinated Notes Due 2007

        This prospectus relates to the offering of shares of our common stock issuable upon conversion of the 7.50% convertible subordinated notes due 2007 of our subsidiary, Allied Riser Communications Corporation. Allied Riser became our subsidiary by merger on January 31, 2002. As a result of the merger we became a co-obligor with Allied Riser on the notes, and assumed the obligation to issue common stock upon conversion of the notes.

         The common stock registered under this prospectus will be offered by the selling security holders, not by us. We will not receive any cash proceeds from sales by the selling security holders of these securities.

         Our common stock is listed on the American Stock Exchange under the symbol "COI." On February    , 2002, the last reported sale price of our common stock was $    per share.

         Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. any representation to the contrary is a criminal offense.

The date of this prospectus is February     , 2002.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK INTO WHICH THE NOTES OF ALLIED RISER ARE CONVERTIBLE. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IF THE OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF COGENT COMMUNICATIONS GROUP, INC. MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

SUMMARY

        This brief summary does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which it refers. See "Where You Can Find More Information."

Cogent Communications Group, Inc. (Page 28)

        We are a facilities-based Internet service provider providing high-speed Internet access to businesses. Cogent currently has facilities to provide its services in twenty major metropolitan markets across the nation and focuses primarily on providing its services to businesses in large office buildings. Cogent was founded in August 1999 and commenced construction of its network in February 2000. We began to generate limited revenues in April 2001, and through September 2001 generated $0.7 million in revenues. Cogent's net losses since inception through September 2001 have been $57.3 million.

        For additional information about Cogent and its business, see "Information About Cogent" on page 28. and "Where You Can Find More Information" on page 63.

Merger With Allied Riser Communications Corporation (Page 28)

        On January 31, 2002, we consummated our merger with Allied Riser Communications Corporation.

        Allied Riser is a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses in North America, including Canada. Effective September 21, 2001, Allied Riser suspended its retail services in most of its markets in the United States. Allied Riser is pursuing the provision of in-building wholesale services of its broadband data network. Cogent and Allied Riser merged because it presented an opportunity for the two companies to combine their networks. We expect to become a stronger competitor in our markets as a result of the merger.

        We acquired Allied Riser by merging a wholly owned subsidiary of Cogent with and into Allied Riser. As a consequence of the merger Allied Riser became a wholly owned subsidiary of Cogent. In the merger, stockholders of Allied Riser received approximately 0.0321679 shares of our common stock for each share of Allied Riser common stock that they owned. Allied Riser stockholders own approximately 13.36% of our outstanding common stock on a fully diluted basis, subject to certain adjustments.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF COGENT

        The annual financial information set forth below has been derived from the audited financial statements of Cogent. The data for the nine-month periods ended September 30, 2001 and 2000 have been derived from the unaudited consolidated financial statements of Cogent. The information should be read in connection with, and is qualified in its entirety by reference to Cogent's financial statements and notes included elsewhere in this prospectus. The interim data reflect all adjustments that, in the opinion of management of Cogent, are necessary to present fairly such information for the interim periods. The results of operations for the nine-month periods are not necessarily indicative of the results expected for a full year or any interim period. Cogent was incorporated on August 9, 1999. Accordingly, no financial information prior to August 9, 1999 is available.

	Years Ended December 31,		(Unaudited) Nine Months Ended September 30,
	1999	2000	2000	2001
	(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Service revenue	$—	$—	$—	$747
Expenses:
Cost of network operations	—	3,040	626	15,473
Selling, general, and administrative	82	10,845	5,010	21,756
Depreciation and amortization	—	338	85	5,955

Total operating expenses	82	14,223	5,721	43,184

Loss from operations	(82)	(14,223)	(5,721)	(42,437)
Interest income (expense), net	—	2,328	1,669	(3,191)
Other income	—	134	83	198

Net income (loss)	(82)	(11,761)	(3,969)	(45,430)
Net (loss) per common share — basic and diluted	$(0.01)	$(0.85)	$(0.30)	$(3.23)

CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents	$—	$65,593	$91,199	$10,528
Working capital	18	52,621	62,766	607
Total assets	25	204,594	185,907	247,768
Preferred stock	—	115,901	115,901	115,901
Stockholders' equity	18	104,249	111,970	59,418
OTHER OPERATING DATA:
EBITDA	$(82)	$(13,885)	$(5,636)	$(36,482)
Net cash used in investing activities	—	(80,989)	(36,745)	(83,897)
Net cash provided by financing activities	75	162,952	136,951	59,123

        As used in the table above, EBITDA consists of net loss excluding net interest and other income, income taxes, depreciation, and amortization. We believe that, because EBITDA is a measure of financial performance, it is useful to investors as an indicator of a company's ability to fund its operations and to service or incur debt. EBITDA is not a measure calculated under accounting principles generally accepted in the United States. Other companies may calculate EBITDA differently. It is not an alternative to operating income as an indicator of our operating performance or an alternative to cash flows from operating activities as a measure of liquidity and investors should consider these measures as well. We do not expect to generate positive EBITDA in the near term. We anticipate that our discretionary use of EBITDA, if any, generated from our operations in the foreseeable future will be restricted by our need to build our infrastructure and expand our business. To the extent that EBITDA is available for these purposes, our requirements for outside financing will be reduced.

SUMMARY UNAUDITED PRO FORMA INFORMATION

        The following summary unaudited pro forma combined financial data has been derived from and should be read together with the unaudited pro forma combined financial statements and related notes. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of Cogent and Allied Riser, giving effect to the merger using the purchase method of accounting for business combinations. The summary unaudited pro forma combined financial data is also based upon the historical financial statements of NetRail, Inc. (NetRail) and reflects the impact of Cogent's acquisition of certain assets of NetRail on September 6, 2001. The summary unaudited pro forma combined financial data also reflects the issuance of $62.0 million of Cogent's Series C Preferred Stock, the impact of Cogent's October 2001 credit facility, and settlement and termination of certain of Allied Riser's capital leases and maintenance obligations. See "Cogent Communications Group, Inc. Financial Statements," and "Allied Riser Communications Corporation Financial Statements."

        The companies may have performed differently had they always been combined. You should not rely on the summary unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. This information is for illustrative purposes only.

	Nine Months Ended September 30, 2001	Year Ended December 31, 2000
	(thousands of dollars, except per share amounts)
Pro forma operating revenues	$25,410	$14,598
Pro forma operating income (loss)	$(399,885)	$(164,564)
Pro forma net income (loss)	$(411,887)	$(164,274)
Pro forma basic and diluted net loss per common share	$(114.53)	$(45.96)
Pro forma cash dividends per common share	$—	$—
At September 30, 2001
Pro forma total assets	$437,882
Pro forma long-term debt	$196,132
Pro forma stockholders' equity	$148,464

RISK FACTORS

        Investing in our common stock involves risk. You should carefully consider the risks and uncertainties described below in conjunction with the other information included or incorporated by reference in this prospectus before making an investment decision.

We are an early-stage company in an unproven industry, and if we do not grow rapidly and obtain additional capital we will not succeed.

        Cogent and Allied Riser have short operating histories and therefore the information available to evaluate the prospects of the combined company is limited. Cogent initiated its operations in 2000 and Allied Riser initiated its operations in 1998. Moreover, the market for high-speed Internet service itself has only existed for a short period of time and is unproven. Accordingly, you must consider our prospects in light of the risks, expenses, and difficulties frequently encountered by companies in their early stage of development, particularly in a new, unproven market.

        Because the communications industry is capital intensive, rapidly evolving, and subject to significant economies of scale, as a relatively small organization we are at a competitive disadvantage. The growth we must achieve to reduce that disadvantage will put a significant strain on all of our resources. If we fail to grow rapidly, we may not be able to compete with larger, well-established companies.

        Our future capital requirements to sustain our current operations and to obtain the necessary growth will depend on a number of factors, including our success in increasing the number of customers and the number of buildings we serve, the expenses associated with the build-out and maintenance of our network, regulatory changes, competition, technological developments, potential merger and acquisition activity, and the economy's ability to recover from the recent downturn. Additionally, our future capital requirements likely will increase if we acquire or invest in additional businesses, assets, products, and technologies. Until we can generate sufficient levels of cash from our operations, which we do not expect to achieve for the foreseeable future, we will continue to rely on equity financing and long-term debt to meet our cash needs. Given the current condition of the financial markets, it has become very difficult to raise capital, especially for telecommunications companies like Cogent. There is no assurance that access to additional capital will become any easier in the future, nor can we assure you that any such financing will be available on terms favorable to us or our stockholders. Additionally, our amended and restated charter contains provisions that require our preferred stockholders to approve most equity issuances by us and that give our preferred stockholders adjusted conversion ratios if we issue equity at a lower price per share than those holders paid. Insufficient funds may require us to delay or scale back the build-out of our network. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result. In addition, if our operations do not produce positive cash flow in sufficient amounts to pay our financing obligations, our future financial results and our ability to implement our business plan will be materially and adversely affected.

We have historically incurred operating losses and we expect our losses to continue for the foreseeable future.

        Since our formation, we have generated increasing losses and we anticipate that Cogent will continue to incur increasing losses for the foreseeable future. In 2000, we had a net loss of $11.8 million on no revenues, and in the first nine months of 2001, we had a net loss of $45.4 million on revenues of $0.7 million. As of September 30, 2001, we had an accumulated deficit of $57.3 million and a pro forma accumulated deficit of $46.3 million. Allied Riser incurred net losses of $173.4, $57.5, and $14.6 million in 2000, 1999, and 1998 respectively, and in the first nine months of 2001, Allied Riser had a net loss of $374.1 million.

        Additionally, we expect our operating losses to increase significantly as we integrate Allied Riser. Continued losses significantly greater than we anticipate may prevent us from pursuing our strategies for growth or require us to seek unplanned additional capital, and could cause us to be unable to meet our debt service obligations, capital expenditure requirements, or working capital needs.

We are leveraged and a significant portion of our debt may become due if our merger with Allied Riser is deemed to be a "change in control."

        As of September 30, 2001, on a pro forma basis after giving effect to the issuance of $62 million of our Series C Preferred Stock, the impact of the amendment to our credit facility, the settlement and termination of certain Allied Riser's capital leases and maintenance obligations, and Cogent's acquisition of certain assets of NetRail, we had $196.1 of outstanding long-term indebtedness, and additional borrowing capacity of $272.4 million under the October 2001 Cogent credit facility. Our high level of indebtedness will have consequences on our operations. Among other things, our indebtedness will:

  •
  limit our ability to obtain additional financing;

  •
  limit our flexibility in planning for, or reacting to, changes in our market or business plan; and

  •
  render us more vulnerable to general adverse economic and industry conditions.

        Our credit facility requires us to meet certain operational performance measures. These are measured and reported on a monthly basis until June 2002. If we are unable to meet these we may not be permitted to borrow additional amounts under that facility until we meet the monthly covenants under that facility. Our credit facility also has financial covenants that we must meet. These are measured quarterly beginning in the third quarter of 2002. If we do not meet them, we will be in default of the credit facility agreement.

        Additionally, the 7.50% convertible subordinated notes due 2007 of our subsidiary, Allied Riser, may become immediately due if the merger is deemed to be a "change in control," as defined by the related indenture. We do not believe that the merger would qualify as a change in control, but in the event that the merger is deemed to be a change in control, we could be required to repurchase $117.0 million in aggregate principal amount of the notes. We cannot assure you that we will have the ability to repay the 7.50% convertible subordinated notes due 2007 if the holders elect to require the repurchase. If we are unable to repurchase the notes, we will be in default of the indenture and our obligations under our credit facility could become due and payable.

        Allied Riser announced on December 12, 2001, that it had initiated the repurchase of certain of its 7.50% convertible subordinated notes due 2007 at a discount from the face value of the notes in limited open market or negotiated transactions. Allied Riser also announced that certain holders of the notes filed notices as a group with the SEC on Schedule 13D including copies of documents indicating that such group had filed suit on December 6, 2001 against Allied Riser and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit Allied Riser's merger with Cogent, and alleging default by Allied Riser under the indenture related to the notes. We believe that these claims are without merit. We intend to continue to vigorously contest this lawsuit.

Antidilution and conversion-price adjustment provisions could make it more difficult to raise new equity capital in the future.

        Provisions of our amended and restated certificate of incorporation could make it more difficult for us to attract new investment in the future, even if doing so would be beneficial to our stockholders. Under the terms of our certificate of incorporation with respect to our Series C preferred stock, for example, if we issue additional shares of capital stock at a price per share that is less than the price of the Series C preferred stock, the holders of the Series C preferred stock will have the right to convert their stock to common stock at the same, reduced price per share. In addition, the holders of the preferred stock have liquidation preferences in the event of the sale or liquidation of Cogent. Such provisions may have the effect of inhibiting our ability to raise needed capital.

We may not be able to efficiently manage our growth, which could harm our business.

        Our future largely depends on our ability to implement our business strategy and proposed expansion in order to create new business and revenue opportunities. Our results of operations will be adversely affected if we cannot fully implement our business strategy. Future expansion will place significant strains on our personnel, financial, and other resources. The failure to efficiently manage our growth could adversely affect the quality of our services, our business, and our financial condition. Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. We may not be able to hire and retain sufficient qualified personnel. We may not be able to maintain the quality of our operations, to control our costs, to maintain compliance with all applicable regulations, and to expand our internal management, technical, information, and accounting systems in order to support our desired growth.

        In addition, we must perform these tasks in a timely manner, at reasonable costs, and on satisfactory terms and conditions. Failure to effectively manage our planned expansion could have a material adverse effect on our business, growth, financial condition, results of operations, and ability to make payments on our obligations. Our expansion may involve acquiring other companies or assets. These acquisitions could divert resources and management attention and require integration with our existing operations. We cannot assure you that these acquisitions will be successful. In addition, we cannot assure you that we will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements, and emerging industry standards.

Any acquisitions or investments we make could disrupt our business and be dilutive to our existing stockholders.

        We intend to continue to consider acquisitions of, or investments in, complementary businesses, technologies, services, or products. Acquisitions and investments involve numerous risks, including:

  •
  the diversion of management attention;

  •
  difficulties in assimilating the acquired business;

  •
  potential loss of key employees, particularly those of the acquired business;

  •
  difficulties in transitioning key customer relationships;

  •
  risks associated with entering markets in which we have no or limited prior experience; and

  •
  other unanticipated costs.

        These acquisitions or investments may result in dilutive issuances of equity securities; the incurrence of debt and assumption of liabilities; large integration and acquisition expenses; and the creation of intangible assets that may result in significant amortization expense. Any of these factors could materially harm our business or our operating results.

We will face challenges in integrating Cogent and Allied Riser and, as a result, may not realize the expected benefits of the merger.

        Integrating the operations of Cogent and Allied Riser will be a costly and complex process. We are uncertain that the integration will be completed rapidly or that it will achieve the anticipated benefits of the merger. Allied Riser's in-building networks will have to be integrated with Cogent's network of metropolitan fiber optic networks and long-haul fiber optic networks. This process will, at a minimum, require us to obtain or construct connections from our metropolitan fiber network to buildings in which Allied Riser has completed in-building networks and to purchase and install equipment in addition to that currently installed in Allied Riser's networks. We expect that integration costs will be significant.

        The diversion of the attention of management and any difficulties encountered in the process of combining the companies and integrating operations could cause the disruption of the activities of the combined company's business. Further, the process of combining Cogent and Allied Riser and related uncertainties associated with the merger could negatively affect employee performance, satisfaction, and retention.

        Allied Riser also has liabilities including capital leases, office leases, and carrier contracts for transmission capacity, that it is currently attempting to discharge or otherwise resolve. Allied Riser's efforts in this regard may not be successful or favorable. After the closing of the merger, any existing liabilities of Allied Riser that are not resolved prior to the closing of the merger will become liabilities of Cogent.

We will face challenges in integrating the assets of NetRail and, as a result, may not realize the expected benefits of the NetRail asset acquisition.

        On September 6, 2001, we acquired major assets and assumed certain liabilities of NetRail, Inc., a Tier-1 Internet service provider, for approximately $12 million through a sale conducted under Chapter 11 of the United States Bankruptcy Code. Tier-1 service providers traditionally operate nationwide Internet networks and exchange traffic with other Internet service providers at multiple locations. The assets include certain customer contracts and the related accounts receivable, circuits, network equipment, and settlement-free peering arrangements with other Tier-1 Internet service providers. We are in the process of integrating NetRail's facilities and traffic with our network. However, integrating the NetRail assets into the Cogent network will be a complex process. We are uncertain that the integration will be completed rapidly or that it will achieve anticipated benefits. In order for the integration to be successful, we must maintain NetRail's currently existing circuits and equipment and purchase new circuits and equipment necessary to provide service using the NetRail assets. We may not be able to successfully integrate any or all of NetRail's assets, and even if we are successful, the integration may be costly and time consuming.

We cannot assure you that we will successfully complete or expand our network.

        The construction, operation, and any upgrading of our network are significant undertakings. Administrative, technical, operational, and other problems that could arise may be more difficult to address and solve due to the significant size and complexity of the planned network. In order for our business plan to succeed, it will be necessary to build out our network and related facilities in a manner that is timely and cost efficient. The timely completion of our network in a cost efficient manner, however, will be affected by a variety of factors, many of which are difficult or impossible to control, including:

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  cost increases related to completion of route segments and metropolitan rings;

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  timely performance by our suppliers;

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  our ability to attract and retain qualified personnel; and

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  shortages of materials or skilled labor, unforeseen engineering, environmental, or geological problems, work stoppages, weather interference, and floods.

        The construction of our network also requires that both we and our fiber providers obtain many local rights-of-way and other permits. In some cases, we and our fiber providers must also obtain rights to use underground conduit and other rights-of-way and fiber capacity. The process of obtaining these permits and rights is time consuming and burdensome. If we or our fiber providers are unable to obtain and maintain the permits and rights-of-way needed to build out our network and related facilities on acceptable terms and on a timely basis, or if permits or rights-of-way we or our fiber providers do obtain are cancelled or not renewed, the buildout of our network could be delayed.

        For these reasons, we cannot assure you that the budgeted costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all. Any significant variance from the contemplated schedules or increases in the budgeted cost of our network will materially adversely affect our business and results of operations.

Our business could suffer from a delay, reduction or interruption of deliveries from our equipment suppliers or the termination of relationships with them.

        Our business could suffer from a delay, reduction or interruption of deliveries from our equipment suppliers or the termination of relationships with them. We obtain most of our optical-electronic equipment from Cisco Systems. We depend on Williams Communications for our long-haul fiber network. Metromedia Fiber Networks, Level 3, and others provide us with metropolitan dark fiber linking our national network to individual buildings. Dark fiber is the term for optical fiber that has been installed, but does not include the optical-electronic terminal equipment needed to transmit or receive data, which we install, and which is provided to us by third-party suppliers. Such third-party suppliers are responsible for additional amounts of conduit, computers, software, switches/routers, and related components that we assemble and integrate into our network. Any reduction in or interruption of deliveries from our equipment suppliers, especially Cisco Systems, Metromedia Fiber Networks, Level 3, or Williams Communications could delay our plans to complete our network and install in-building networks, impair our ability to acquire or retain customers, and harm our business generally. Historically, the metropolitan dark fiber industry has encountered delays in delivering its products. Our suppliers have encountered this and, as a result, we have experienced increasing delays in obtaining metropolitan dark fiber from them. This has resulted in, and could continue to result in, a delay in extending our network to end user locations and our ability to service customers. We are working to locate alternative fiber sources and we may construct certain portions ourselves in order to complete our business plan on a timely basis. In addition, the price of the equipment and other supplies we purchase may substantially increase over time, increasing the costs we pay in the future. It could take a significant period of time to establish relationships with alternative suppliers for each of our technologies and substitute their technologies into our networks. If any of these relationships are terminated or a supplier fails to provide reliable services or equipment and we are unable to reach suitable alternative arrangements quickly, we may experience significant delays and additional costs. If that happens, our business could be materially adversely affected.

Our rights to the use of the dark fiber that make up our network may be affected by the financial health of our fiber providers.

        We do not have title to the dark fiber that makes up the foundation of our network. Our interests in the dark fiber that makes up our network take the form of long-term leases or indefeasible right of use agreements, known as IRUs. A bankruptcy or financial collapse of one of our fiber providers could result in a loss of our rights under our long-term lease agreements or IRUs with such provider, which in turn could have a negative impact on the integrity of our network and ultimately on our results of operations. If we lost rights under our IRU agreements, we may be required to expend additional funds for maintenance of the fiber, directly fund right of way obligations, or even purchase replacement fiber from another provider if it exists. There may be geographic regions in which alternate providers do not exist. This could require us to suspend operations to some customers or construct our own fiber connections to those customers. There has been increasing financial pressure on some of our fiber providers as part of the overall weakening of the telecommunications market over the past twelve to eighteen months. Although the largest supplier of our metropolitan fiber networks, Metromedia Fiber Networks, recently announced that it has secured additional financing and that it believes this funding will enable it to complete its business plan, we do not know the terms and conditions of the funding or if it will in fact be sufficient for Metromedia Fiber Networks' current and future needs. Another supplier of metropolitan fiber, ACSI Network Technologies, Inc., already has filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. In the case of a bankruptcy or financial collapse by one of our fiber providers, our rights under our dark fiber agreements remain unclear, although to date there has been no interruption of service with the ACSI fiber. In particular, to our knowledge, the rights of the holder of an IRU in strands of dark fiber have never been addressed by the judiciary at the state or federal level in bankruptcy.

We often are limited in choices for metropolitan fiber suppliers.

        In some of our target markets there is only one established carrier available to provide the necessary connection. This increases our costs and makes it difficult to obtain sufficient dark fiber. Sufficient dark fiber may not be readily available from third parties at commercially reasonable rates, if at all. Our failure to obtain sufficient dark fiber could result in an inability to provide service in certain buildings and service interruptions, which could in time lead to loss of customers and damage to our reputation.

Our business plan cannot succeed unless we continue to obtain and maintain license agreements with building owners and managers.

        Our business depends upon our ability to install in-building networks. This requires us to enter into access agreements with building owners or managers allowing us to install our in-building networks and provide our services in the buildings. These agreements typically have terms of five to ten years. We expect to need to enter into additional access agreements for the foreseeable future, and may need to amend some of the current agreements to allow us to offer all of the services contemplated by our current business plan. The failure of building owners or managers to grant, amend, or renew access rights on acceptable terms, or any deterioration in our existing relationships with building owners or managers, could harm our marketing efforts and could substantially reduce our potential customer base. Current federal and state regulations do not require building owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. While the FCC has adopted regulations that prohibit carriers under its jurisdiction from entering into exclusive arrangements with owners of multi-tenant commercial office buildings, these regulations do not require building owners to offer us access to their buildings. Building owners or managers may decide not to permit us to install our networks in their buildings or may elect not to renew or amend our access agreements. The failure to obtain or maintain these agreements would reduce our revenues and we might not recover our infrastructure costs.

We will need to obtain or construct additional building laterals to connect buildings to our network.

        In order to connect a building to our network, we must obtain or construct lateral fiber extensions from our metropolitan ring to the building to which we intend to provide our Internet service. To date, we have relied exclusively on third parties for lateral connections. While we intend to continue using third parties for lateral connections in the future, we also plan to construct or fund most laterals on our own or in ventures with third parties. The availability of such lateral connections from third parties is dependent on many factors, including but not limited to the:

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  financial health of those lateral providers and their willingness to offer laterals to us on acceptable terms and conditions;

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  ability of those lateral providers to construct, deliver, and connect such laterals, which depends, in part, on their ability to obtain and maintain the necessary franchise rights and permits to supply laterals, construct such laterals in a timely and correct manner, and splice such laterals into our network rings to enable optical connections; and

  •
  willingness of the various municipalities in which such laterals are located to allow the construction of fiber laterals.

        Our ability to construct or fund some laterals on our own is also dependent on these factors. If any of these factors are not fulfilled, we may not be able to obtain some of the desired lateral connections to buildings, which could substantially reduce our customer base and our ability to fulfill our business plan.

We must make capital expenditures before generating revenues, which may prove insufficient to justify those expenditures.

        Prior to generating revenues, we must incur significant initial capital expenditures. Our expenditures will vary depending on whether we encounter any construction-related difficulties or difficulties in acquiring rights-of-way or other permits. After initial installation of our network, our capital expenditures continue to grow based on the extent to which we add customers within a building. We may not be able to recoup all of our expenditures.

Our success depends on growth in the use of the Internet, and on the willingness of customers to buy our Internet service.

        Our future success depends in large part on growth in the number of people who use the Internet as well as growth in the number of ways people use the Internet. Specifically, we are dependent on the growth of the demand for high-speed Internet service, which is unproven and may grow less than the demand for communications services generally, or not at all. Furthermore, our own growth rate may not match the growth rate of the high-speed Internet service market as a whole.

        Our success also depends on rapid growth in sales of our particular Internet services offerings. This growth depends, in part, on customers trusting us to deliver the services in a timely and efficient manner, and that we will continue to operate for at least as long as the life of any contract between the two of us. This trust may be difficult to establish because there has been a substantial downturn in the telecommunications industry, leading to many bankruptcies and closures of competing Internet service providers. Some of these closures required the customers of the closing Internet service provider to find alternative providers on very short notice. In light of these developments, there may be an increasing desire on the part of Internet service customers to only do business with telecommunications providers who have a long operating history and are amongst the biggest providers in the industry. Cogent's short operating history and small size could put it at a disadvantage in competing with such established providers.

Impairment of our intellectual property rights and our alleged infringement on other companies' intellectual property rights could harm our business.

        We regard certain aspects of our products, services, and technology as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure, and other methods. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services, or technology without authorization, or to develop similar technology independently.

        We are aware of several other companies in our and other industries that use the word "Cogent" in their corporate names. One company has informed us that it believes our use of the name "Cogent" infringes on their intellectual property rights in that name. If such a challenge is successful, we could be required to change our name and lose the goodwill associated with the Cogent name in our markets.

The sector in which we operate is highly competitive, and we may not be able to compete effectively.

        We face competition from many communications providers with significantly greater financial resources, well-established brand names, larger customer bases, and diverse strategic plans and technologies. Many of these competitors have longer operating histories and more established relationships in the industry than we do. Intense competition has led to declining prices and margins for many communications services. We expect this trend to continue as competition intensifies in the future. We expect significant competition from traditional and new communications companies, including local, long distance, cable modem, Internet, digital subscriber line, fixed and mobile wireless, and satellite data service providers, some of which are described in more detail below.

        If these potential competitors successfully focus on our market, we may face intense competition harmful to our business. In addition, we may also face severe price competition for building access rights, which could result in higher sales and marketing expenses and lower profit margins.

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  In-building competitors. Some competitors, such as Cypress Communications, XO Communications, Intellispace, Eureka, Everest Broadband, and eLink have gained access to office buildings in our target markets and are attempting to gain access to additional buildings in these and other markets. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Because our agreements to use utility shaft space within buildings are, to date, non-exclusive, owners of such buildings can give similar rights to our competitors. Certain competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. It is not clear whether it will be profitable for two or more different companies to operate networks within the same building. Therefore, it is critical that we build our networks in our target buildings quickly, before our competitors do so. If a competitor installs a network in a building in which we operate, there will likely be substantial price competition.

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  Local telephone companies. Incumbent telephone companies, including regional Bell operating companies such as Verizon and BellSouth, have several competitive strengths which may place us at a competitive disadvantage. These competitive strengths include:

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  an established brand name and reputation;

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  significant capital to deploy broadband data network equipment rapidly;

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  ability to offer higher-speed data services through digital subscriber line technology;

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  their own inter-building connections; and

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  ability to bundle digital data services with their voice services to achieve economies of scale in servicing customers.

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  Competitive local telephone companies. Competitive local telephone companies often have broadband inter-building connections, market their services to tenants of large and medium-sized buildings, and selectively build in-building facilities.

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  Long distance companies. We will face strong competition from long distance companies. Many of the leading long distance carriers, including AT&T, MCI WorldCom, and Sprint, could begin to build their own in-building voice and data networks. The newer national long distance carriers, such as Level 3, Qwest, and Williams Communications, are building and managing high speed fiber-based national voice and data networks, partnering with Internet service providers, and may extend their networks by installing in-building facilities and equipment.

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  Fixed wireless service providers. We may lose potential customers to fixed wireless service providers. Fixed wireless service providers are communications companies that can provide high-speed communications services to customers using microwave, laser, or other facilities or satellite earth stations on building rooftops. Some of these providers have targeted small and medium-sized business customers and have a business strategy that is similar to ours. These providers include MCI Worldcom, Teligent, XO Communications, Terabeam, Sprint, and Winstar.

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  Internet, digital subscriber line, and cable modem service providers. The services provided by Internet service providers, digital subscriber line companies, and cable-based service providers can be used by our potential customers instead of our services. Traditional Internet service providers, such as Concentric Networks and EarthLink, provide Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as AT&T and Covad, typically provide broadband Internet access using digital subscriber line technology, which enables data traffic to be transmitted over standard copper telephone lines at much higher speeds than these lines would normally allow. Cable-based service providers, such as Excite@Home, RCN Telecom Services, and Time Warner AOL and its Road Runner subsidiary, also provide broadband Internet access. These various providers may also offer traditional or Internet-based voice services to compete with us.

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  Other high-speed Internet providers. We may also lose potential customers to other high-speed Internet service providers who offer similar high-speed Internet services. These include Yipes and Telseon, and are often characterized as Ethernet metropolitan access networks. These providers have targeted a similar customer base and have a strategy similar to ours.

Our failure to acquire, integrate, and operate new technologies could harm our competitive position.

        The telecommunications industry is characterized by rapid and significant technological advancements and the introduction of new products and services. We do not possess significant intellectual property rights with respect to the technologies we use, and we are dependent on third parties for the development of and access to new technology. In addition, we own the equipment we use to provide our services and we will have long-term leases or indefeasible rights of use attached to the fiber optic networks that will constitute our network. Therefore, technological changes that render our equipment out of date, less efficient, or more expensive to operate than newer equipment could cause us to incur substantial increases in capital expenditures to upgrade or replace such equipment.

        Additionally, there currently are other technologies that provide more capacity and speed than dial-up connections and can be used instead of our broadband data services, including digital subscriber line technology, cable modems, wireless technology, and integrated services digital networks. Furthermore, these technologies may be improved and other new technologies may develop that provide more capacity and speed than the broadband data technology we typically employ.

Our connection to the Internet requires us to obtain and maintain relationships with other providers.

        The Internet is composed of various public and private network providers who operate their own networks and interconnect them at public and private interconnection points. Our network is one such network. In order to obtain Internet connectivity for our network, we must obtain and maintain relationships with other such providers and incur the necessary capital costs to locate our equipment and connect our network at these various interconnection points. Some of these connections are made through the purchasing of transit capacity at negotiated rates, which gives us access to a provider and other networks to which that provider is connected. In addition, in some instances we have minimum and maximum volume commitments to receive the negotiated rates. If we fail to meet the minimum, or exceed the maximum, volume commitments, our rates and costs may rise.

        Another source of connection to the Internet is peering arrangements. By entering into what are known as settlement-free peering arrangements, providers agree to exchange traffic between their respective networks without charging each other. Our establishment and maintenance of peering relationships is necessary to avoid the higher costs of transit capacity and in order to maintain high network performance capacity. Our business plan depends on our ability to avoid transit costs in the future as our network expands. In that regard, we are attempting a number of initiatives to lower our transit costs. We are seeking more settlement-free peering arrangements such as those that were acquired in the NetRail asset acquisition. We expect that these initiatives will enable us to reduce our transit costs but there is no guarantee that such efforts will be successful. Peering relationships are not subject to regulation, and may change in terms and conditions. If we are not able to maintain and increase our peering relationships, we may not be able to provide our customers with high performance and affordable services.

Network failure or delays and errors in transmissions expose us to potential liability.

        Our network uses a collection of communications equipment, software, operating protocols, and proprietary applications for the high-speed transportation of large quantities of data among multiple locations. Given the complexity of our proposed network, it may be possible that data will be lost or distorted. Delays in data delivery may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software bugs that, despite our testing, may not be discovered in time to prevent harm to our network. The failure of any equipment or facility on the network could result in the interruption of customer service until we effect necessary repairs or install replacement equipment. Network failures, delays, and errors could also result from natural disasters, power losses, security breaches, and computer viruses. In addition, some of our customers are, at least initially, only served by partial fiber rings, increasing the risk of service interruption. These failures, faults, or errors could cause delays or service interruptions, expose us to customer liability, or require expensive modifications that could have a material adverse effect on our business.

As an Internet access provider, we may be vulnerable to unauthorized access or we may incur liability for information disseminated through our network.

        Our networks may be vulnerable to unauthorized access, computer viruses, and other disruptive problems. Addressing the effects of computer viruses and alleviating other security problems may require interruptions, incurrence of costs and delays, or cessation of service to our customers. Unauthorized access could jeopardize the security of confidential information stored in our computer systems or those of our customers, for which we could possibly be held liable.

        The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could harm our business.

Legislation and government regulation could adversely affect us.

        We believe the enhanced services we provide today are not subject to substantial regulation by the FCC or the state public utilities commissions. Federal and state commissions exercise jurisdiction over providers of basic telecommunications services. However, enhanced service providers are currently exempt from federal and state regulations governing providers of basic telecommunications services, including the obligation to pay access charges and contribute to the universal service fund. Changes in regulation or new legislation may increase the regulation of our current enhanced services. Such changes in the regulatory environment are difficult for us to predict and could affect our operating results by increasing competition, decreasing revenue, increasing costs, or impairing our ability to offer services.

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  If we decide to provide voice and other basic telecommunications services we may be unable to successfully respond to regulatory changes. We will become subject to regulation by the FCC and state agencies in the event we decide to offer non-enhanced voice and other basic telecommunications services and may become subject to regulation if we offer voice services over the Internet. Complying with these regulatory requirements may be costly.

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  Regulation of access to office buildings could negatively affect our business. FCC rules prohibit common carriers from entering into contracts that restrict the right of commercial multi-unit property owners to permit any other common carrier to access and serve the property's commercial tenants. While we believe that this rule does not apply to us, we compete against common carriers in providing some of our services and this rule could make it easier for an increased number of such common carrier competitors to gain access to buildings where we provide service. The FCC declined to adopt rules mandating that commercial multi-unit property owners permit access to all carriers on a nondiscriminatory basis, but it is continuing to consider this and other issues in future phases of this proceeding. Bills have also been introduced in Congress regarding the same topic but Congress has yet to act. Some of the issues being considered in these developments include requiring real estate owners to provide utility shafts access to telecommunications carriers, and requiring some telecommunications providers to provide access to other telecommunications providers. We do not know whether or in what form these proposals will be adopted.

If our interpretation of regulations applicable to our operations is incorrect, we may incur additional expenses or become subject to more stringent regulation.

        Some of the jurisdictions where we provide services have little, if any, written regulations regarding our operations. In addition, the written regulations and guidelines that do exist in a jurisdiction may not specifically address our operations. If our interpretation of these regulations and guidelines is incorrect, we may incur additional expenses to comply with additional regulations applicable to our operations.

Our affiliates own more than 80% of the outstanding voting stock, and thus will control all matters requiring a stockholder vote and, as a result, could prevent or delay any strategic transaction.

        Our existing directors, executive officers, and greater-than-five-percent stockholders and their affiliates, in the aggregate, beneficially own more than 80% of the outstanding shares of voting stock and will continue to own more than 80% of the outstanding shares of voting stock after the merger. If all of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our board of directors and its policies. For instance, these stockholders would be able to control the outcome of all stockholders' votes, including votes concerning director elections, charter and bylaw amendments, and possible mergers, corporate control contests, and other significant corporate transactions including any going private transaction. Although we do not foresee a change of control or going private transaction at the present time, the concentration of our stock ownership could have the effect of preventing or delaying a change of control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could harm the market price of our common stock or prevent our stockholders from realizing a takeover premium over the market price for their shares of common stock.

We cannot assure you that a market will develop for our stock.

        Our common stock was first listed for trading on the American Stock Exchange on February 1, 2002. However, an active public market for our common stock may not develop or be sustained. If a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you or at all. The American Stock Exchange has maintenance requirements for companies whose common stock trades on the Exchange and it is possible that we will not be able to sustain our listing on the Exchange.

Our stock does not have a trading history and the price of our common stock may fluctuate significantly.

        The trading price of our common stock is likely to be volatile. The stock market has experienced extreme volatility, and this volatility has often been unrelated to the operating performance of particular companies. Investors may not be able to sell their common stock at or above the price they paid or at all. Trading prices for our common stock will be influence by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

Anti-takeover provisions could prevent or delay a change of control.

        Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include the "staggered" nature of our board of directors which results in directors being elected for terms of three years and the ability of the preferred stockholders to designate four of our seven directors. These provisions may have the effect of delaying, deferring, or preventing a change in our control, impeding a merger, consolidation, takeover, or other business combination, which in turn could preclude our stockholders from recognizing a premium over the prevailing market price of the common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, and business of Cogent, as well as certain information relating to our merger with Allied Riser, including, without limitation:

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  statements relating to the benefits of the merger;

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  statements with respect to various actions to be taken in connection with the merger or integrating Cogent and Allied Riser after the merger;

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  statements relating to revenue, income, and operations of the combined company after the merger; and

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  statements preceded by, followed by, or that include the words "believes," "expects," "anticipates," "estimates," or similar expressions.

        These statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among those discussed in the "Risk Factor" section and others, could cause actual results to differ materially from those described in the forward-looking statements:

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  expected benefits from the merger may not be fully realized or realized within the expected time frame;

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  revenues following the merger may be lower than expected;

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  the combined company may require additional capital, but be unable to acquire the necessary financing;

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  the trading price of Cogent's common stock may be lower than anticipated;

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  costs or difficulties related to completing the merger and, following the merger, to the integration of the businesses of Allied Riser and Cogent, may be greater than expected;

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  Allied Riser may be unable to manage its operations in a cost effective manner prior to the merger;

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  the use of cash for early retirement of commitments and contingencies, interest payments on any of Allied Riser's outstanding convertible subordinated notes, or the repurchase of any debt securities may materially reduce the amount of cash otherwise available to the combined entity for its operations;

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  general economic conditions in the jurisdictions in which and Cogent is doing business may be less favorable than expected;

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  legislative or regulatory changes, including changes in communications regulation, may adversely affect the businesses in which Cogent is engaged;

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  changes may occur in the securities or capital markets;

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  changes may occur in technology and competitive developments; and

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  other economic, business, competitive, and/or regulatory factors may affect Cogent's business generally.

USE OF PROCEEDS

        All sales of the common stock issuable upon conversion of the notes will be by or for the account of the selling security holders listed in the following section of this prospectus. We will not receive cash proceeds from any of these sales.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Cogent's common stock is traded on the American Stock Exchange under the symbol "COI." Prior to February 1, 2002, no established public trading market for the common stock existed.

        On February     , 2002, the high and low sale prices per share for Cogent common stock were $        and $        respectively.

        As of February     , 2002, there were      owners of record of Cogent common stock.

        Cogent has not paid any dividends on its common stock since inception and does not anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Cogent board of directors and will be dependent upon then existing conditions, including Cogent's financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors its board of directors deems relevant and is subject to the prior payment of 8% dividend to Series C preferred stock. See "Information About Cogent—Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussions of the factors or restrictions that may limit Cogent's ability to pay dividends on its common stock.

MANAGEMENT OF COGENT FOLLOWING THE MERGER WITH ALLIED RISER
AND OTHER INFORMATION

        Following the merger, the directors, executive officers, and other key employees of Cogent and their ages as of January 15, 2002 will be as follows:

Name	Age	Titles
David Schaeffer	45	Chairman and Chief Executive Officer
William Currer	54	President and Chief Operating Officer
H. Helen Lee	29	Chief Financial Officer and Director
Robert Beury	48	General Counsel
Barry Morris	42	Vice President of Sales
Scott Stewart	38	Vice President of Real Estate
Bradley Kummer	53	Chief Technology Officer and Vice President of Optical Transport
Neale D'Rozario	40	Chief Information Officer
Timothy O'Neill	46	Vice President of Engineering Construction
Mark Schleifer	32	Vice President of IP Engineering
Thaddeus Weed	40	Vice President, Controller
Edward Glassmeyer	60	Director
Erel Margalit	41	Director
James Wei	34	Director
B. Holt Thrasher	40	Director
Michael R. Carper	40	Director

        We have listed below biographical information for each person who is expected to be a director, executive officer, or key employee following the merger.

        David Schaeffer founded Cogent in August 1999 and is the Chairman and Chief Executive Officer. Prior to founding Cogent, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. On April 2, 2001, Pathnet, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code.

        William Currer joined Cogent in June 2000 as President and Chief Operating Officer. From 1991 to 1999, Mr. Currer served as Group President, Communication Systems for Andrew Corp., a wireless communications infrastructure technology company.

        H. Helen Lee, the Company's Chief Financial Officer and a director, joined Cogent in November 2000. Prior to joining Cogent, Ms. Lee worked in the LBO group of the Audax Group, a private equity firm in Boston, MA in 2000. From 1997 to 1998 Ms. Lee worked at Pathnet Inc., directing financing and corporate development activities. From 1995 to 1997, Ms. Lee worked in the Telecom M&A/Advisory Group at J.P. Morgan, where she participated in merger and acquisition transactions and advised on equity and high-yield offerings.

        Robert Beury joined Cogent in September 2000 as General Counsel. Prior to joining Cogent, Mr. Beury served as Deputy General Counsel of Iridium LLC from 1994 to 2000. From 1987 to 1994 Mr. Beury was General Counsel of Virginia's Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

        Barry Morris joined Cogent in April 2000 as Vice President of Sales. Mr. Morris has over 19 years of experience in the sale and complex integration of large data communication networks. From 1997 to 2000, Mr. Morris served as Senior Director of Sales for Nortel Networks where he managed a staff of pre- and post-sales engineers, account executives, and regional managers, and performed marketing and sales consulting duties. Preceding its acquisition by Nortel, Mr. Morris served as the Vice President of

Sales for Bay Networks from 1994 to 1997 and as District Sales Manager for Synoptics prior to its acquisition by Bay Networks.

        Scott Stewart joined Cogent in May 2000 as the Vice President of Real Estate. He is responsible for leading a team of professionals to build Cogent's nationwide network of multi-tenant office buildings. From 1999 to 2000, Mr. Stewart was a Vice President at Carlyle Realty, a division of The Carlyle Group, a multi-national private equity group based in Washington, D.C. From 1995 to 1999, Mr. Stewart directed the east-coast development program for Homestead Village, an extended stay hotel company and subsidiary of Security Capital Group. While there, Mr. Stewart was responsible for leading a team of 25 development professionals in the construction of 72 hotels in 18 cities. From 1993 to 1995, Mr. Stewart was the President and Founder of Potomac Land and Development Company, a Washington, D.C. metropolitan area real estate investment and consulting firm. From 1991 to 1993, Mr. Stewart was a Vice President and managed the Real Estate Owned properties of a Virginia based bank. Prior to then, Mr. Stewart served as a residential community developer in suburban Washington, D.C.

        Bradley Kummer joined Cogent in February 2000 as Vice President and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining Cogent at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

        Neale D'Rozario joined Cogent in July 2000 and currently serves as Chief Information Officer. He is responsible for the Network Operations Center and Corporate Technology. From 1996 to 2000, Mr. D'Rozario was the Chief Information Officer for SunTrust Bank's investment banking division. While at SunTrust, Mr. D'Rozario was responsible for technology supporting equity and debt capital raising and trading activities. From 1991 to 1996, D'Rozario was the Global Managing Director of Technology for Barclays Bank, BZW Debt Capital Markets. There he was responsible software development, third party package integration network infrastructure. From 1986 to 1991 Mr. D'Rozario served as the Information Systems Manager at Salomon Brothers, Inc.

        Timothy O'Neill joined Cogent in January 2001 as the Vice President of Engineering Construction. He is responsible for the network build-out and provisioning. From 1999 to 2001, Mr. O'Neill was employed at @Link Networks where he served as Chief Network Officer. While at @Link, Mr. O'Neill was responsible for engineering, implementing, and operating an integrated communications network. From 1998 to 1999, Mr. O'Neill was the Vice President of National Operations for NEXTLINK. His responsibilities included the NOC, network assurance, central office construction, provisioning, and engineering. Mr. O'Neill has also held senior management positions with Time Warner Communications and Internet Communications from 1994 to 1998.

        Mark Schleifer joined Cogent in October, 2000 and currently serves as Vice President of IP Engineering. From 1994 to 2000, Mr. Schleifer served as Senior Director, Network Engineering at DIGEX/Intermedia, a provider of high-end managed Web and application hosting services. At DIGEX/Intermedia, Mr. Schleifer managed the Network Engineering group, Capacity Planning group, and Research and Development group. He was responsible for all technical aspects of customer turn up, network troubleshooting, field installations, and new equipment testing for the leased line business. Mr. Schleifer also coordinated peering and backbone circuit deployment to maintain network throughput and availability.

        Thaddeus Weed joined Cogent in February 2000 as Controller. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services where Mr. Weed undertook a broad range of financial management responsibilities. These responsibilities included financial planning, forecasting, budgeting, financial modeling, acquisition, and international expansion strategies and pro-forma analyses. In 1999 he negotiated and completed the sale of Transaction Network Services to PSINet. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen where he served as Senior Audit Manager, consulting on due diligence and operational improvement issues and performing audits of public and private entities.

        Edward Glassmeyer has served on Cogent's board of directors since 2000. Mr. Glassmeyer was with Citicorp Venture Capital from 1968 to 1970, and The Sprout Capital Group where he was Managing Partner from 1971 to 1974. In 1973, he became a founding director of the National Venture Capital Association (NVCA). In 1978, he co-founded Oak Investment Partners, a venture capital firm. Since July 1996, he has been an Overseer of The Tuck School at Dartmouth College. Mr. Glassmeyer serves on the board of directors of a number of Oak portfolio companies supplying network equipment and services, including Apogee Networks, Movaz, Telica, and Tellium.

        Erel Margalit has served on Cogent's board of directors since 2000. Mr. Margalit has been Managing General Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit is a director of Paradigm Geophysical Ltd., Bridgewave Communications, Inc., CyOptics, Inc. First Access, Ltd., InLight Communications, Inc., KereniX, Inc., SANGate Systems, Inc., and Teleknowledge Group, Inc.

        James Wei has served on Cogent's board of directors since 2000. He has been a general partner at Worldview Technology Partners, a venture capital firm, since April 1996. Prior to that, Mr. Wei was a Fund Manager at JAFCO Co., Ltd., a venture capital firm, from October 1991 through April 1996. Mr. Wei currently also serves on the boards of directors for Caly Networks, CommVerge Solutions, Edge2Net, iWorld Networking, Movaz Networks, Tensilica, 3ParData, Triton Network Systems, and Wellspring Solutions. He is also a General Partner of Meritech Capital Partners, a late stage venture capital fund with $1.8 billion under management.

        B. Holt Thrasher has served on Cogent's board of directors since January 24, 2002. He is a managing director at Broadview Capital Partners, and a member of its Network Technology and Services global market group. Prior to that, he was a consultant with Omnipoint, a PCS service provider and developer of wireless communications equipment. Prior to that, Mr. Thrasher was a vice president at Smith Barney's Merger & Acquisition Group and an associate with Brown Brothers Harriman. Mr. Thrasher currently serves on the boards of directors of SignalSoft Corporation, T-NETIX, Inc., the Advisory Board of Jefferson Partners Capital, LP, and the Advisory Board of MobileSpring, Inc.

        Michael R. Carper has served as senior vice president and general counsel of Allied Riser since June 1999. From August 1995 to June 1999, Mr. Carper was assistant general counsel and assistant secretary of Nextel Communications. From August 1993 until July 1995, Mr. Carper was vice president and general counsel of OneComm Communications, which merged with Nextel. Prior to August 1993, Mr. Carper worked for Jones, Day, Reavis & Pogue, an international law firm, in its communications practice area. Mr. Carper became a director of, and a consultant to, Cogent following the merger of Cogent and Allied Riser.

Board Composition

        Our board of directors currently consists of seven directors. The board of directors is divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2002; Class II, whose term will expire at the annual meeting of stockholders to be held in 2003; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2004. The Class I directors are David Schaeffer, B. Holt Thrasher and Michael Carper, the Class II directors are James Wei and Edward Glassmeyer, and the Class III directors are Erel Margalit and Helen Lee. At each annual meeting of the stockholders beginning in 2002, the successors to the class of directors whose terms expired will be elected to serve three-year terms. If the number of directors on our board increases, the newly created directorships will be distributed among the three classes so that each class will, as nearly as possible, consist of one-third of the directors. The classification of our board of directors may delay or prevent changes in our control or management. Our directors may be removed either with or without cause at any meeting of Cogent's stockholders by a majority vote of those stockholders represented and entitled to vote at such meeting.

Audit Committee

        Our board of directors has established an audit committee. The audit committee consists of Messrs. Glassmeyer, Margalit, and Wei. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

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  recommends the appointment of independent accountants to audit our financial statements and perform services related to the audit;

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  reviews the scope and results of the audit with the independent accountants;

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  reviews with management and the independent accountants our annual operating results;

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  considers the adequacy of the internal accounting control procedures; and

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  considers the independence of our accountants.

Compensation Committee Interlocks and Insider Participation

        The compensation committee, established by our board of directors, currently consists of Messrs. Glassmeyer, Margalit, and Wei. No current member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serve as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors, nor has such a relationship existed in the past.

        The compensation committee determines the salary and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our stock option plan including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

Director Compensation

        We generally do not compensate our board members for their participation on our board of directors. However, Ms. Lee received options to purchase 24,000 shares of Cogent common stock on February 8, 2000, as compensation for her service as a director prior to becoming chief financial officer.

Executive Compensation

        Summary Compensation Table.    The following table sets forth summary information concerning the compensation we paid during the fiscal year ended December 31, 2000 to our chief executive officer and each of our other four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2000 and whose compensation exceeded $100,000 for fiscal year 2000. We refer to these individuals as our named executive officers.

	Annual Compensation for Fiscal Year 2000		Long-Term Compensation for Fiscal Year 2000
			Awards
Name and Principal Position	Salary ($)	Bonus ($)	Securities Underlying Options/SARs (#)
David Schaeffer Chairman and CEO	$218,827	$—	—
William Currer President & COO	$227,500	$—	600,000
Barry Morris VP Sales	$131,250	$45,000	300,000
Scott Stewart VP Real Estate	$115,318	$29,970	187,890

        Option grants during Fiscal Year 2000.    The following table sets forth information regarding options granted to our named executive officers during the fiscal year ended December 31, 2000. We recommend caution in interpreting the financial significance of the figures in the following table representing the potential realizable value of stock options. They are calculated by multiplying the number of options granted by the difference between potential realizable value of the fair market value of a share of our common stock based upon assumptions as to an annual rate of appreciation of the fair market value for the term of the option, and the option exercise price, and are shown pursuant to the rules of the SEC. They are not intended to forecast possible future appreciation, if any, of the stock price or establish a present value of options. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

					Potential Realizable Value At Assumed Annual Rates of Stock Appreciation for Option Term
Name	Options Granted(1)	Percent of Total Options Granted to Employees In 2000	Exercise Price Per Share
				Expiration Date	5%	10%
William Currer	600,000	9.5%	$1.00	06/19/2010	$377,337	$956,245
Barry Morris	300,000	4.7%	$0.25	04/03/2010	$47,167	$119,531
Scott Stewart	185,000	2.9%	$0.25	05/23/2010	$29,086	$73,711
	2,890	—	$1.50	11/30/2010	$2,726	$6,909

(1)
Mr. Currer's options vest quarterly over four years. Mr. Morris' options vested 16.7% on date of grant and the remainder vest quarterly over four years. Mr. Stewart has 14,452 options that vested on the date of grant and the remaining options vest quarterly over four years.

        Aggregate Option Exercises in Fiscal Year 2000 and Year-end Option Values.    The following table provides information about options held by named executive officers as of December 31, 2000. The value realized and the value of unexercised in-the-money options at year-end is based on the assumed price of $1.50, less the exercise price per share, multiplied by the number of shares underlying the options.

			Number of Securities Underlying Unexercised Options At Fiscal Year End
					Value of Unexercised In the Money Options At Year End
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
William Currer	—	—	112,500	487,500	$56,250	$243,750
Barry Morris	50,000	$37,500	31,250	218,750	$39,063	$273,438
Scott Stewart	34,687	$43,359	14,452	138,751	$14,453	$173,439

Employment Agreements

        David Schaeffer Employment Agreement.    Dave Schaeffer has an employment agreement that provides for a minimum annual salary of $250,000 for his services as Chief Executive Officer. He also receives all of the company's standard employee benefits and a life insurance policy with a death benefit of $2 million. The initial term of his employment is through December 31, 2003. If he is discharged without cause or resigns for good reason, he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. If he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to additional payment to reimburse him for all taxes, up to a maximum additional payment of 20% of the amount subject to tax. The agreement also provides that failure to elect Mr. Schaeffer's designees to the board of directors, his right in the stockholder agreement, constitutes a material breach of his employment agreement.

        William Currer Employment Agreement.    William Currer's employment agreement provides for an annual salary of $300,000 for his services as Chief Operating Officer. The agreement entitles him to $300,000 and continuation of benefits for six months in the event that his employment with Cogent is terminated without cause or is constructively terminated. In the event of his termination as a result of a change of control, 50% of his then unvested stock options will vest immediately.

        Barry Morris Employment Agreement.    Barry Morris's employment agreement provides for an annual salary of $175,000 plus a bonus of $60,000 payable based on performance targets that are mutually agreeable to him and Cogent. In the event of his termination, other than by resignation, he is entitled to receive $87,500 and continuation of benefits for six months. In the event of his termination as a result of a change of control, 75% of his then unvested stock options will vest immediately.

        Scott Stewart Employment Agreement.    Scott Stewart's employment agreement provides for an annual salary of $145,000 plus a bonus of $45,000 payable based upon performance targets that are mutually agreeable to him and Cogent. In the event of his termination, other than by resignation, he is entitled to receive $108,750 and continuation of benefits for nine months. In the event of his termination as a result of a change of control, 50% of his then unvested stock options will vest immediately.

2000 Equity Plan

        Our board of directors has adopted The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Incentive Plan. The principal purpose of the equity plan is to attract, retain, and motivate selected officers, employees, consultants, and directors through the granting of stock-based compensation awards. The equity plan provides for a variety of compensation awards, including non-qualified stock options, incentive stock options that are within the meaning of Section 422 of the

Internal Revenue Code, and stock purchase rights. A total of 14,900,000 shares of common stock are reserved for issuance under the equity plan, of which 10,978,737 options are outstanding, as of December 31, 2001.

        Our board of directors, through the Compensation Committee, administers the equity plan with respect to all awards. The directors serving on our Compensation committee are all non-employee directors for purposes of Rule 16b-3 under the Exchange Act and are outside directors under Section 162(m) of the Internal Revenue Code. The full board administers the equity plan with respect to options granted to independent directors, if any.

        The Compensation Committee sets the exercise price of the options it grants to employees at the perceived fair market value of the underlying Cogent common stock at the time of grant based upon the most recent round of equity financing completed by Cogent and the preferences and rights conferred to the investors in that financing, if any.

        The equity plan provides that the Committee has the authority to select the employees and consultants to whom awards are to be made, to determine the number of shares to be subject to those awards and their terms and conditions, and to make all other determinations and to take all other actions necessary or advisable for the administration of the equity plan with respect to employees or consultants.

        The committee and the board are authorized to adopt, amend, and rescind rules relating to the administration of the equity plan, and to amend, suspend, and terminate the equity plan. We have attempted to structure the equity plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Internal Revenue Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of Cogent's capital stock as of January 29, 2002 by:

  •
  each stockholder known to us to be a beneficial owner of more than 5% of any class of voting capital stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into common stock held by that person that are exercisable as of December 31, 2001 or exercisable within 60 days thereof are deemed outstanding. Except as indicated in the footnotes to this table, we believe that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors and principal stockholders. As of December 31, 2001, there were 109,681,326 shares of capital stock outstanding, of which 14,098,142 shares of common stock were outstanding, 26,000,000 shares of Class A preferred stock were outstanding, 19,809,783 shares of Class B preferred stock and 49,773,401 shares of Class C preferred stock were outstanding.

        Unless otherwise noted, the address for each stockholder below is: c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

	Common		Preferred A		Preferred B		Preferred C
Name and Address	Number of Shares	Percent of Class After the Offering	Number of Shares	Percent of Class After the Offering	Number of Shares	Percent of Class After the Offering	Number of Shares	Percent of Class After the Offering	Percent Voting Control(10)
Entities affiliated with Jerusalem Ventures Partners Building One Mahla, Jerusulum 91487	—	—	9,250,000	35.6%	3,296,704	16.6%	16,042,352	32.2%	25.6%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301	—	—	9,250,000	35.6%	3,296,704	16.6%	9,625,411	19.3%	20.0%
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880	—	—	5,000,000	19.2%	4,395,604	22.2%	9,583,300	19.3%	17.6%
Entities affiliated with Boulder Ventures III, LP 4750 Ownings Mills Blvd. Ownings Mill, MD 21117	—	—	2,000,000	7.7%	659,340	3.3%	1,203,176	2.4%	3.5%
Entities affiliated with Broadview Capital Partners One Bridge Plaza Fort Lee, NJ 07024	—	—	—	—	3,274,726	16.5%	4,439,721	8.9%	7.5%
Entities affiliated with Nassau Capital Partners	—	—	—	—	1,538,461	7.8%	2,205,823	4.4%	3.6%

ACON Venture Partners, LP 345 California Street Suite 3300 San Francisco, CA 94104	—	—	—	—	1,098,901	5.5%	—	—	1.2%
SMALLCAP World Fund, Inc. 3000 K Street, NW Suite 230 Washington, D.C. 20007	—	—	—	—	1,098,901	5.5%	4,973,129	10.0%	5.5%
Cisco Systems Capital Corporation(11)	7,102,156	30.5%	—	—	—	—	—	—	5.8%
David Schaeffer(1)	15,195,667	65.3%	—	—	—	—	1,604,235	3.2%	14.5%
H. Helen Lee(2)	382,666	1.7%	—	—	—	—	—	—	*
Erel Margalit(3)	—	—	9,250,000	35.6%	3,296,704	16.6%	16,042,352	32.2%	25.6%
James Wei(4)	—	—	9,250,000	35.6%	3,296,704	16.6%	9,625,411	19.3%	20.0%
Edward Glassmeyer(5)	—	—	5,000,000	19.2%	4,395,604	22.2%	9,583,300	19.3%	17.6%
B. Holt Thrasher(12)	—	—	—	—	3,274,726	16.5%	4,439,721	8.9%	7.5%
William Currer(6)	300,000	1.3%	—	—	21,978	*	—	—	*
Barry Morris(7)	167,144	*	—	—	2,637	*	—	—	*
Scott Stewart(8)	107,145	*	—	—	4,396	*	—	—	*
Directors and named executive officers as a group (9 persons)(9)	23,254,778	100%	23,500,000	90.4%	14,292,749	72.1%	41,295,019	83.0%	84.9%

*
Less than 1%

(1)
Includes 1,350,000 shares of common stock held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Includes 1,595,667 shares underlying currently exercisable options.

(2)
Includes 341,333 shares underlying currently exercisable options.

(3)
Includes 28,589,056 shares of preferred stock held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Mr. Margalit disclaims beneficial ownership of such shares.

(4)
Includes 22,172,115 shares of preferred stock held by entities affiliated with Worldview Technology Partners, of which Mr. Wei is a general partner, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategy Partners IV, LP. Mr. Wei disclaims beneficial ownership of such shares.

(5)
Includes 18,978,904 shares of preferred stock held by: Oak Investment Partners IX, LP, Oak IX Affiliates Fund, LP, and Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(6)
Common shares include 300,000 shares underlying currently exercisable options.

(7)
Common shares include 117,144 shares underlying currently exercisable options.

(8)
Common shares include 49,334 shares underlying currently exercisable options.

(9)
See footnotes (1) through (8) above. Consists of David Schaeffer, William Currer, H. Helen Lee, Barry Morris, Scott Stewart, Erel Margalit, James Wei, Edward Glassmeyer and B. Holt Thrasher.

(10)
Based on beneficial ownership of shares, with preferred shares converted in accordance with the voting provisions of Cogent's Certificate of Incorporation, and assuming that all beneficially-owned shares only of the stockholder in question represent present voting interests.

(11)
Constitutes the number of shares of common stock subject to warrants issued in connection with the credit facility described in "Information about Cogent—Material Contracts."

(12)
Includes 7,714,447 shares of preferred stock held by entities affiliated with Broadview Capital Partners, of which Mr. Thrasher is a managing director, including (a) Broadview Capital Partners Qualified Purchaser Fund LP, (b) Broadview Capital Partners LP, (c) Broadview Capital Affiliate Fund LLC, and (d) Broadview BCPSBS Fund LP. Mr. Thrasher disclaims beneficial ownership of such shares.

CERTAIN TRANSACTIONS

Cogent Headquarters Lease

        We lease office space in Washington, D.C. from a partnership of which our Chairman and Chief Executive Officer, Dave Schaeffer, is the general partner. The annual rent for this space is approximately $368,000 and the lease expires August 31, 2002. We believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

INFORMATION ABOUT COGENT

Description of Business

Overview

        We provide high speed Internet access and data communications to businesses, other telecommunications providers, application service providers, and Internet service providers located in large commercial office buildings in central business districts of major metropolitan markets. We offer Internet access at speeds of 100 megabits per second (Mbps) and 1 gigabit (or 1,000 megabits) per second (Gbps). We also offer other similar data communications products for point-to-point communication along our network. We currently have facilities for provision of our services in the following cities: Washington D.C., Philadelphia, New York, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco, Houston, Miami, Santa Clara, Atlanta, Orlando, Tampa, San Diego, Sacramento, Jacksonville, Kansas City and Seattle. We are currently serving customers in 16 of those cities.

        We provide our services using a state of the art nationwide network that connects our customer's local area networks, or LANs, to our network and the Internet at speeds of 100 Mbps and 1Gbps. We have created our own nationwide inter-city facilities based network by acquiring rights to unlit fiber optic strands, or "dark fiber," connecting large metropolitan areas in the United States and metropolitan dark fiber rings within the cities we intend to serve. We have primarily used equipment from Cisco to "light," or activate, these dark fibers so that they are capable of carrying data at very high speeds. We physically connect our network to our customers by acquiring or constructing a connection between our metro rings and our customers' premises. As of December 31, 2001, Cogent had its broadband data network operating or constructed inside approximately 166 office buildings with more than 65 million rentable square feet and had agreements with real estate owners to install and operate its network in more than 967 office buildings totaling approximately 296 million rentable square feet.

        Our network has been designed and created solely for the purpose of transmitting data packets using Internet protocol. This means that our network does not require elaborate and expensive equipment to route and manage voice traffic and data traffic using other transmission protocols, such as ATM and Frame Relay. In addition, we charge our customers a flat monthly rate without regard to the origination or destination of their data traffic. As a result, we are not required to purchase, install and operate the complex and expensive billing equipment and systems that are used in voice grade networks. Finally, our network interfaces with our customers using Ethernet technology, which is widely used within corporate LANs.

Merger with Allied Riser Communications Corporation

        On January 31, 2002, we consummated our merger with Allied Riser Communications Corporation.

        Allied Riser is a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses in North America, including Canada. Effective September 21, 2001, Allied Riser suspended its retail services in most of its markets in the United States. Allied Riser is pursuing the provision of in-building wholesale services of its broadband data network. Cogent and Allied Riser merged because it presented an opportunity for the two companies to combine their networks. We expect to become a stronger competitor in our markets as a result of the merger.

        Inside its constructed buildings, Allied Riser has installed a broadband data infrastructure that typically runs from the basement of the building to the top floor inside the building's vertical utility shaft. This broadband data infrastructure is designed to carry data and voice traffic for all the building's tenants. Service for customers is initiated by connecting a broadband data to the infrastructure in the vertical utility shaft.

        Inside the building, usually in the basement, Allied Riser also establishes a building point-of-presence. In each building point-of-presence, it connects the broadband data cables to routers or other electronic equipment that enable transmission of data and video traffic to and from those cables. Allied Riser has obtained the right to use a small amount of space in the basement of buildings to establish the building point-of-presence.

        Allied Riser's typical lease or license agreement with a real estate owner is for a term of ten or more years. The agreement provides for the development of the network installation design and the approval of the construction plans and arrangements by the real estate owner as well as ongoing reporting to the real estate owner of network expansion as Allied Riser adds customers and revenue sharing or fixed monthly rent.

        Allied Riser, through its majority owned subsidiary, Shared Technologies of Canada, Inc., continues to provide voice as well as retail high speed Internet access in Canada through its in-building network.

        We acquired Allied Riser by merging a wholly owned subsidiary of Cogent, with and into Allied Riser. As a consequence of the merger Allied Riser became a wholly owned subsidiary of Cogent. In the merger, stockholders of Allied Riser received approximately 0.0321679 shares of our common stock for each share of Allied Riser common stock that they owned. Allied Riser stockholders own approximately 13.36% of the outstanding shares of our common stock on a fully diluted basis, subject to certain adjustments.

Our Solution

        We believe that our network solutions effectively address many of the unmet communications needs of small- and medium-sized business customers by offering quality, performance, attractive pricing and service. Cogent allows customers to connect their corporate LANs to the public Internet at the same speeds and with the same Ethernet interface that they use within their LANs. Our solution is differentiated by:

        Attractive price/performance alternative:    Our network architecture allows us to offer Internet access to our customers in Cogent-served buildings at attractive prices. Our service provides customers with substantially more bandwidth at a lower cost than traditional high speed internet access.

        Reliable service:    We believe our network provides reliability at all levels through use of highly reliable optical technology. We use a ring structure in the majority of our network, which enables us to route customer traffic simultaneously in both directions around the network rings both at the metro and national level. The availability of two data transmission paths around each ring acts as a backup, thereby minimizing loss of service in the event of equipment failure or damage.

        Direct Customer Interface:    Our solution does not require us to use existing local infrastructure controlled by the local incumbent telephone companies. We generally do not rely upon the local telephone company to provide connections to our customers and thereby have more control over our services and pricing. We expect that this effort reduces both our costs and the amount of time that it takes to connect customers to our network.

        Deployment of cost effective and flexible technology:    The 100 Mbps and 1 Gbps services can be deployed at comparatively lower incremental cost than other available technologies. We believe that our network infrastructure provides us with a competitive advantage over operators of existing networks that need to be upgraded to provide similar interactive bandwidth-intensive services. Ethernet represents the lowest cost interface available for data connectivity.

Our Network

        Cogent's inter-city backbone network consists of two strands of optical fiber that Cogent has acquired from Williams Communications under a pre-paid indefeasible right of use (IRU). Cogent has the right to use the fiber for 20 years and may extend the term for two five-year periods without additional payment. Cogent pays Williams to maintain the fiber during the period of the IRU. The fiber route is 12,484 miles in length and runs through the metropolitan areas served by Cogent. As of November 15, 2001, all of the 12,484 miles of the route had been delivered by Williams to Cogent. Certain portions of Cogent's backbone network are currently provided by means of transmission capacity provided by Williams Communications. Cogent intends to replace this transmission capacity with fiber obtained under the IRU arrangement.

        In each metropolitan area in which Cogent provides service the backbone network is connected to a router (purchased from Cisco Systems) that provides a connection to one or more metropolitan networks. The metropolitan networks also consist of dark fiber that runs from the backbone router into buildings served by Cogent. The metropolitan fiber in most cases runs in a ring through the buildings served. The ring provides redundancy so that if the fiber is cut data can still be transmitted to the backbone router by directing traffic in the opposite direction around the ring. Each building served by Cogent has a Cisco router connected to the metropolitan fiber. The router in the building provides the connection to each customer of Cogent in the building. In addition to connecting customers to Cogent's network the metropolitan networks are used to connect Cogent's network to the networks of other Internet service providers.

        Inside its networked buildings, Cogent installs and manages a broadband data infrastructure that typically runs from the basement of the building to the top floor inside the building's vertical utility shaft. Service for customers is initiated by connecting a broadband data cable from a customer's local area network to the infrastructure in the vertical utility shaft. The customer then has dedicated and secure access to our network using Ethernet connections.

Market Opportunity

        Increasing Internet usage is radically changing the way we obtain information, communicate, and conduct business. The demand for data and Internet services is projected to grow at a substantially greater pace than the voice market.

        According to Dun & Bradstreet, there are approximately 1.8 million small and medium-sized businesses in the United States, which typically employ between 10 and 500 employees. While most large enterprises build or lease dedicated high speed networks and complex communications equipment, most small and medium- sized businesses, due to cost and network infrastructure constraints, are not able to enjoy the levels of service and functionality that such facilities and equipment can provide. For example, the majority of small and medium-sized businesses access the Internet through relatively slow dial-up connections, often at speeds of 56,000 bits per second or less, or they may access this Internet through a dedicated private line typically transmitting data at 1.5 megabits per second. We believe that dedicated high speed connections to the Internet for small and medium-sized businesses will grow significantly over the next two years.

        We are targeting this growing market segment by constructing our fiber- optic broadband networks in the office buildings in which many small and medium-sized businesses are located. We estimate that there are more than 2,800 office buildings sized larger than 100,000 square feet which host at minimum 20 unique tenants with an average of more than 40 tenants in the building, and within servable distance (a quarter of a mile) from a planned Cogent intra-city fiber ring.

Our Strategy

        We intend to become a leading provider of high-capacity broadband access to our customers in large multi-tenanted buildings in commercial business districts of the 20 largest MSAs. To achieve this objective, we intend to:

        Focus on most attractive markets and customers:    We intend to build our customer base rapidly in our target markets. We target buildings that have high tenant count and limited broadband network access alternatives in dense commercial areas, which we believe will shorten the payback period on our investments. The value of Cogent's network and its ability to function both as a LAN-to-Internet and as a LAN-to-LAN network is enhanced by the number of cities which are connected to Cogent's network. However, Cogent must select markets in which network construction cost and customer acquisition costs provide for an attractive return based upon Cogent's product offering and pricing. The Cogent solution will not be available to all customers throughout the U.S. but rather will be offered on a selected basis.

        Maintain a Simple pricing model:    We offer our services at prices that are competitive with traditional Internet service providers. Pricing for T1 Internet access today is comprised of two components: (1) the local loop, which is purchased generally from the incumbent local exchange carrier (ILEC), or a competitive local exchange carrier (CLEC) and (2) the Internet port connection, which is typically provided by the Internet service provider. Our 100 megabits per second network access speed is substantially faster than typical connections offered by existing cable and telecommunications operators. We offer our 100 Mbps service at prices that can be lower than current prices for 1.5 Mbps service from traditional Internet service providers.

        Target small- and medium-sized businesses with direct sales channel:    The direct sales force is comprised of individuals who are geographically dispersed throughout each of Cogent's targeted markets. The retail sales effort is supported by an active program of direct mail and telesales, which is used to qualify potential leads for the field sales force. We directly market our services to our potential customers.

        Pursue Aggressive peering strategy:    In order to connect to the public Internet, Cogent today utilizes a combination of settlement free peering and purchased transit capacity. Cogent expects to reduce its transit purchase requirements as it accelerates its settlement free peering strategy. Cogent's network connects to other networks at 15 geographically dispersed points.

Our Competitors

        We face competition from many established competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We also face competition from more recent entrants to the communications services market. Many of these companies offer products and services that are similar to our products and services, and we expect the level of competition to intensify in the future. We believe that competition will be based on many factors, including price, transmission speed, ease of access and use, breadth of service availability, reliability of service, customer support and brand recognition.

        In each market we serve, we face, and expect to continue to face, significant competition from the incumbent carriers, which currently dominate the local telecommunications markets. We compete with the incumbent carriers in our markets for local exchange services on the basis of product offerings, quality, capacity and reliability of network facilities, state-of-the-art technology, price, route diversity, ease of ordering and customer service. However, the incumbent carriers have long-standing relationships with their customers and provide those customers with various transmission and switching services that we, in many cases, do not currently offer. Because our fiber optic networks have been recently installed compared to those of the incumbent carriers, our state-of-the-art technology may provide us with cost, capacity, and service quality advantages over some existing incumbent carrier networks.

In-building competitors

        Some competitors, such as Cypress Communications, XO Communications, Intellispace, Eureka, Everest Broadband and eLink, are attempting to gain access to office buildings in our target markets. Some of these competitors are seeking to develop exclusive relationships with building owners. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Our agreements to use utility shaft space within buildings are generally not exclusive. An owner of any of the buildings in which we have rights to install a network could also give similar rights to one of our competitors. Certain competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. It will take a substantial amount of time to build networks in all the buildings in which we intend to exercise our rights under our license agreements and master license agreements. Each building in which we do not build a network is particularly vulnerable to competitors. It is not clear whether it will be profitable for two or more different companies to operate networks within the same building. Therefore, it is critical that we build our networks in additional buildings quickly. Once we have done so, if a competitor installs a network in the same building, there will likely be substantial price competition.

Local telephone companies

        Incumbent local telephone companies, including regional Bell operating companies such as Verizon and BellSouth, have several competitive strengths which may place us at a competitive disadvantage. These competitive strengths include an established brand name and reputation and significant capital to rapidly deploy or leverage existing communications equipment and broadband networks. Competitive local telephone companies often market their services to tenants of buildings within our target markets and selectively construct in-building facilities.

Long distance companies

        Many of the leading long distance companies, such as AT&T, MCI WorldCom and Sprint, could begin to build their own in-building voice and data networks. The newer national long distance carriers, such as Level 3, Qwest and Williams Communications, are building and managing high speed fiber-based national voice and data networks, partnering with Internet service providers, and may extend their networks by installing in-building facilities and equipment.

Competitive local telephone companies

        Competitive local telephone companies often have broadband inter-building connections, market their services to tenants of large and medium-sized buildings, and selectively build in-building facilities.

Fixed wireless service providers

        Fixed wireless service providers, such as MCI WorldCom, XO Communications, Sprint, Terabeam, Teligent and Winstar, provide high speed communications services to customers using microwave or other facilities or satellite earth stations on building rooftops.

Internet service providers

        Internet service providers, such as Concentric Networks, EarthLink, Genuity, Prodigy, PSINet, the UUNET subsidiary of MCI WorldCom, and Verio, provide traditional and high speed Internet access to residential and business customers, generally using the existing communications infrastructure.

Digital subscriber line companies and/or their Internet service provider customers, such as AT&T and Covad, typically provide broadband Internet access using digital subscriber line technology, which enables data traffic to be transmitted over standard copper telephone lines at much higher speeds than these lines would normally allow. Providers, such as America Online, Microsoft Network, Prodigy and WebTV, generally target the residential market and provide Internet connectivity, ease-of-use and a stable environment for modem connections.

Cable-based service providers

        Cable-based service providers, such as Excite@Home and its @Work subsidiary, High Speed Access, RCN Telecom Services and Road Runner, use cable television distribution systems to provide high capacity Internet access.

Other high-speed Internet service providers

        We may also lose potential customers to other high-speed Internet service providers who offer similar high-speed Internet service. These include Yipes and Teleson, and are often characterized as Ethernet metropolitan access networks. These providers have targeted a similar customer base and have a strategy similar to ours.

Material Contracts

Agreement with Qwest Communications Corporation

        Cogent entered into an agreement with Qwest Communications Corporation under which Cogent is required to order, during 2002, a minimum number of metropolitan fiber networks located in many of Cogent's markets. These metropolitan fiber networks will be connected to Cogent's long-haul fiber backbone. The contract also gives Cogent the right, but does not require it, to purchase a number of lateral fiber connections to connect the metropolitan fiber networks to the buildings Cogent services. The term for the metropolitan fiber networks will be for 20 years; the term for the lateral fiber connections can be for up to 20 years.

Agreements with Metromedia Fiber Networks

        Cogent's largest supplier of intra-city fiber is Metromedia Fiber Networks, or MFN. Through an agreement with MFN, Cogent is required to purchase a minimum number of metropolitan fiber networks, located in many of Cogent's markets, and lateral fiber connections, which connect the metropolitan fiber networks to the buildings Cogent services. These metropolitan fiber networks connect to Cogent's metropolitan hub sites, providing the connection to Cogent's long-haul fiber backbone. Cogent's agreement with MFN has a term from 20 to 25 years, depending upon when certain minimum commitments are fulfilled, and can be extended for an additional term to be negotiated in good faith by MFN and Cogent. Through a recent amendment to their agreement, Cogent and MFN established a program whereby the parties expect to jointly fund the construction of new laterals into buildings and share in the proceeds from the sale of fiber strands in such laterals. This amendment also provides certain rights for Cogent to connect laterals constructed by Cogent to the MFN fiber rings. Under the agreement MFN also provides fiber maintenance and support of the metropolitan fiber networks. Through MFN's AboveNet facilities, Cogent has purchased a limited amount of transit capacity to gain connectivity to Internet service providers with whom Cogent does not currently have settlement-free peering.

Agreements with Williams Communications

        Cogent's long-haul fiber backbone consists of two strands of optical fiber that Cogent has acquired from Williams Communications under a pre-paid indefeasible right of use ("IRU"). The IRU gives

Cogent the right to use the fiber strands for 20 years and the right to extend the term for two five-year periods. Cogent will pay Williams to maintain the fiber during the period of the IRU. The fiber route is 12,484 miles in length and runs through all of the metropolitan areas served by Cogent. As of November 15, 2001 Williams had delivered all of the 12,484 miles of the route to Cogent. Cogent has also contracted with Williams Communications for:

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  interim transmission capacity while it awaits delivery of certain segments of its fiber under the IRU agreement;

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  services related to the installation of Cogent's equipment along the fiber route; and

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  maintenance services.

Credit Agreement with Cisco Systems Capital Corporation

        In October 2001, Cogent entered into an agreement with Cisco Systems Capital Corporation (Cisco Capital) under which Cisco Capital agreed to enter into a $409 million credit facility with Cogent. This credit facility supercedes and replaces the existing $310 million credit facility between Cisco Capital and Cogent. Borrowings under the credit facility will become available in increments subject to Cogent's satisfaction of certain operational and financial covenants over time. For loans outstanding prior to entering into the new facility, the applicable interest rate is LIBOR, or the London Interbank Offer Rate, plus 4.5% per annum. For loans issued after entering into the new facility, the applicable interest rate is LIBOR plus a margin ranging from 6.5% currently, down to 2.0%, depending upon Cogent's EBITDA—or earnings before interest, taxes, depreciation and amortization—and leverage ratio—or its ratio of consolidated funded debt to EBITDA.

        In connection with this agreement, Cogent granted to Cisco Capital rights which, together with the warrant issued to Cisco Capital under the previous credit agreement, will permit Cisco Capital to acquire up to 5% of the fully diluted common stock of Cogent. The $409 million credit facility will mature on December 31, 2008.

        The credit facility is secured by the pledge of all of Cogent's assets and requires Cogent to comply with certain conditions, restrictions, and covenants, including revenue and other financial and operational targets. The credit facility also includes a closing fee, facility fee and a quarterly commitment fee on the underlying commitment. Borrowings are permitted to be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or, in certain circumstances, upon the receipt of proceeds from the sale of debt or equity securities of Cogent and other events, such as asset sales. Principal payments on the credit facility begin in March 2005 and will be completed by December 2008.

        In connection with this agreement, Cogent agreed to pay Cisco the following fees:

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  on or before the closing under the new facility, a closing fee equal to $1,980,000;

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  a commitment fee equal to 1.00% per annum on the average daily unused portion of the then-available aggregate commitment; and

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  a facility fee equal to $30,000 per quarter in which any amount of principal, interest or fees under the facility is payable.

Product and Service Agreement with Cisco Systems

        Cogent has entered into an agreement with Cisco Systems, Inc. for the purchase of a total of $270 million of networking equipment for Cogent's network. As of December 31, 2001, Cogent had purchased $145.9 million against this commitment. Under this Cisco supply agreement, Cogent is obligated to purchase all of its networking equipment from Cisco until September 2003 and specified amounts through December 2004 unless Cisco cannot offer a competitive product at a reasonable price and on reasonable terms. If another supplier offers such products with material functionality or features that are not available from Cisco at a comparable price, Cogent may purchase those products from the other supplier, and such purchases will not be included in determining Cogent's compliance with Cisco minimum purchase obligations. The majority of Cogent's equipment has been obtained from Cisco.

        The Cisco supply agreement provides for certain discounts against the list prices for Cisco equipment. The agreement also requires that Cogent meet certain minimum purchase requirements each year during the four-year initial term of the agreement, provided that Cisco is not in default under the credit facility between Cisco and Cogent. Cogent has satisfied the minimum requirement through December 31, 2001. For 2002, 2003 and 2004, Cogent must meet minimum purchase requirements of $29,500,000, $42,400,000 and $45,500,000, respectively. In addition, Cogent purchases from Cisco technical support and assistance with respect to the Cisco hardware and software purchased under the supply agreement.

Regulation

        Cogent is subject to numerous local regulations such as building and electrical codes, licensing requirements, and construction requirements. These regulations vary on a city-by-city and county-by-county basis.

        The FCC regulates common carriers' interstate services and state public utilities commissions exercise jurisdiction over intrastate basic telecommunications services. The FCC and most state public utility commissions do not regulate Internet service providers. The offerings of many of our competitors and vendors, especially incumbent local telephone companies, are subject to direct federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict.

        There is no current legal requirement that owners or managers of commercial office buildings give access to competitive providers of telecommunications services, although the FCC does prohibit carriers from entering contracts that restrict the right of commercial multiunit property owners to permit any other common carrier to access and serve the property's commercial tenants.

        There have been various statutes, regulations, and court cases relating to liability of Internet service providers and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency/obscenity, defamation, and fraud. The laws in this area are unsettled and there may be new legislation and court decisions that may affect our services and expose us to liability. See "Risk Factors—Legislation and government regulation could adversely affect us."

Employees

        As of January 16, 2002, we had 150 employees.

Description of Properties

        We own no material real property. Cogent is headquartered in facilities consisting of approximately 15,350 square feet in Washington, D.C., which it occupies under a lease that expires on August 31, 2002. Cogent also leases approximately 70,000 square feet of space in the metropolitan areas served to house the equipment that provides the connection between Cogent's backbone network and its metropolitan networks. These metropolitan hub sites average 3,000 square feet in size. The terms of their leases generally are for 10 years with two 5 year renewal options, at annual rents ranging from $13.50 to $75.00 per square foot. We believe that our facilities are generally in good condition and suitable for our operations.

Legal Proceedings

        On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against a subsidiary of Allied Riser, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas, seeking damages of $18,775,000, attorneys' fees, interest, and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. Both Cogent and Allied Riser believe that this claim is without merit and Allied Riser has filed its answer generally denying Hewlett-Packard's claims. We intend to continue to vigorously contest this lawsuit.

        On December 12, 2001 Allied Riser announced that certain holders of the its 7.50% convertible subordinated notes due 2007 filed notices as a group with the SEC on Schedule 13D including copies of documents indicating that such group had filed suit in Delaware Chancery Court on December 6, 2001 against Allied Riser and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit Allied Riser's merger with Cogent, and alleging default by Allied Riser under the indenture related to the notes. Both Cogent and Allied Riser believe that this claim is without merit. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on Allied Riser. On January 28, 2002 the Court held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger, and indicated that it would reach a decision on the motion by January 31, 2002.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        You should read the following discussion together with the financial statements and related notes included elsewhere in the prospectus. The results below are not necessarily indicative of the results to be expected in any future period. Certain matters discussed below are forward-looking statements. See "Cautionary Statement Concerning Forward-Looking Statements."

General Overview

        Cogent was formed on August 9, 1999 as a Delaware corporation. Our primary activities to date have included recruiting employees, obtaining financing, branding and marketing our products, obtaining customer orders, obtaining office building access rights, designing and constructing our fiber-optic network and facilities, and providing our services to customers.

        We began invoicing our customers for our services in April 2001. We provide our high-speed Internet access service to our customers for a fixed monthly fee. We recognize service revenue in the month in which the service is provided. Cash received in advance of revenue earned is recorded as deferred revenue and recognized over the service period or, in the case of installation charges, over the estimated customer life.

        As Cogent began to serve customers, we began to incur additional elements of network operations costs, including building access agreement fees, network maintenance costs and transit costs. Transit costs include the costs of transporting our customers' Internet traffic to and from the other networks that compose the Internet.

Recent Developments

        Merger with Allied Riser Communications Corporation.    On August 28, 2001, Cogent entered into an agreement to merge with Allied Riser Communications Corporation. Allied Riser is a facilities-based provider of broadband data, video and voice communication services to small- and medium-sized businesses in North America, including Canada. Under the terms of the merger agreement as amended on October 13, 2001, Cogent issued approximately 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders. The merger requires Cogent to assume the outstanding obligations of Allied Riser as of the closing date. As of September 30, 2001, these obligations include, among other things, $123.6 million of Allied Riser's convertible notes and approximately $107.6 million in commitments for operating and capital lease obligations. We expect this merger to close in the first quarter of 2002.

        Acquisition of NetRail Inc. Assets.    On September 6, 2001, Cogent acquired for approximately $12.0 million the major assets of NetRail, Inc. through a sale conducted under Chapter 11 of the United States Bankruptcy Code. The assets include certain customer contracts and the related accounts receivable, circuits, network equipment, and settlement-free peering arrangements with Tier-1 Internet service providers. We are in the process of integrating NetRail's facilities and traffic with our network. Cogent anticipates reduced costs of network operations from the availability of the Tier-1 peering arrangements of NetRail.

        Reduction in Employment.    On October 9, 2001, Cogent reduced its staff by approximately 50 employees and re-aligned portions of its organizational structure to streamline its operations and better focus its activities.

        Sale of Series C Preferred Stock.    On October 15, 2001, Cogent sold $62.0 million of its Series C preferred stock in a private transaction. Cogent issued approximately 49.7 million (pre-reverse split) shares of its Series C preferred stock in connection with this sale. In connection with the Series C preferred stock issuance, the conversion price of our Series B preferred stock was adjusted pursuant to the antidilution provisions of our amended and restated certificate of incorporation. The result will be that Series B preferred stock will be converted into approximately 5.8 million (pre-reverse split) additional shares of common stock of Cogent.

Results of Operations

Nine Months Ended September 30, 2001 Compared to the Nine Months Ended September 30, 2000

        Revenue.    Revenue for the nine-month period ending September 30, 2001 was $0.7 million compared to no revenue for the nine-month period ending September 30, 2000. We began invoicing our customers in April 2001. Revenue related to the customer contracts acquired in the NetRail acquisition was $0.2 million for the period from September 7, 2001 to September 30, 2001.

        Network Operations.    Network operations costs for the nine-month period ended September 30, 2001 were primarily comprised of five elements:

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  temporary leased transmission capacity incurred for certain segments until its nationwide fiber-optic intercity network is placed in service;

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  the cost of leased network equipment sites and facilities;

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  salaries and related expenses of employees directly involved with Cogent's network activities;

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  building access agreement fees paid to landlords; and

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  maintenance charges related to Cogent's nationwide fiber-optic intercity network.

        Cost of network operations was $15.5 million for the nine-month period ended September 30, 2001 compared to $0.6 million for the nine-month period ended September 30, 2000. Cogent believes that cost of network operations will increase as Cogent continues to construct its network, acquire additional office building access agreements, and service its customers. The cost of temporary leased transmission capacity was $3.9 million for the nine-month period ended September 30, 2001 compared to $0 in the nine-month period ended September 30, 2000. Certain of these costs will continue until the remaining segments of Cogent's nationwide fiber-optic intercity network are placed in service. Cogent has cancelled the one remaining leased-line segment in December 2001. As these leased-line segments of the network were replaced with Cogent's dark fiber IRUs under capital leases, the related cost of network operations was replaced by an increase in depreciation and amortization expense. As of September 30, 2001 approximately 11,832 route miles of the 12,484 route miles had been delivered to Cogent.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and the related administrative costs associated with an increase in the number of employees. SG&A increased to $21.8 million for the nine-month period ended September 30, 2001 from $5.0 million for the nine-month period ending September 30, 2000. SG&A expenses increased primarily from an increase in employees and related expenses required to support Cogent's growth. We had 224 employees at September 30, 2001 versus 116 employees at September 30, 2000. Cogent capitalizes the salaries and related benefits of employees directly involved with its construction activities. Cogent began capitalizing these costs in July 2000 and will continue to capitalize these costs while its network is under construction. Cogent believes that SG&A expenses will increase primarily due to the expected growth in the number of employees and related costs required to support its operations and customers.

        Depreciation and Amortization.    Depreciation and amortization expense increased to $6.0 million for the nine-month period ended September 30, 2001 from $0.09 million for the nine-month period ended September 30, 2000. These expenses represent the depreciation of the capital equipment required to support Cogent's network and increased because Cogent had more capital equipment in the nine-month period of 2001 than in the same period in 2000. Cogent begins the depreciation and amortization of its capital assets once the related assets are placed in service. Cogent believes that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment and the amortization of Cogent's capital lease IRUs.

        Interest Income and Expense.    Interest income decreased to $1.6 million for the nine-month period ended September 30, 2001 from $2.1 million for the nine-month period ended September 30, 2000. Interest income relates to interest earned on Cogent's marketable securities. Cogent's marketable securities consisted of money market accounts and commercial paper all with original maturities of three months or less.

        Interest expense increased to $4.8 million for the nine-month period ended September 30, 2001 from $0.4 million for the nine-month period ended September 30, 2000. For the nine-month period ended September 30, 2001, interest expense relates to interest charged on Cogent's borrowing on its vendor financing facility and its capital lease agreements. For the nine-month period ended September 30, 2000 interest expense relates to interest on its capital lease agreements and borrowing on its vendor financing facility. Cogent began borrowing under its credit facility with Cisco Capital in August 2000 and had borrowed $136.6 million at September 30, 2001. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. Cogent capitalized $4.0 million of interest for the nine-month period ended September 30, 2001 and $1.3 million for the nine-month period ended September 30, 2000. Cogent began capitalizing interest in July 2000 and will continue to capitalize interest expense while its network is under construction.

        Income Taxes.    Cogent recorded no income tax expense or benefit for the nine-month period ended September 30, 2001 or the nine-month period ended September 30, 2000. The federal and state net operating loss carryforwards of approximately $55.0 million at September 30, 2001 expire between 2019 and 2021. Due to the uncertainty surrounding the realization of this and its other deferred tax assets, Cogent has recorded a valuation allowance for the full amount of its net deferred tax asset. For federal and state tax purposes, Cogent's net operating loss carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. Should Cogent achieve profitability, its net deferred tax asset may be available to offset future income tax liabilities.

        Earnings Per Share.    Basic and diluted net loss per common share increased to $(3.23) for the nine-month period ended September 30, 2001 from $(0.30) for the nine-month period ended September 30, 2000. The weighted average shares of common stock outstanding increased to 14.0 million shares at September 30, 2001 from 13.9 million shares at September 30, 2000, due to exercises of options of Cogent's common stock. For the nine-months ended September 30, 2001 and 2000 options to purchase 6,121,481 and 4,185,991 shares of common stock at weighted average exercise prices of $1.05 and $0.82 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. As of September 30, 2001, 45.8 million shares of preferred stock, which are convertible into 45.8 million shares of common stock, and warrants exercisable for 866,250 shares of common stock were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. As of September 30, 2000, 45.8 million shares of preferred stock, which are convertible into 45.8 million shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Year Ended December 31, 2000 Compared to the Period from Inception (August 9, 1999) to
December 31, 1999

        Revenue.    We began recognizing revenue and invoicing our customers in April 2001. Therefore, there was no reported revenue for the year ended December 31, 2000 and the period from inception (August 9, 1999) to December 31, 1999.

        Network Operations.    Network operations costs for 2000 primarily included five elements:

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  temporary leased transmission capacity costs;

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  the cost of leased network equipment sites and facilities;

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  salaries and related expenses of employees directly involved with Cogent's network activities;

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  access agreement fees paid to landlords multi-tenant office buildings; and

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  maintenance charges related to Cogent's nationwide fiber-optic intercity network.

        The cost of network operations was $3.0 million in 2000 and there were no such costs in 1999. Cogent believes that cost of network operations will increase as Cogent continues to construct its network, acquire additional office building access agreements, and service its customers. The cost of temporary leased private-line transmission capacity was $0.9 million for 2000 and there were no such costs in 1999. As these leased-line segments of the network are replaced with Cogent's dark fiber IRUs under capital leases, the related cost of network operations is replaced by an increase in depreciation and amortization expense. As of December 31, 2000 approximately 5,100 route miles of the 12,484 route miles had been delivered to Cogent.

        Selling, General, and Administrative Expenses.    SG&A expenses increased from $0.08 million for the period from inception on August 9, 1999 to December 31, 1999 to $10.8 million in 2000. SG&A expenses increased primarily due to an increase in employees and related expenses required to support Cogent's growth. Cogent had 186 employees at December 31, 2000 versus three employees at December 31, 1999.

        Depreciation and Amortization.    Depreciation and amortization expense was $0.3 million in 2000 and there was no depreciation and amortization expense in 1999. These expenses represent the depreciation of the capital equipment required to support Cogent's network and there was no capital equipment in 1999. Cogent begins the depreciation and amortization of its capital assets once the related assets are placed in service and it believes that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment and the amortization of Cogent's capital lease IRUs.

        Interest Income and Expense.    Interest income was $3.4 million in 2000 and there was no interest income in 1999. Interest income relates to interest earned on Cogent's marketable securities. Marketable securities at December 31, 2000 consisted of money market accounts and commercial paper all with original maturities of three months or less.

        Interest expense was $1.1 million in 2000 and there was no interest expense in 1999. Interest expense relates to interest charged on Cogent's borrowing on a financing facility provided by Cisco Capital and capital lease agreements. Cogent began borrowing under its vendor credit facility in August 2000 and had borrowed $67.2 million at December 31, 2000. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. Cogent incurred $47.9 million of capital lease obligations in 2000 related to its 30-year IRUs to a nationwide fiber optic intercity network. Cogent capitalized $3.2 million of interest expense in 2000. Cogent will continue to capitalize interest expense while its network is under construction.

        Income Taxes.    Cogent recorded no income tax expense or benefit for 2000 or 1999. Cogent's federal and state net operating loss carryforwards of $9.6 million at December 31, 2000 expire between 2019 and 2020. Due to the uncertainty surrounding the realization of this and its other deferred tax assets, Cogent has recorded a valuation allowance for the full amount of its net deferred tax asset. Should Cogent achieve profitability, its net deferred tax asset may be available to offset future income tax liabilities. For federal and state tax purposes, Cogent's net operating loss carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws.

        Earnings Per Share.    Basic and diluted net loss per common share increased to $(0.85) for 2000 from $(0.01) in 1999. The weighted average shares of common stock outstanding increased to 13.8 million shares at December 31, 2000 from 13.6 million shares at December 31, 1999, due to exercises of options for Cogent's common stock. For the years ended December 31, 2000 and 1999, options to purchase 6.9 million and 469,500 shares of common stock at weighted average exercise prices of $0.97 and $0.01 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the year ended December 31, 2000, 45.8 million shares of preferred stock, which are convertible into 45.8 million shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. There was no preferred stock outstanding in 1999.

Liquidity and Capital Resources

        Since inception, we have primarily funded our operations and capital expenditures through private equity financing, long-term debt, and equipment financing arrangements. As of October 31, 2001, we have raised $178 million of private equity funding, obtained a credit facility for borrowings of up to $409 million and have capital lease obligations outstanding at September 30, 2001 of approximately $19.5 million. Our current cash and cash equivalents position is an additional source of our liquidity.

        Net Cash Provided by (Used in) Operating Activities.    Net cash used in operating activities increased to $30.3 million for the nine-month period ending September 30, 2001 as compared to a use of $9.0 million for the nine-month period ending September 30, 2000. This increase is primarily due to an increase in the net loss to $45.4 million for the nine-month period ended September 30, 2001 from a net loss of $4.0 million for the nine-month period ended September 30, 2000. These net losses are offset by depreciation and amortization and changes in assets and liabilities of a positive $15.1 million and negative $5.0 million for the nine-month periods ended September 30, 2001 and September 30, 2000, respectively.

        Net Cash Provided by (Used in) Investing Activities.    Investing activities includes the purchases of property and equipment and for the nine-month period ended September 30, 2001, the purchase of the NetRail assets for $11.7 million. Purchases of property and equipment increased to $72.2 million for the nine-month period ending September 30, 2001 as compared to $36.7 million for the nine-month period ending September 30, 2000. The increase is primarily due to purchases of network equipment under the Cisco credit facility of $40.4 million and network construction costs of $30.0 million for the nine-month period ended September 30, 2001.

        In March 2000, Cogent entered into a five-year commitment to purchase from Cisco minimum annual amounts of equipment, professional services and software. In June 2000, the agreement was amended to increase Cogent's previous commitment to purchase $150.1 million over four years to a commitment to purchase $212.2 million over five years. In October 2001, the commitment was amended to increase Cogent's previous commitment to purchase $270 million until December 31, 2004. As of December 31, 2001, Cogent has purchased approximately $145.9 million, towards this commitment.

        Net Cash Provided by (Used in) Financing Activities.    Financing activities provided $59.1 million for the nine-month period ending September 30, 2001 compared to $137.0 million for the nine-month period ending September 30, 2000. Cogent received proceeds from borrowing $40.4 million in equipment loans and $29.0 million in a working capital loan under the credit facility for the nine-month period ended September 30, 2001. This working capital loan resulted in granting Cisco Capital warrants for 866,250 shares of common stock. The warrants have an exercise price of $3.04, and are exercisable for eight years. Borrowings under the credit facility for the nine-month period ended September 30, 2000 was $32.0 million of equipment loans. For the nine-month period ending September 30, 2000, Cogent received net proceeds of $116.0 million from the issuance of preferred stock. This included net proceeds of $25.9 million for the issuance of Series A preferred stock in February 2000 and $90.1 million from the proceeds of Series B preferred stock in June and July 2000. There were no issuances of preferred stock during the nine-month period ending September 30, 2001. The liquidation preferences at September 30, 2001 of the Series A and Series B preferred stock were $28.1 million and $95.7 million, respectively. Principal repayments of capital lease obligations was $10.3 million for the nine-month period ending September 30, 2001 as compared to $20.0 million for the nine-month period ended September 30, 2000.

        On October 15, 2001, Cogent sold $62.0 million of its Series C preferred stock in a private transaction. In connection with the Series C preferred stock issuance, the conversion price of our of Series B preferred stock was adjusted pursuant to the antidilution provisions of our amended and restated certificate of incorporation. The result will be that Series B preferred stock will be converted into approximately 5.8 million (pre-reverse split) additional shares of common stock of Cogent.

        Credit Facility.    In October 2001, Cogent entered into an agreement with Cisco Systems Capital Corporation (Cisco Capital) under which Cisco Capital agreed to enter into a $409 million credit facility with Cogent. This credit facility supercedes and replaces the existing $310 million credit facility between Cisco Capital and Cogent. Borrowings under the credit facility will become available in increments subject to Cogent's satisfaction of certain operational and financial covenants over time.

        Changes to these covenants are currently being renegotiated between Cisco and Cogent, and will be agreed upon prior to the completion of the merger. The final covenants will be consistent with vendor financing between comparable parties in the current market. The current covenants are described in detail in Exhibit 10.3 to this registration statement and include the following:

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  Beginning on September 30, 2003, Cogent's ratio of consolidated funded debt to EBITDA must not exceed a maximum threshold. This maximum ratio begins at 52.6:1 on September 30, 2003 and declines by March 31, 2008 to 0.3:1.

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  Cogent must meet minimum revenue thresholds. From January 31, 2002 to May 31, 2002, Cogent must meet monthly revenue thresholds beginning at $755,000, and increasing to $1,855,000. Beginning on June 30, 2002, Cogent must meet quarterly thresholds of annualized revenue. These targets begin at $22,400,000 and gradually increase to $622,300,000 by December 31, 2007, and $556,700,000 thereafter.

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  Beginning June 30, 2002, Cogent must meet minimum EBITDA thresholds for the trailing four quarters. These thresholds begin at $(47,400,000) as of June 30, 2002, peaking at $227,000,000 as of June 30, 2005, before decreasing to $129,900,000 as of March 31, 2008 and thereafter.

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  Beginning December 31, 2003, Cogent's ratio of EBITDA to interest expense, measured as described in the agreement, must meet a minimum threshold for each quarter. This minimum ratio begins at 0.9:1 on September 30, 2003 and increases to 3.5:1 by September 30, 2004, before decreasing to 1.2:1 by June 30, 2006. After June 30, 2006, this threshold varies between 1.2:1 and 1.1:1.

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  Beginning June 30, 2002, Cogent's ratio of consolidated funded debt to capitalization must not exceed a maximum percentage, which starts at 71% as of June 30, 2002, and decreases to 50% as of June 30, 2007 and thereafter.

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  Cogent must meet minimum thresholds for customers—counting as separate customers offices of any individual customers that are located in separate buildings. This threshold is 231 as of January 31, 2002, increasing to 22,370 by March 31, 2008.

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  Cogent must maintain minimum cash reserves, starting with $14,700,000 as of June 30, 2002. This minimum threshold varies each quarter until March 31, 2004, when it begins to increase gradually from $9,000,000 to $184,700,000 by March 31, 2008.

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  Cogent must meet minimum requirement for nodes connected to its network. This threshold is 162 as of January 31, 2002, increasing to 2,340 by March 31, 2008.

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  Cogent may not make capital expenditures on an annualized basis in excess of a maximum amount that varies for each year. This maximum amount is $63,100,000 for the year ending December 31, 2002, increasing to $106,700,000 by the year ending December 31, 2005, before decreasing to $70,400,000 for the year ended December 31, 2007 and thereafter.

        For loans outstanding prior to entering into the new facility, the applicable interest rate is LIBOR, or the London Interbank Offer Rate, plus 4.5% per annum. For loans issued after entering into the new facility, the applicable interest rate is LIBOR plus a margin ranging from 6.5% currently, down to 2.0%, depending upon Cogent's EBITDA—or earnings before interest, taxes, depreciation and amortization—and leverage ratio—or its ratio or consolidated funded debt to EBITDA.

        In connection with this agreement, Cogent granted to Cisco Capital rights which, together with the warrant issued to Cisco Capital under the previous credit agreement, will permit Cisco Capital to acquire up to 5% of the fully diluted common stock of Cogent. The $409 million credit facility will mature on December 31, 2008.

        The credit facility is secured by the pledge of all of Cogent's assets and requires Cogent to comply with certain conditions, restrictions, and covenants, including revenue and other financial and operational targets. The credit facility also includes a closing fee, facility fee and a quarterly commitment fee on the underlying commitment. Borrowings are permitted to be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or, in certain circumstances, upon the receipt of proceeds from the sale of debt or equity securities of Cogent, and other events, such as asset sales. Principal payments on the credit facility begin in March 2005 and will be completed by December 2008.

        Cogent is currently in compliance with all conditions, restrictions, and covenants contained in the Cisco credit facility. Cogent expects to be in compliance with the Cisco Credit Facility at the time of the merger with Allied Riser, however, we anticipate that we will negotiate changes to the covenants with Cisco prior to the merger in order to obtain Cisco's consent to the merger. We anticipate that any changes to the covenants will be consistent with standard commercial terms for vendor financing provided to telecommunications and broadband carriers. The facility is only partially available until June 30, 2002 and, assuming we remain in compliance with the covenants on that date, the entire facility will be available, enabling us to fund our anticipated level of operations through the end of 2002. If the Cisco facility becomes unavailable we will not have sufficient funds to fund current or anticipated levels of operation through December 2002.

        Product and Service Agreement with Cisco Systems    Cogent has entered into an agreement with Cisco Systems, Inc. for the purchase of a total of $270 million of networking equipment for Cogent's network. As of December 31, 2001, Cogent had purchased $145.9 million against this commitment. Under this Cisco supply agreement, Cogent is obligated to purchase all of its networking equipment from Cisco until September 2003 and specified amounts through December 2004 unless Cisco cannot offer a competitive product at a reasonable price and on reasonable terms. If another supplier offers such products with material functionality or features that are not available from Cisco at a comparable price, Cogent may purchase those products from the other supplier, and such purchases will not be included in determining Cogent's compliance with Cisco minimum purchase obligations. The majority of Cogent's equipment has been obtained from Cisco.

        The Cisco supply agreement provides for certain discounts against the list prices for Cisco equipment. The agreement also requires that Cogent meet certain minimum purchase requirements each year during the four-year initial term of the agreement, provided that Cisco is not in default under the credit facility between Cisco and Cogent. Cogent has satisfied the minimum requirement through December 31, 2001. For 2002, 2003 and 2004, Cogent must meet minimum purchase requirements of $29,500,000, $42,400,000 and $45,500,000, respectively. In addition, Cogent purchases from Cisco technical support and assistance with respect to the Cisco hardware and software purchased under the supply agreement.

        Future Capital Requirements    Our future capital requirements will depend on a number of factors, including our success in increasing the number of customers and the number of buildings we serve, the expenses associated with the build-out of our network regulatory changes, competition, technological developments, potential merger and acquisition activity and the economy's ability to recover from the recent downturn. We believe our available liquidity resources, assuming the availability of our Cisco credit facility, will be sufficient to fund our operating needs at least through the end of our next fiscal year. We have based this estimate on assumptions that may prove wrong. For example, future capital requirements will change from current estimates to the extent to which we acquire or invest in businesses, assets, products and technologies. Our forecast of the period of time through which our financial resources will be adequate to support our operations and capital expenditures is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors, including those discussed in "Cautionary Statement Concerning Forward-Looking Statements." Until we can generate sufficient levels of cash from our operations, which we do not expect to achieve for several years, we will continue to rely on equity financing and our credit facility to provide us with our cash needs. We cannot assure you that this financing will be available on terms favorable to us or our stockholders. Insufficient funds may require us to delay or scale back the build-out of our network. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

Recent Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for business combinations. All business combinations in the scope of this Statement will be accounted for using the purchase method of accounting. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001, and business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001, or later. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under this Statement, goodwill will no longer be amortized but will be tested for impairment at least annually at the reporting unit level. Goodwill will be tested for impairment on an interim basis if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. Intangible assets which remain subject to amortization will be reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The proposed merger transaction with Allied Riser, if consummated, will be accounted for in accordance with SFAS No. 141 and No. 142.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains that statement's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. Statement 144 also supersedes the accounting/reporting provisions of APB Opinion No. 30 for segments of a business to be disposed of, but retains APB 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Company is in the process of evaluating the financial statement impact of adoption of SFAS No. 144.

Quantitative and Qualitative Disclosures About Market Risk

        Cogent has no financial instruments entered into for trading purposes. Cogent's primary market risk exposure is related to its marketable securities and credit facility. Cogent places its marketable securities investments in instruments that meet high credit quality standards as specified in Cogent's investment policy guidelines. Marketable securities were approximately $10.5 million at September 30, 2001, all of which are considered cash equivalents and mature in 90 days or less.

        Cogent's credit facility provides for secured borrowings at the 90-day LIBOR rate plus a specified margin based upon Cogent's leverage ratio, as defined in the agreement. The interest rate resets on a quarterly basis and was 8.2% for the three-month period ended September 30, 2001. Interest payments are deferred and begin in 2005. Borrowings are secured by a pledge of all of Cogent's assets. The weighted average interest rate on all borrowings for the nine-month period ending September 30, 2001, was approximately 9.5%. The credit facility matures on December 31, 2008. Borrowings may be repaid at any time without penalty subject to minimum payment amounts.

        If market rates were to increase immediately and uniformly by 10% from the level at September 30, 2001, the change to Cogent's interest sensitive assets and liabilities would have an immaterial effect on Cogent's financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted average interest rate for the nine-month period ended September 30, 2001 (from 9.5% to 10.5%) would increase interest for the period by approximately $650,000.

DESCRIPTION OF COGENT CAPITAL STOCK

        Your rights as a Cogent stockholder will be governed by Delaware law, Cogent's Second Amended and Restated Certificate of Incorporation, and Cogent's bylaws. The following description of Cogent's capital stock, including the Cogent common stock to be issued upon conversion of Allied Riser's 7.5% convertible subordinated notes.

        The description summarizes the material terms of Cogent's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of Delaware law, Cogent's certificate of incorporation, and bylaws.

General

        Cogent's authorized capital stock consists of 211,000,000 shares of common stock, par value $.001 per share, 98,137,643 shares of preferred stock, par value $.001 per share, 26,000,000 of which shall be designated as Series A participating convertible preferred stock, 20,000,000 of which shall be designated as Series B participating convertible preferred stock, and 52,137,643 of which shall be designated as Series C participating convertible preferred stock.

Cogent Common Stock

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution, or winding up of Cogent, the holders of common stock are entitled to receive ratably the net assets of Cogent available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock including the Series A, B, and C preferred stock. Holders of the common stock have no preemptive, subscription, redemption, or conversion rights. The shares of Cogent common stock that will be issued in the merger will be duly authorized, validly issued, fully paid, and nonassessable.

Cogent Preferred Stock

  Voting

        Holders of preferred stock are entitled to vote together with holders of common stock at annual or special meetings of stockholders and may act by written consent in the same manner as holders of common stock upon the following basis: each holder of a share of preferred stock will be entitled to one vote for each share of common stock such holder would receive upon conversion of such share of preferred stock into common stock. Notwithstanding the foregoing, holders of Series A preferred stock shall have the authority to elect two of the members of Cogent's board of directors, holders of Series B preferred stock shall have the authority to elect one of the members of Cogent's board of directors, and holders of Series C preferred stock shall have the authority to elect one of the members of Cogent's board of directors.

        So long as 29,441,293 shares of preferred stock are outstanding, the affirmative vote or consent of the holders of two-thirds of the issued and outstanding shares of preferred stock, voting together as a single class, is required for certain corporate actions including the declaration of any dividends, the merger, consolidation, dissolution, liquidation, or sale of the company, and the increase or decrease in the aggregate number of authorized shares of common or preferred stock.

  Liquidation and Dividend Preferences

        Upon any liquidation of Cogent, holders of Cogent's Series A, B, and C preferred stock are entitled to receive certain preferences to holders of Cogent common stock. In the event of a liquidation, before holders of common stock receive any distribution, holders of Series A, B, and C preferred stock will receive payments particular to each series as set forth in the certificate of incorporation.

        Holders of Series C preferred stock shall be entitled to receive, when and as declared by the board of directors, cash dividends at a rate of 8% of the original Series C preferred stock purchase price per annum on each outstanding share of Series C preferred stock. Any partial payment will be made ratably among the holders of Series C preferred stock. Except for acquisitions of common stock by Cogent pursuant to agreements which permit the company to repurchase such shares at cost upon termination of services to the company or acquisitions of common stock in exercise of Cogent's right of first refusal to repurchase such shares, Cogent may not declare any dividends or make any other distribution on any other Cogent stock, called junior stock, until all dividends on the Series C preferred stock have been paid. If dividends are paid on any junior stock, Cogent shall pay an additional dividend on all outstanding shares of Series C preferred stock in an amount equal per share (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of junior stock.

  Conversion and Antidilution Rights

        Shares of preferred stock may be converted to common stock at any time. In order to determine the number of shares of common stock received in the conversion, the number of shares of preferred stock held by the converting holder is multiplied by the conversion rate applicable to those shares as calculated pursuant to the certificate of incorporation. All shares of preferred stock will automatically be converted into common stock upon the election of 66.66% of the outstanding shares of preferred stock or immediately upon the closing of a firmly underwritten public offering in which the aggregate pre-money valuation of Cogent is at least $500,000,000 and in which the gross cash proceeds are at least $50,000,000.

        If Cogent engages in a stock split or reverse stock split, the applicable conversion prices will be proportionately decreased or increased, as the case may be. If Cogent declares a common stock dividend or distribution, the conversion prices shall be adjusted by multiplying them by the quotient equal to the total number of shares of common stock issued and outstanding immediately prior to the issuance divided by the total number of shares of common stock issued and outstanding immediately prior to the issuance plus the number of shares of common stock issuable in payment of the dividend or distribution. If Cogent declares a dividend payable in securities of the corporation other than common stock, the common stock is changed to a different type of stock, or if there is a capital reorganization, holders of preferred stock shall be entitled, upon conversion of their preferred stock, to receive an amount of securities or property equivalent to what they would have received if they had converted their preferred stock to common stock on the date of the dividend, reclassification, recapitalization, or capital reorganization.

        If Cogent issues or sells additional shares of common stock for a price which is less than the then-effective Series A applicable conversion price in the case of Series A preferred stock, the Series B applicable conversion price in the case of Series B preferred stock, or the Series C applicable conversion price in the case of Series C preferred stock, then the conversion prices shall be reduced to prices calculated as prescribed by the certificate of incorporation.

  Preemptive, Co-Sale and Voting Rights

        Cogent, David Schaeffer and the holders of Cogent's preferred stock entered into an Amended and Restated Stockholders Agreement that governs the sale and transfer of the company's capital stock and which sets forth agreements relating to the nomination and election of Cogent's directors. The Stockholders Agreement will terminate upon (1) the completion of an offering of Cogent common stock in which (a) the pre-money valuation of the company is at least $500,000,000 and (b) the gross proceeds are at least $50,000,000, or (2) the sale of the company, whether by merger, sale, or transfer of more the ninety percent of its capital stock, or sale of substantially all of its assets.

        Pursuant to the Stockholders Agreement, Cogent has agreed that, with certain exceptions, it shall not issue, sell, or exchange any common stock, preferred stock, debt securities with equity features, or options or warrants unless it has first offered to sell such securities to Cogent's preferred stockholders who hold, individually or together with their affiliates at least 2,500,000 shares of the preferred stock. Mr. Schaeffer shall also be entitled to this participation right so long as he holds at least fifty percent of the common stock held by him on the date of the Stockholders Agreement.

        Mr. Schaeffer may not, while employed by Cogent, sell, assign, or otherwise transfer any shares of common stock held by him until February 7, 2003. The foregoing restriction is subject to certain exceptions, including transfers by gift or bequest. If Mr. Schaeffer is no longer an employee of Cogent, the foregoing transfer restrictions shall be lifted as to a portion of his common stock. Mr. Schaeffer's transfer restrictions terminate upon the completion of (1) an offering described above, (2) the sale of the company, whether by merger, sale, or transfer of more than ninety percent of its capital stock, or sale of substantially all of its assets, or (3) conversion into common stock of all the then outstanding shares of preferred stock.

        If Mr. Schaeffer wishes to sell, assign, transfer, or otherwise dispose of any or all of his common stock to a third party who makes a purchase offer to Mr. Schaeffer, he must first offer to sell the shares to Cogent's preferred stockholders on terms at least as favorable as those of the proposed sale to the third party. If Mr. Schaeffer's sale or disposition of common stock, together with prior sales, transfers, or dispositions by Mr. Schaeffer, result in the transfer of more than twenty-five percent of the total number of shares of Mr. Schaeffer's common stock, each Cogent preferred stockholder will have the right to require, as a condition of the sale, that the third party purchase at the same price per share the same percentage of shares of common stock beneficially owned by them as is being purchased from the Mr. Schaeffer.

        Finally, the parties to the Stockholders Agreement have agreed to vote to elect as directors two people designated by the holders of a majority of the shares of the common stock, two people designated by the holders of a majority in interest of the then outstanding Series A preferred stock, one person designated by the holders of a majority in interest of the then outstanding Series B preferred stock, one person designated by the holders of a majority in interest of the then outstanding Series C preferred stock, and one person who shall be a person highly knowledgeable about the industry in which Cogent operates and who is unaffiliated with the management of the company. The parties to the Stockholders Agreement agree that the initial designees for election to the board of directors are David Schaeffer and Helen Lee, designees of the holders of common stock; Erel Margalit and James Wei, designees of the holders of Series A preferred stock; Edward Glassmeyer, and designee of the holders of Series B preferred stock.

  Registration Rights

        According to the terms of the Amended and Restated Registration Rights Agreement, the holders of Restricted Stock have rights to require registration of such stock. Restricted Stock means the common stock acquired by the conversion of preferred stock and the common stock which would be issuable to a holder of preferred stock upon the conversion of all the shares of preferred stock then held by such holder. At any time after the sixth month anniversary of the date of the closing of the merger with Allied Riser, the holders of more than one-third of the total number of shares of restricted stock, or a lesser percent if the anticipated offering price less underwriting discounts and commissions would be at least $5,000,000, may request that Cogent register all or any portion of their shares of restricted stock under the Securities Act.

        When Cogent receives a registration request, it will notify all holders of restricted stock of the registration request and allow them thirty days to request that their stock be included in the registration. Cogent shall then use its best efforts to register the shares for public sale under the Securities Act. Cogent may include in the registration shares of common stock to be sold for its own account so long as that inclusion does not adversely affect the marketing of the restricted stock. In addition, if the managing underwriter believes that including all of the restricted stock requested to be registered would adversely affect the marketing of such shares, Cogent may reduce the number of shares to be registered, giving holders of Series C preferred stock preference as to registration followed by holders of Series A and B preferred stock together. If Cogent proposes to register any of its securities under the Securities Act for sale to the public, it will give written notice to all holders of restricted stock and shall, upon receiving the written request of any such holder, use its best efforts to include that holder's restricted stock in the registration. If the managing underwriter believes that including all of the restricted stock requested to be registered would adversely affect the marketing of such shares, Cogent may reduce the number of shares to be registered, giving holders of Series C preferred stock preference as to registration followed by holders of Series A and B preferred stock together.

Cisco Warrants

        In connection with our credit facility, we granted warrants to Cisco Systems Capital Corporation to purchase up to 5% of the shares of Cogent common stock. In addition, we have granted to Cisco Systems Capital registration rights with respect to the common stock it obtains through the exercise of these warrants.

SELLING SECURITY HOLDERS

        No offer or sale under this prospectus may be made by a holder of shares of our common stock issued upon conversion of the Allied Riser's 7.5% convertible subordinated notes due 2007 unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the registration statement has become effective. We will supplement or amend this prospectus to include additional selling security holders reasonably promptly after we receive all required information from the additional selling security holders.

        The following table sets forth information, as of August 1, 2001, with respect to:

  •
  the name of each selling security holder;

  •
  the amount of our common stock owned by that holder before the offering; and

  •
  the amount of our common stock being offered for sale by that selling security holder.

        The table is based on information provided to Allied Riser by or on behalf of the selling holders of its 7.5% convertible subordinated notes due 2007. The selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes to Allied Riser. In addition, the selling security holders may convert all, some or none of the notes, and thereafter may offer all, some or none of our common stock issued to them upon conversion. Accordingly, no estimate can be given as to the amount of our common stock that will be owned or offered by the selling security holders. The total number of our shares that may be sold by the selling security holders whether individually or as a group, however, is limited to 244,827 shares.

        All shares of our common stock issued upon conversion of the notes are being offered by the selling security holders listed in the table below. Only those shares of common stock issued upon conversion of the notes may be offered by the selling security holders.

        No selling security holder has indicated that it has held any position, office or other material relationship with us or any of our affiliates during the past three years.

Common Stock
Name of Selling Security Holder	Number of Shares Owned	Number of Shares Offered
AFRA Health Fund	—	—
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P.	—	—
Aristeia International, Ltd.	—	—
Aristeia Trading, L.P.	—	—
Bank Austria Cayman Islands, Ltd.	—	—
Bear, Stearns & Co. Inc.	—	—
Black Diamond Offshore, Ltd.	—	—
BNP Arbitrage SNC	—	—
BNP Cooper Neff Convertible Strategies Fund, L.P.	—	—
Brown and Williamson Tobacco Master Retirement Trust	—	—
Convexity Partners LP	—	—
Credit Research & Trading LLC	—	—
D. E. Shaw Investments, L.P.	—	—
D. E. Shaw Valence, L.P.	—	—
Delaware Group Dividend and Income Fund, Inc.	—	—
Delaware Group Global Dividend and Income Fund, Inc.	—	—
Delaware Group Premium Fund-Convertible Securities Series	—	—
Delaware Retirement Income Fund	—	—

Deutsche Bank Securities Inc.	—	—
Double Black Diamond Offshore, LDC	—	—
Elliot Associates, L.P.	—	—
Global Capital Securities Corporation	—	—
Harris Insight Convertible Securities Fund	—	—
Highbridge International LLC	—	—
ING Barings	—	—
J.B. Hanauer & Co.	—	—
JMG Capital Partners, LP	—	—
JMG Convertible Investments, LP	—	—
JMG Triton Offshore Fund, Ltd.	—	—
Leonardo L.P.	—	—
Lonestar Partners, LP	—	—
Mainstay Convertible Fund	—	—
Mainstay Strategic Value Fund	—	—
Mainstay VP Convertible Portfolio	—	—
McMahan Securities Co. L.P.	—	—
Merced Partners Limited Partnership	—	—
New York Life Separate Account	—	—
Peoples Benefit Life Insurance Company	—	—
R2 Investments, LDC	—	—
Sagamore Hill Hub Fund Ltd.	—	—
St. Albans Partners Ltd.	—	—
The Northwestern Mutual Life Insurance Company	—	—
Tribeca Investments LLC	—	—
Triton Capital Investments, Ltd.	—	—
Ventana Partners, L.P.	—	—
Westgate International, L.P.	—	—
White River Securities L.L.C.	—	—
Worldwide Transactions, Ltd.	—	—

Total	—	244,827

PLAN OF DISTRIBUTION

        The securities being offered by this prospectus may be sold from time to time to purchasers directly by the selling security holders listed in the table set forth in "Selling Security Holders" or, alternatively, through underwriters, broker-dealers or agents. The selling security holders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on an exchange or over-the-counter market; and

  •
  through the writing of options.

        In connection with sales of the securities, the selling security holders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling security holders may also sell the securities short and deliver them to close out the short positions, or loan or pledge the securities to broker-dealers that in turn may sell them.

        The selling security holders and any of their brokers, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters," and any profits on the sale of the securities by them and any discounts, commissions, or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

        To our best knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling security holders.

        At any time a particular offer of the securities is made, a revised prospectus or supplement, if required, will be distributed that will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any supplement and, if necessary, a post-effective amendment to the registration statement, of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

        We have agreed to indemnify the selling security holders against specified liabilities under the Securities Act and to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

        The following unaudited condensed combined pro forma financial statements ("the pro forma financial statements") and explanatory notes have been prepared to give effect to the merger and Cogent's September 2001 acquisition of certain assets of NetRail, Inc., using the purchase method of accounting for business combinations. The unaudited condensed combined pro forma financial statements also reflect the issuance by Cogent of $62.0 million of its Series C preferred stock and the impact of Cogent's October 2001 credit facility. The merger and acquisition of certain NetRail, Inc. assets are being accounted for as purchase business combinations as defined by SFAS No. 141. Cogent is the acquiring enterprise for purposes of accounting for the merger and NetRail asset acquisition. The pro forma financial statements also reflect the modification of certain of Allied Riser's capital leases and maintenance obligations.

        In accordance with Article 11 of Regulation S-X under the Securities Act, an unaudited condensed combined pro forma balance sheet ("the pro forma balance sheet") as of September 30, 2001, and unaudited condensed combined pro forma statements of operations ("the pro forma statements of operations") for the nine months ended September 30, 2001, and the year ended December 31, 2000, have been prepared to reflect, for accounting purposes, the merger of Allied Riser and Cogent, the issuance by Cogent of $62.0 million of its Series C preferred stock, the impact of Cogent's October 2001 credit facility, the modification of Allied Riser's capital leases and maintenance obligations, and, for purposes of the September 30, 2001 and December 31, 2000 statements of operations, the acquisition by Cogent of certain assets of NetRail, Inc. For both the pro forma balance sheet and all periods included in the pro forma statements of operations, the average number of common and common equivalent shares gives effect to the exchange ratio of one share of Allied Riser for 0.0321679 shares of Cogent.

        The following pro forma financial statements have been prepared based upon the historical financial statements of Cogent, Allied Riser and NetRail, respectively. The pro forma financial statements should be read in conjunction with (a) the historical consolidated financial statements of Cogent as of December 31, 2000 and 1999, for the year ended December 31, 2000, and for the period from inception (August 9, 1999) to December 31, 1999, and the unaudited condensed consolidated financial statements as of September 30, 2001, and for the nine month periods ended September 30, 2001 and 2000, included in this registration statement; and (b) the historical consolidated financial statements and related notes thereto of Allied Riser and NetRail included in this registration statement. See "Index to Financial Statements."

        The pro forma balance sheet assumes that the merger was completed on September 30, 2001. The pro forma balance sheet includes historical unaudited consolidated balance sheet data of Cogent and Allied Riser as of September 30, 2001, with Cogent's balance sheet adjusted to reflect the issuance of $62.0 million of Series C preferred stock ("the Series C financing") and the impact of Cogent's October 2001 credit facility and Allied Risers' settlement of its capital lease and maintenance obligations to a vendor. The Series C financing closed in October 2001. Cogent's credit facility with Cisco Capital was obtained on October 9, 2001.

        The pro forma statements of operations assume the merger and Cogent's acquisition of certain assets of NetRail, Inc. occurred on January 1, 2000. The pro forma statements of operations for the year ended December 31, 2000, include the historical consolidated statement of income data of Cogent, NetRail, and Allied Riser for the year ended December 31, 2000. The pro forma statements of operations for the nine-month period ended September 30, 2001, include the historical consolidated unaudited statement of operations data of Cogent, NetRail, and Allied Riser for the nine-month period ended September 30, 2001. These pro forma statements assume that the merger, Cogent's acquisition of certain assets of NetRail, the Series C financing, and the closing of both Cogent's credit facility with

Cisco Capital and the settlement and termination of Allied Riser's capital lease and maintenance commitments to a vendor occurred on January 1, 2000.

        The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if these transactions had been consummated at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential costs savings, or one-time charges which may result from these transactions or the final result of valuations of inventories, property, plant and equipment, intangible assets, debt, and other obligations. Cogent and Allied Riser are currently developing plans to integrate the operations of the companies, which will involve costs including, among others, severance and settlement of operating and capital commitments, which are material. The merger has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated in the future.

COGENT COMMUNICATIONS GROUP, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 2001
(DOLLARS IN THOUSANDS)

	Historical Cogent	Cogent Pro Forma Financing Adjustments		Adjusted Cogent	Historical Allied Riser	Allied Riser Pro Forma Acquisition Adjustments		Cogent & Allied Riser Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,528	$61,802	(a)	$72,330	$28,482	$(1,450	)(f)	$99,362
Short-term investments	—	—		—	86,241	60	(d)	86,301
Accounts receivable, net	823	—		823	1,093	—		1,916
Prepaid expenses and other current assets	2,320	—		2,320	2,301	—		4,621

Total current assets	13,671			75,473	118,117			192,200
PROPERTY AND EQUIPMENT, net	214,105	—		214,105	33,191	(33,191	)(g)	214,105
REAL ESTATE ACCESS RIGHTS, net	—	—		—	8,557	(8,557	)(h)	—
GOODWILL AND OTHER INTANGIBLE ASSETS, net	11,740	—		11,740	—	—		11,740
OTHER ASSETS, net	8,252	6,901	(b)	15,153	8,623	(3,940	)(i)	19,836

Total assets	$247,768			$316,472	$168,488			$437,882

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,524	$—		$5,524	$7,047	$(5,775	)(k)	$6,796
Accrued liabilities	5,806	—		5,806	22,712	22,353	(j)	50,871
Current maturities of capital lease obligations	1,734	—		1,734	35,883	(23,517	)(k)	14,100
Current maturities of credit facility	—	—		—	—	—		—
Current maturities of debt	—	—		—	604	—		604

Total current liabilities	13,064	—		13,064	66,246			72,371
CAPITAL LEASE OBLIGATIONS, net of current maturities	17,756	—		17,756	23,189	(23,091	)(k)	17,854
LONG-TERM LIABILITIES:
Credit facility	107,625	1,980	(c)	109,605	—	—		109,605
Credit facility — working capital	28,990	—		28,990	—	—		28,990
Deferred equipment discount	20,915	—		20,915	—	—		20,915
Long-term debt, net of current maturities	—	—		—	749	—		749
Convertible notes	—	—		—	123,600	(84,666	)(l)	38,934

Total liabilities	188,350			190,330	213,784			289,418

STOCKHOLDERS' EQUITY:
Convertible preferred stock, Series A	25,892	—		25,892	—	—		25,892
Convertible preferred stock, Series B	90,009	—		90,009	—	—		90,009
Convertible preferred stock, Series C	—	61,802	(a)	61,802	—	—		61,802
Common stock	14	—		14	6	(6	)(m)	14
Additional paid-in capital	194	—		194	509,294	(497,978	)(n)	11,510
Warrants	583	4,921	(e)	5,504	71,127	(71,127	)(o)	5,504
Deferred compensation	—	—		—	(3,340)	3,340	(o)	—
Accumulated other comprehensive loss	—	—		—	(859)	859	(o)	—
Accumulated deficit	(57,274)	—		(57,274)	(621,524)	632,530	(p)	(46,268)

Total stockholders' equity	$59,418			126,142	(45,296)			148,464

Total liabilities and stockholders' equity	$247,768			$316,472	$168,488			$437,882

See Notes to Unaudited Condensed Combined Pro Forma Balance Sheet

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS OF SEPTEMBER 30, 2001

(a)
Represents the issuance of 49.7 million shares of Series C preferred stock for net proceeds of $61.8 million.

(b)
Represents (1) the $4.9 million valuation of warrants for 6.2 million shares of Cogent's common stock issued to Cisco Capital in connection with Cogent's October 2001 credit facility and (2) the debt issuance cost of $2.0 million accrued related to Cogent's October 2001 credit facility.

(c)
Represents the commitment fee of $2.0 million accrued in connection with Cogent's October 2001 credit facility.

(d)
Represents the adjustment necessary to record Allied Riser's short term investments at their fair market value.

(e)
Represents the valuation of warrants for 6.2 million shares of Cogent's common stock issued to Cisco Capital in connection with Cogent's October 2001 credit facility.

(f)
Represents Cogent's estimated transaction costs associated with the merger.

(g)
Represents (1) the decrease of $12.1 million in the historical cost basis of Allied Riser's property and equipment not expected to be used by Cogent to its estimated fair value of $21.0 million and (2) the allocation of $21.0 million of negative goodwill.

(h)
Represents (1) the increase of $2.4 million in the historical cost basis of Allied Riser's real estate access rights to their estimated fair value of $11.0 million less (2) the allocation of $11.0 million of negative goodwill.

(i)
Represents the allocation of negative goodwill to non-monetary long term assets.

(j)
Represents (1) the estimated liability for Allied Riser's operating lease commitments not expected to be used by Cogent of $6.0 million and (2) the estimated liability for Allied Riser's real estate access agreements not expected to be used by Cogent of $8.9 million and (3) the estimated liability for Allied Riser's commitments under leased circuits with carriers not expected to be used by Cogent of $4.8 million and (4) additional severance and health care obligations of $2.6 million that will be payable to Allied Riser's employees as a result of the merger. Cogent has determined that $6.0 million, $8.9 million, $4.8 million and $2.6 million of Allied Riser's commitments for operating leases, real estate access agreements, circuit commitments, and severance and health care obligations, respectively, qualify as "costs of a plan to exit an activity of an acquired company" under EITF Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

(k)
Represents (1) the impact of the settlement of certain of Allied Riser's capital lease and maintenance obligations totaling $62.9 million for $12.5 million and (2) the adjustment required to record Allied Riser's remaining capital leases at their estimated fair value using Cogent's effective borrowing rate. On October 9, 2001, Allied Riser entered into a settlement and mutual release agreement for certain of its capital lease agreements with a vendor. The book value of these obligations was $62.9 million and they were settled for $12.5 million. Of the $50.4 million adjustment, $22.3 million was recorded against current maturities of capital lease obligations, $22.3 million was recorded against capital lease obligations, and $5.8 million was recorded against accounts payable.

(l)
Represents the adjustment required to record Allied Risers' convertible notes at their fair value using their trading price of the convertible notes on October 19, 2001.

(m)
Represents (1) the elimination of Allied Riser's historical equity balance and (2) the par value for the 2.2 million shares of Cogent common stock to be issued in the merger.

(n)
Represents (1) the elimination of Allied Riser's historical equity balance and (2) the additional paid in capital resulting from the issuance of 2.2 million shares of Cogent common stock to be issued in the merger. The fair value of the common stock included in the pro forma determination of the purchase price was determined by using the average closing price of Allied's common stock during the period from October 8, 2001 to October 19, 2001, in accordance with SFAS 141 "Business Combinations."

(o)
Represents the elimination of Allied Riser's historical equity balance.

(p)
Represents the elimination of Allied Riser's historical accumulated deficit balance of $621.5 million and (2) the extraordinary gain of $11.0 million resulting from the excess of the net assets acquired over the purchase price pursuant to SFAS No. 141.

Merger Consideration

        The determination of the purchase price for Allied Riser Corporation by Cogent in accordance with SFAS 141 is not necessarily indicative of and could differ significantly from the value of the merger consideration to be issued to the Allied Riser stockholders. The purchase price allocation is preliminary and may change upon final determination of the fair value of the assets and liabilities acquired.

Allied Riser	Amounts in Thousands
Fair value of equity securities issued as merger consideration:
Common stock	$10,170
Stock options, warrants and deferred stock units	1,146
Transaction expenses	1,450

Total purchase price	$12,766
Estimated fair value of net assets acquired	$59,803

Estimated fair value in excess of purchase price — negative goodwill	$(47,037)

Negative goodwill allocated to:
Property and equipment	$21,091
Real estate access rights	11,000
Other assets	3,940
Extraordinary gain	11,006

$47,037

COGENT COMMUNICATIONS GROUP, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2000
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical Cogent	Historical NetRail	NetRail Pro Forma Acquisition Adjustments		Cogent & NetRail Pro Forma Combined	Cogent Pro Forma Financing Adjustments		Adjusted Cogent	Historical Allied	Allied Pro Forma Acquisition Adjustments		Cogent & Allied Pro Forma Combined
REVENUE:
Network services	$—	$9,524	$(8,294	)(a)	$1,230			$1,230	$10,969	$(964	)(h)	$11,235
Value added services	—	—	—		—				—			3,363

Total revenue	—	9,524			1,230			1,230	14,332			14,598
OPERATING EXPENSES:
Network operations	3,040	30,960	(29,737	)(b)	4,263			4,263	43,389	(964	)(h)	46,688
Cost of value added services	—		—		—			—	2,356			2,356
Selling, general and administrative expenses	10,844	18,711	(18,711	)(c)	10,844			10,844	105,298			116,142
Depreciation and amortization	338	1,023	2,915	(d)	4,276	283	(f)	4,558	36,155	(36,155	)(i)	4,558
Amortization of deferred compensation	—		—		—	—		—	9,418			9,418
Asset write-down		11,946	(11,946	)(c)	—			—				—

Total operating expenses	14,222	62,640			19,383			19,665	196,616			179,162

OPERATING LOSS	(14,222)	(53,116)			(18,153)			(18,435)	(182,284)			(164,564)
OTHER INCOME (EXPENSE):
Interest expense	(1,105)	(3,082)	3,082	(c)	(1,105)	(703	)(g)	(1,808)	(9,348)	(9,630	)(j)	(20,786)
Interest and other income	3,566	2,187	(2,900	)(e)	2,853			2,853	18,224			21,077

Total other income (expense)	2,461	(895)			1,748			1,045	8,876			290

LOSS BEFORE INCOME TAXES	(11,761)	(54,011)			(16,405)			(17,391)	(173,408)			(164,274)

PROVISION FOR INCOME TAXES	—	—	—		—			—	—			—

NET LOSS	$(11,761)	$(54,011)			$(16,405)			$(17,391)	$(173,408)			$(164,274)

BASIC & DILUTED NET LOSS PER COMMON SHARE (l)	$(0.85)				$(1.19)				$(3.18)			$(45.96)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	13,824,000				13,824,000				54,472,000	2,191,531	(k)	3,573,931 (m)

See Notes to Unaudited Condensed Combined Pro Forma Statement of Operations for the year ended December 31, 2000.

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000

(a)
Represents the elimination of revenue generated by customers whose contracts were not acquired by Cogent.

(b)
Represents the elimination of expenses generated by assets not acquired by Cogent. Retained expenses include network costs under contracts assumed by Cogent. Under the asset purchase agreement, Cogent assumed contracts for network services which totaled approximately $1.2 million in network costs for the year ended December 31, 2000. This $29.7 million adjustment eliminates expenses related to contracts which were not acquired and are in excess of the $1.2 million.

(c)
Represents the elimination of expenses generated by assets not acquired by Cogent. Under the asset purchase agreement, Cogent did not acquire or assume obligations recorded as selling general and administrative expenses by NetRail. This adjustment eliminates $18.7 million of selling, general and administrative expenses related to obligations and commitments which were not acquired.

(d)
Represents (1) the elimination of the historical depreciation and amortization of $1.0 million plus (2) the increase in amortization and depreciation of $2.9 million from the amortization of assets acquired.

Amounts in Thousands
NetRail
Purchase consideration
Cash paid	$11,886
Transaction expenses	204

Total purchase price	$12,090

Estimated fair value of assets acquired:
Tangible assets	350
Peering agreements	$11,036
Customer contracts	704

$12,090

  The purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired.

  The assets acquired are being depreciated using the straight-line method over the following useful lives.

Peering agreements	3 years
Customer contracts	3 years
Tangible assets	3-7 years
(e)
Represents (1) the elimination of historical interest income of $2.2 million plus (2) the estimated reduction to interest income from the reduction in cash of $12.0 million.

(f)
Represents amortization of the commitment fee of $2.0 million paid to Cisco Capital in connection with Cogent's October 2001 credit facility over the remaining seven year term of the credit facility.

(g)
Represents the amortization of debt issuance costs associated with warrants for 6.2 million shares of Cogent's common stock valued at $4.9 million amortized over the remaining seven year term of the credit facility. These warrants were issued to Cisco Capital in connection with Cogent's October 2001 credit facility.

(h)
Represents the elimination of transactions between NetRail and Allied Riser. Allied Riser was a customer of NetRail.

(i)
Represents the reduction to depreciation and amortization expense resulting from the allocation of negative goodwill.

(j)
Represents (1) increased interest expense resulting from the write down of Allied Riser's convertible notes and capital leases to their fair value and the resulting additional amortization of discount less (2) the reduction to interest expense from the settlement of certain capital lease obligations below their recorded value. The adjustment required to record Allied Riser's convertible notes at their fair value results in an amortization of the discount resulting in an additional $14.5 million of interest expense. The settlement of $44.6 million of capital lease obligations results in reduced interest expense of $5.1 million. The adjustment to Allied Riser's remaining capital lease obligations at appropriate current interest rates results in an increase to interest expense of $0.2 million.

(k)
Represents the effect of issuing 2.2 million shares of Cogent common stock for all of the outstanding shares of Allied Riser common stock in the merger. Based upon a conversion ratio of 0.0321679 shares of Cogent common stock issued for each share of Allied Riser common stock, after the impact of a ten-for-one reverse split of Cogent common stock. The conversion ratio was determined based upon Cogent's common stock on a fully diluted basis, including the issuance of 5.0 million shares of Series C preferred stock.

(l)
Historical basic and diluted loss per common share and pro forma basic and diluted net loss per common share are the same, because Cogent, Allied Riser and the pro forma combined company would have a loss and the effect of common stock equivalents would be anti-dilutive. The historical Cogent amounts do not reflect the impact of a ten-for-one reverse split of Cogent common stock.

(m)
Adjusted to reflect the impact of a proposed ten-for-one reverse split of Cogent common stock.

COGENT COMMUNICATIONS GROUP, INC.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical Cogent	Historical NetRail	NetRail Pro Forma Acquisition Adjustments		Cogent & NetRail Pro Forma	Cogent Pro Forma Financing Adjustments		Adjusted Cogent	Historical Allied	Allied Pro Forma Adjustments		Pro Forma Combined
REVENUE:
Network services	$747	$8,594	$(6,936	)(a)	$2,405			$2,405	$18,547	$(1,222	)(h)	$19,730
Value added services	—	—	—		—			—	5,680			5,680

Total revenue	747	8,594			2,405			2,405	24,227			25,410
OPERATING EXPENSES:
Network operations	15,473	19,128	(17,818	)(b)	16,783			16,783	57,050	(1,222	)(h)	72,611
Cost of value added services	—	—	—		—			—	4,013			4,013
Selling, general and administrative expenses	21,756	9,113	(9,113	)(c)	21,756			21,756	55,459			77,215
Depreciation and amortization	5,955	1,360	1,593	(d)	8,908	212	(f)	9,120	32,484	(32,484	)(i)	9,120
Amortization of deferred compensation	—	—	—		—			—	—			—
Asset write-down	—	—	—		—			—	262,336			262,336

Total operating expenses	43,184	29,601			47,447			47,659	411,342			425,295

OPERATING LOSS	(42,437)	(21,007)			(45,042)			(45,254)	(387,115)			(399,885)

OTHER INCOME (EXPENSE):
Interest expense	(4,756)	(1,040)	1,040	(c)	(4,756)	(527	)(g)	(5,283)	(11,533)	(3,372	)(j)	(20,188)
Interest and other income	1,763	139	(496	)(e)	1,406			1,406	6,780			8,186

Total other income (expense)	(2,993)	(901)			(3,350)			(3,877)	(4,753)			(12,002)

LOSS BEFORE INCOME TAXES	(45,430)	(21,908)			(48,392)			(49,131)	(391,868)			(411,887)
PROVISION FOR INCOME TAXES	—	—	—		—			—	—			—

NET LOSS	$(45,430)	$(21,908)			$(48,392)			$(49,131)	$(391,868)			$(411,887)

BASIC & DILUTED NET LOSS PER COMMON SHARE (l)	$(3.23)				$(3.44)				$(6.59)			$(114.53)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	14,047,813				14,047,813				59,493,000	2,191,531	(k)	3,596,312 (m)

See Notes to Unaudited Condensed Combined Pro Forma Statement of Operations for the nine months ended September 30, 2001.

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA
STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

(a)
Represents the elimination of revenues generated by customers whose contracts were not acquired by Cogent.

(b)
Represents the elimination of expenses generated by assets not acquired by Cogent. Retained expenses include network costs under contracts assumed by Cogent. Under the asset purchase agreement, Cogent assumed contracts for network services which totaled approximately $1.3 million in network costs for the nine months ended September 30, 2001. This $17.8 million adjustment eliminates expenses related to contracts which were not acquired and are in excess of the $1.3 million.

(c)
Represents the elimination of expenses generated by assets not acquired by Cogent. Under the asset purchase agreement, Cogent did not acquire or assume obligations recorded as selling, general and administrative expenses by NetRail. This adjustment eliminates $9.1 million of selling, general and administrative expenses related to obligations and commitments which were not acquired.

(d)
Represents (1) the elimination of the historical depreciation and amortization of $1.4 million plus (2) the increase in amortization and depreciation of $4.0 million from the amortization of assets acquired.

Amounts in Thousands
NetRail
Purchase consideration
Cash paid	$11,886
Transaction expenses	204

Total purchase price	$12,090

Estimated fair value of assets acquired:
Tangible assets	350
Peering agreements	$11,036
Customer contracts	704

$12,090

  The purchase price allocation is preliminary and may change upon final determination of the fair value of assets and liabilities acquired.

  The assets acquired are being depreciated using the straight-line method over the following useful lives.

Peering agreements	3 years
Customer contracts	3 years
Tangible assets	3-7 years
(e)
Represents (1) the elimination of historical interest increase of $0.1 million plus (2) the estimated reduction to interest income of $0.4 million from the reduction in cash of $12.0 million.

(f)
Represents amortization of the commitment fee of $2.0 million paid to Cisco Capital in connection with Cogent's October 2001 credit facility over the remaining seven year term of the credit facility.

(g)
Represents the amortization of warrants for 6.2 million shares of Cogent's common stock valued at $4.9 million amortized over the remaining seven year term of the credit facility. These warrants were issued to Cisco Capital in connection with Cogent's October 2001 credit facility.

(h)
Represents the elimination of transactions between NetRail and Allied Riser. Allied Riser was a customer of NetRail.

(i)
Represents the reduction to depreciation and amortization expense resulting from the allocation of negative goodwill.

(j)
Represents (1) increased interest expense resulting from the write down of Allied Riser's convertible notes and capital leases to their fair value and the resulting additional amortization of discount less (2) the reduction to interest expense from the settlement of certain capital lease obligations below their recorded value.

(k)
Represents the effect of issuing 2.2 million shares of Cogent common stock for all of the outstanding shares of Allied Riser common stock in the merger. Based upon a conversion ratio of 0.0321679 shares of Cogent common stock issued for each share of Allied Riser common stock, after the impact of a ten-for-one reverse split of Cogent common stock. The conversion ratio was determined based upon Cogent's common stock on a fully diluted basis.

(l)
Historical basic and diluted loss per common share and pro forma basic and diluted net loss per common share are the same, because Cogent, Allied Riser and the pro forma combined company would have a loss and the effect of common stock equivalents would be anti-dilutive. The historical Cogent amounts do not reflect the impact of a ten-for-one reverse split of Cogent common stock.

(m)
Adjusted to reflect the impact of a proposed ten-for-one reverse split of Cogent common stock.

LEGAL MATTERS

        Certain legal matters in connection with the offering and sale of Cogent's common stock will be passed upon for Cogent by Latham & Watkins, Washington, DC.

EXPERTS

        The audited financial statements of Cogent Communications Group, Inc. and Subsidiaries and Allied Riser Communications Corporation and Subsidiaries included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

        The December 31, 2000 audited financial statements of NetRail, Inc. and Subsidiaries included in this prospectus and elsewhere in the registration statement have been audited by Habif, Arogeti & Wynne, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

        The 1999 financial statements of NetRail, Inc. included in this prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding NetRail, Inc.'s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and is included in reliance upon such report given the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 to register with the SEC the Cogent common stock into which Allied Riser's notes are convertible. This prospectus is a part of that registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Cogent and the common stock into which the notes are convertible. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Summaries contained in this prospectus of the contents of any agreement or other document referred to in this prospectus are not necessarily complete and we refer you to the complete copy of that agreement or other document for its precise legal terms and other information that may be important to you.

        In addition we have filed a registration statement on Form S-4 to register with the SEC the Cogent common stock to be issued to Allied Riser stockholders in the merger. You may read and copy that registration statement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The registration statement on Form S-4 is also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

        We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogent Communications Group, Inc., and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Cogent Communications Group, Inc. (a Delaware corporation), and Subsidiaries (together the Company) as of December 31, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the year ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cogent Communications Group, Inc., and Subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

  Vienna, Virginia
  March 15, 2001

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1999 AND 2000

	1999	2000
Assets
Current assets:
Cash and cash equivalents	$343	$65,593,324
Prepaid expenses and other current assets	25,000	3,281,060

Total current assets	25,343	68,874,384
Property and equipment:
Property and equipment	—	128,843,820
Accumulated depreciation and amortization	—	(338,008)

Total property and equipment	—	128,505,812
Other assets	—	7,213,457

Total assets	$25,343	$204,593,653

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$—	$2,600,528
Accrued liabilities	7,633	2,954,665
Capital lease obligations	—	10,697,395

Total current liabilities	7,633	16,252,588
Cisco credit facility	—	67,239,085
Deferred equipment discount	—	16,853,400

Total liabilities	7,633	100,345,073

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding in 2000; none in 1999; liquidation preference of $27,882,357	—	25,891,957
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,809,783 shares issued and outstanding in 2000; none in 1999; liquidation preference of $93,693,925	—	90,009,445
Common stock, $0.001 par value; 49,500,000 and 70,000,000 shares authorized; 13,600,000 and 14,006,977 shares issued and outstanding	13,600	14,007
Additional paid-in capital	86,400	176,179
Accumulated deficit	(82,290)	(11,843,008)

Total stockholders' equity	17,710	104,248,580

Total liabilities and stockholders' equity	$25,343	$204,593,653

The accompanying notes are an integral part of these consolidated balance sheets.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO
DECEMBER 31, 1999, AND FOR THE YEAR ENDED DECEMBER 31, 2000

	1999	2000
Operating expenses:
Network operations	$—	$3,040,100
Selling, general, and administrative	82,290	10,844,425
Depreciation and amortization	—	338,008

Total operating expenses	82,290	14,222,533
Operating loss	(82,290)	(14,222,533)
Interest income	—	3,432,532
Interest expense	—	(1,104,696)
Other income	—	133,979

Net loss	$(82,290)	$(11,760,718)

Basic and diluted net loss per common share	$(0.01)	$(0.85)

Weighted-average common shares (basic and diluted)	13,600,000	13,823,598

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO
DECEMBER 31, 1999 AND FOR THE YEAR ENDED TO DECEMBER 31, 2000

				Convertible preferred stock—Series A		Convertible preferred stock—Series B
	Common stock
			Additional paid-in capital					Accumulated deficit	Total stockholders' equity
	Shares	Amount		Shares	Amount	Shares	Amount
Balance, August 9, 1999 (date of inception)	—	$—	$—	—	$—	—	$—	$—	$—
Issuance of common stock	13,600,000	13,600	86,400	—	—	—	—	—	100,000
Net loss	—	—	—	—	—	—	—	(82,290)	(82,290)

Balance, December 31, 1999	13,600,000	13,600	86,400	—	—	—	—	(82,290)	17,710
Issuances of common stock pursuant to exercises of stock options	406,977	407	89,779	—	—	—	—	—	90,186
Issuance of Series A convertible preferred stock, net	—	—	—	26,000,000	25,891,957	—	—	—	25,891,957
Issuance of Series B convertible preferred stock, net	—	—	—	—	—	19,809,783	90,009,445	—	90,009,445
Net loss	—	—	—	—	—	—	—	(11,760,718)	(11,760,718)

Balance, December 31, 2000	14,006,977	$14,007	$176,179	26,000,000	$25,891,957	19,809,783	$90,009,445	$(11,843,008)	$104,248,580

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999,
AND FOR THE YEAR ENDED DECEMBER 31, 2000

	1999	2000
Cash flows from operating activities:
Net loss	$(82,290)	$(11,760,718)
Adjustments to reconcile net loss to net cash used in operating activities —
Depreciation and amortization	—	338,008
Changes in assets and liabilities:
Prepaid expenses and other current assets	—	(3,281,060)
Other assets	—	(7,213,457)
Accounts payable and accrued liabilities	7,633	5,547,560

Net cash used in operating activities	(74,657)	(16,369,667)

Cash flows from investing activities:
Purchases of property and equipment	—	(80,988,863)
Cash flows from financing activities:
Borrowings under Cisco credit facility	—	67,239,085
Collection of note from stockholder	—	25,000
Proceeds from issuance of common stock	75,000	—
Proceeds from option exercises	—	90,186
Repayment of capital lease obligations	—	(37,157,562)
Deferred equipment discount	—	16,853,400
Issuances of preferred stock, net of issuance costs	—	115,901,402

Net cash provided by financing activities	75,000	162,951,511

Net increase in cash and cash equivalents	343	65,592,981
Cash and cash equivalents, beginning of period	—	343

Cash and cash equivalents, end of period	$343	$65,593,324

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$1,736,341
Cash paid for income taxes	—	—
Noncash financing activities —
Capital lease obligations incurred	—	47,854,957

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 2000

1.    Description of the business and summary of significant accounting policies:

Description of business

        Cogent Communications, Inc. (Cogent), was formed on August 9, 1999 (inception) as a Delaware corporation and is located in Washington, D.C. Cogent is a facilities-based Internet Services Provider (ISP), providing Internet access to multi-tenant office buildings in 11 major metropolitan areas in the United States. In 2001, Cogent formed Cogent Communications Group, Inc., (the Company), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. All of Cogent's options for shares of common stock were also converted to options of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that will be accounted for by the Company at Cogent's historical cost. Accordingly, the accompanying financial statements as of and for the periods ended December 31, 2000 and 1999, reflect the historical operating results and assets and liabilities of Cogent.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use (IRUs) to a nationwide fiber-optic intercity network of 12,484 route miles (24,968 fiber miles) of dark fiber from Williams Communications, Inc. (Williams). These IRUs are configured in two rings that connect certain major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into a leased fiber agreement with Metromedia Fiber Network Services, Inc. (MFN), to obtain intracity fiber under 25-year IRUs.

        The Company's primary activities to date have included recruiting employees, obtaining financing, branding and marketing its products, obtaining customer orders and building access rights, and designing and constructing its fiber-optic network and facilities.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

Development stage status, business risk, and liquidity

        Until February 2001, when the Company began providing service to customers, the Company was in the development stage.

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the availability of and access to network capacity, the availability and performance of the Company's network equipment, the availability of additional capital, the Company's ability to successfully market its products and services, and the Company's ability to manage its growth. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

        In February 2000, the Company obtained $26 million in venture-backed funding through the issuance of Series A preferred stock. In March 2000, the Company secured a $280 million credit facility from Cisco Systems Capital Corporation (Cisco Capital). In June 2000, the Company raised an additional $90 million in venture-backed funding through the issuance of Series B preferred stock. In January 2001, the credit facility with Cisco Capital was amended and increased to $310 million. Substantial time may pass before significant revenues are realized, and additional funds will be required to implement the Company's business plan. Management expects that the proceeds from the issuance of preferred stock and the availability under the Cisco credit facility will be sufficient to fund the Company's operations for 2001.

Principles of consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition

        The Company recognizes service revenue in the month in which the service is provided. All expenses related to services provided are expensed as incurred. Cash received in advance of revenue earned is recorded as deferred revenue and is recognized over the service period or, in the case of installation fees, the estimated customer life.

Network operations

        Network operations include costs associated with service delivery, network management, and customer support. This includes the costs of personnel and related operating expenses associated with these activities, network facilities costs, fiber maintenance fees, leased circuit costs, and access fees paid to office building owners.

Financial instruments

        The Company considers all highly liquid investments with an original maturity of three months or less at purchase to be cash equivalents. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. At December 31, 2000, the Company's marketable securities consisted of money market accounts and commercial paper, all with original maturities of three months or less.

        In the ordinary course of business with its vendors, the Company is party to letters of credit totaling $900,000 as of December 31, 2000. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value is zero since performance is not likely to be required.

        At December 31, 1999 and 2000, the carrying amount of cash and cash equivalents approximated fair value because of the short maturity of these instruments. The interest rate on the Company's Cisco credit facility resets on a quarterly basis; accordingly, as of December 31, 2000, the fair value of the Company's long-term debt approximated the carrying amount.

Credit risk

        The Company's assets that are exposed to credit risk consist of its cash equivalents. The Company places its cash equivalents in instruments that meet high-quality credit standards as specified in the Company's investment policy guidelines.

Property and equipment

        Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. The direct costs incurred prior to an asset being ready for service are reflected as construction in progress. Interest is capitalized during the construction period based upon the rates applicable to borrowings outstanding during the period. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with the construction activities. Expenditures for maintenance and repairs are expensed as incurred. The assets and liabilities under capital leases are recorded at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease. Leasehold improvements include costs associated with building improvements.

        Long-lived assets, include property and equipment, goodwill and identifiable intangible assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is determined by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual dispositions. The Company considers expected cash flows and estimated future operating results, trends and other available information in assessing whether the carrying value of the assets is impaired. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models as appropriate. The Company believes that no such impairment existed as of December 31, 1999 and 2000.

        The Company's estimates of anticipated net revenues, the remaining estimated lives of tangible and intangible assets, or both, could be reduced significantly in the future due to changes in technology, regulation, available financing, or competition. As a result, the carrying amount of long-lived assets could be reduced materially in the future.

        Depreciation and amortization periods are as follows:

Type of asset	Depreciation or amortization period
Indefeasible rights of use (IRUs)	Shorter of useful life or IRU lease agreement; generally 20 years, beginning when the IRU is ready for use
Network equipment	Five to seven years
Leasehold improvements	Shorter of lease term or useful life; generally 10 to 15 years
Software	Five years
Office and other equipment	Three to five years
System infrastructure	Ten years

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

        During the periods presented, the Company has not had any transactions that are required to be reported in comprehensive income.

Income taxes

        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the differences between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefits are based upon the changes in the assets or liability from period to period.

Stock-based compensation

        The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if on the date of grant the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting, or minimum value method for private companies, described in SFAS No. 123 had been applied to employee stock option grants.

Basic and Diluted Net Loss Per Common Share

        Basic net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

        The following is a calculation of the numerators and the denominators of the basic and diluted loss per common share computations.

	1999	2000
Net loss	$(82,290)	$(11,760,718)
Weighted-average shares of common stock outstanding	13,600,000	13,823,598
Basic and diluted net loss per common share	$(0.01)	$(0.85)

        For the year ended December 31, 2000 and the period from inception to December 31, 1999, options to purchase 6,892,950 and 469,500 shares of common stock at weighted average exercise prices of $0.97 and $0.01 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the year ended December 31, 2000, 45,809,783 shares of preferred stock, which were convertible into 45,809,783 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

2.    Property and equipment:

        Property and equipment consisted of the following:

	December 31,
	1999	2000
Owned assets:
Network equipment	$—	$67,389,954
Software	—	1,971,431
Office and other equipment	—	1,554,593
Leasehold improvements	—	64,047
Construction in progress	—	10,008,838

	—	80,988,863
Less — Accumulated depreciation and amortization	—	(324,428)

	—	80,664,435
Assets under capital leases:
IRUs		47,854,957
Less — Accumulated depreciation and amortization	—	(13,580)

	—	47,841,377

Property and equipment, net	$—	$128,505,812

Capitalized interest

        In 2000, the Company capitalized $2,963,303 of interest that is included in construction in progress.

Indefeasible rights of use agreement

        In April 2000, the Company entered into a dark fiber IRU contract with Williams for 12,484 fiber miles of fiber-optic cable at a cost of approximately $27.5 million. The Company paid approximately $20.6 million in 2000 and will pay approximately $6.9 million toward this IRU in 2001. In June 2000, the Company exercised its option to lease an additional 12,484 route miles for approximately $22.5 million. In 2000, the Company paid approximately $18.0 million toward this IRU (the Second IRU) and will pay an additional $4.5 million in 2001. These IRUs are for an initial 20-year period with, under certain conditions, two renewal terms of five years each. Under this agreement, Williams also provides co-location services and maintenance on both fibers for monthly fees.

3.    Long-term debt:

        In March 2000, the Company entered into a $280 million credit facility (the Facility) with Cisco Capital. In March 2001, the Facility was increased to $310 million. The Facility is divided into two categories of borrowings. Under the first category, up to $238 million is available to finance purchases of Cisco network equipment, software, and related services from either Cisco or a reseller or distributor of Cisco products (Equipment Loans). The second category provides up to $72 million of funding available for working capital and general corporate purposes (Working Capital Loans). Working Capital Loans are limited to 35 percent of outstanding Equipment Loans. Borrowings under the Facility are available for up to five years.

        The Facility requires compliance with certain subjective (i.e., material adverse change clauses) and financial covenants, among other conditions and restrictions, and required the payment of a 2 percent commitment fee ($6.2 million) that the Company has paid. The commitment fee is recorded in other assets in the accompanying consolidated balance sheet and is being amortized to interest expense over a period of eight years. The Facility also includes a 1.0 percent per annum unused facility fee, payable quarterly. Borrowings may be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or upon the receipt of a specified amount from the sale of the Company's securities, each as defined. Repayments are made quarterly with repayment periods ranging from four to six years. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a margin of 4.5 percent per annum. The margin is dependent upon the Company's leverage ratio, as defined, and may be reduced down to as low as 1.5 percent. Interest is payable quarterly. Borrowings are secured by a pledge of all of the Company's assets. The Facility provides for the issuance of warrants to Cisco Capital to purchase the Company's common stock in connection with Working Capital Loans. The warrants enable Cisco Capital to acquire 30,937.5 shares of the Company's common stock for each $1.0 million of Working Capital Loans made. The exercise price of the warrants is based upon the most recent significant equity transaction, as defined in the Facility. The Company has not utilized the Working Capital Loan availability under the Facility.

        As of December 31, 2000, the Company had violated certain debt covenants related to minimum customers and revenues. In March 2001, the Company obtained an amendment to the credit facility and the Company was in compliance with the amended agreement. The Company is subject to similar covenants in the future.

        The Company began entering into Equipment Loans in August 2000. At December 31, 2000, there was $67.2 million of Equipment Loans outstanding accruing interest at 11.16 percent. The weighted-average interest rate for the period from August 2000 to December 31, 2000, was approximately 11.20 percent. Borrowings under these Equipment Loans are to be repaid beginning in March 2002 and ending in March 2008. Subsequent to year-end, and through March 15, 2001, the Company borrowed an additional $4.9 million of Equipment Loans to finance additional equipment purchases.

        Maturities of borrowings under the Facility are as follows:

For the year ending December 31
2002	$5,031,973
2003	6,711,954
2004	6,732,874
2005	11,772,817
Thereafter	36,989,467

$67,239,085

4.    Deferred equipment discount:

        In June 2000, the Company amended its product purchase agreement with Cisco (see Note 6). In connection with the amendment, Cisco agreed to pay the Company a total of $22.5 million, with $16.9 million paid in 2000 and $5.6 million to be paid in 2001. These payments are recorded as a deferred equipment discount and will be amortized as a reduction to depreciation expense over a seven-year period as the related equipment is placed in service.

5.    Income taxes:

        The net deferred tax asset comprised the following:

	December 31
	1999		2000
Net operating loss carryforwards		$—	$3,888,649
Depreciation		—	(190,544)
Start-up expenditures		33,393	760,070
Accrued liabilities		—	344,236
Valuation allowance		(33,393)	(4,802,411)

Net deferred tax asset	$		$—

        Due to the uncertainty surrounding the realization of its net deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, its deferred tax assets may be available to offset future income tax liabilities. The federal and state net operating loss carryforwards of $9.6 million expire in 2019 and 2020. For federal and state tax purposes, the Company's net operating loss carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws.

        The following is a reconciliation of the Federal statutory income tax rate to the effective rate reported in the financial statements.

	1999	2000
Federal income tax (benefit) at statutory rates	(34.0)%	(34.0)%
State income tax (benefit) at statutory rates, net of Federal benefit	(6.6)	(6.6)
Increase in valuation allowance	40.6	40.6
Effective income tax rate	—%	—%

6.    Commitments and contingencies:

Fiber lease agreements

        In February 2000, the Company entered into an agreement with MFN to lease fiber-optic cable for its intracity fiber-optic rings and to provide the Company access for providing its service to certain multi-tenant office buildings. Each product order includes a lease of an intracity fiber-optic ring for a period of up to 25 years and access to certain specified buildings for monthly payments. The agreement provides for a minimum commitment of 2,500 leased fiber miles and 500 connected buildings within five years from the effective date. In the event of early termination of the lease agreement, a termination charge would be assessed. The termination charge declines from $23 million in Year 1 to $7.7 million if the agreement is terminated in Years 6-20. Under the agreements, MFN also provides installation, maintenance, restoration, and network monitoring services at no additional cost. Through March 15, 2001, the Company has submitted orders to MFN for approximately 2,425 fiber miles and 256 buildings. Each lease of an intracity fiber-optic ring will be treated as a capital lease and recorded once the Company has accepted the related fiber route. The future minimum commitment, including building access fees, under this agreement is as follows:

For the year ending December 31
2001	$588,000
2002	588,000
2003	588,000
2004	588,000
2005	3,588,000
Thereafter	73,950,000

Total	$79,890,000

Equipment purchase commitment

        In March 2000, the Company entered into a five-year commitment to purchase from Cisco, minimum annual amounts of equipment, professional services, and software. In June 2000, the agreement was amended to increase the Company's previous commitment to purchase $150.1 million over four years to a commitment to purchase $212.2 million over five years. As of December 31, 2000, the Company had purchased approximately $67.2 million toward this commitment, and approximately $44 million of purchase orders are outstanding. The annual commitment, as amended, is as follows:

Year	Amount
Year 1	$71,100,000
Year 2	44,000,000
Year 3	48,400,000
Year 4	34,900,000
Year 5	13,800,000

Total	$212,200,000

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi-tenant office buildings. Future minimum annual commitments under these arrangements are as follows:

Year ending December 31
2001	$4,671,844
2002	4,725,913
2003	4,625,166
2004	4,622,581
2005	4,488,872
Thereafter	24,065,304

$47,199,680

        Rent expense was $722,602 in 2000. There was no rent expense in 1999.

Connectivity and transit agreements

        In order to provide its service, the Company connects its customers and the buildings it serves to its national fiber-optic backbone and for its transit service to the Internet. The Company has secured contracts that range from monthly charges to 36-month terms to provide this connectivity and to provide its service while certain segments of its fiber-optic backbone are under construction. The Company also pays Williams a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers.

        Future minimum obligations as of December 31, 2000, related to these arrangements are as follows:

Year ending December 31
2001	$7,021,358
2002	5,306,098
2003	4,848,525
2004	3,576,993
2005	3,648,532
Thereafter	64,357,504

$88,759,010

Trademark

        In October 2000, the Company was notified that the use of the trade name Cogent Communications may conflict with pre-existing trademark rights. Management believes that this issue will be resolved without a material effect on the Company's financial position or results of operations.

Commercial paper investment

        The Company has a $600,000 investment in a commercial paper issue of Pacific Gas and Electric Company (PG&E). When purchased in November 2000, this investment met the Company's investment guidelines. Subsequent to December 31, 2000, the borrowings of PG&E have been downgraded by rating agencies, and the investment no longer meets the Company's investment criteria. The current market price of this commercial paper investment was approximately $480,000 at March 15, 2001.

7.    Stockholders' equity:

        The Company has authorized 70,000,000 shares of $0.001 par value common stock, 26,000,000 shares of Series A Participating Convertible Preferred Stock (Series A), and 20,000,000 shares of Series B Participating Convertible Preferred Stock (Series B). The Company has reserved 46,000,000 shares of its common stock for the conversion of the Series A and Series B preferred stock, 9,900,000 shares of its common stock for issuance under its Equity Incentive Plan, and 2,227,500 shares of its common stock for the issuance of warrants under the Facility.

        In February 2000, the Company authorized and issued 26,000,000 shares of Series A preferred stock for $26 million. The Series A contains voting rights at one vote per share equal to the number of shares of common stock into which the Series A shares can be converted. The Series A is senior to the common stock and includes a stated liquidation preference of the original purchase price of $1.00 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series A is convertible, at any time, at the option of the holder into shares of common stock at the rate of one share of common stock for each share of Series A, subject to adjustment, and automatically converts under certain conditions, as defined in the certificate of incorporation.

        In July 2000, the Company issued 19,809,783 shares of Series B preferred stock for approximately $90 million. The Series B contains voting rights at one vote per share equal to the number of shares of common stock into which the Series B shares can be converted, adjusted for dilutive issuances, as defined. The Series B is senior to the common stock and includes a stated liquidation preference of the original purchase price of $4.55 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series B is convertible, at any time, at the option of the holder into shares of common stock at the rate of one share of common stock for each share of Series B, subject to adjustment, and automatically converts under certain conditions, as defined in the certificate of incorporation.

        The participation terms of the Series A and Series B provide that under a liquidation, as defined, after the liquidation preferences of the Series A and Series B noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A is $3.00 per share and the Series B is $9.10 per share, at which time all preferred shares are considered redeemed and are canceled.

8.    Stock option plan:

        In 1999, the Company adopted its Equity Incentive Plan (the Plan) for granting of options to employees, directors, and consultants. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator. Stock options granted under the Plan generally vest over a four-year period and have a term of ten years. Stock options exercised, granted, and canceled during the period from inception (August 9, 1999) to December 31, 2000, were as follows:

	Number of options	Weighted-average exercise price
Outstanding at inception (August 9, 1999)	—	$—
Granted	469,500	0.01
Exercised	—	—
Cancellations	—	—

Outstanding at December 31, 1999	469,500	0.01
Granted	6,323,550	1.00
Exercised	(406,977)	0.22
Cancellations	(506,877)	0.83

Outstanding at December 31, 2000	5,879,196	$0.97

        Options exercisable as of December 31, 1999, were 234,750 with a weighted-average exercise price of $0.01. The weighted-average remaining contractual life of the outstanding options at December 31, 1999, was approximately 9.7 years. Options exercisable as of December 31, 2000, were 369,458 with a weighted-average exercise price of $0.75. The weighted-average remaining contractual life of the outstanding options at December 31, 2000, was approximately 9.5 years.

        Pro forma information regarding net loss required by SFAS No.123 has been determined as if the Company had accounted for its stock options under the minimum value method and results in a pro forma net loss of $11,953,354 for 2000 and $83,387 for 1999. The weighted-average per share grant date fair value of options granted was $0.40 in 2000 and $0.005 in 1999. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the year ended December 31, 2000—an average risk-free rate of 5.25 percent, a dividend yield of 0 percent, and an expected life of 10 years, and for the year ended December 31, 1999—an average risk-free rate of 6.5 percent, a dividend yield of 0 percent, and an expected life of 10 years.

9.    Related party:

        The Company's headquarters is located in an office building owned by a partnership in which the Company's chief executive officer is the general partner. The Company was not charged for the use of this office space in 1999. The Company paid $333,366 in rent to this entity in 2000. In January 2000, the Company collected a $25,000 note receivable from its stockholder related to the stockholders' 1999 purchase of common shares.

COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARE DATA)

As of September 30, 2001 (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,528
Accounts receivable, net	823
Prepaid expenses and other current assets	2,320

Total current assets	13,671

Property and Equipment:
Property and equipment	220,840
Accumulated depreciation and amortization	(6,735)

Total property and equipment	214,105

Other Assets:
Deposits and other assets	2,133
Deferred financing costs — Cisco credit facility	6,119
Intangible assets	11,740

Total other assets	19,992

Total assets	$247,768

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	5,524
Accrued liabilities	2,725
Accrued interest	3,081
Capital leases — current portion	1,734

Total current liabilities	13,064
Cisco credit facility — equipment loans	107,625
Cisco credit facility — working capital loan	28,990
Capital leases, net of current portion	17,756
Deferred equipment discount	20,915

Total liabilities	188,350

Commitments and contingencies:
Stockholders' Equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized; issued and outstanding; liquidation preference of $28,154	25,892
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,809,783 shares issued and outstanding; liquidation preference of $95,735	90,009
Common stock, $0.001 par value; 70,000,000 shares authorized; 14,086,142 shares issued and outstanding	14
Additional paid-in capital	194
Stock purchase warrants	583
Accumulated deficit	(57,274)

Total stockholders' equity	59,418

Total liabilities and stockholders' equity	$247,768

The accompanying notes are an integral part of this condensed consolidated balance sheet.

COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Nine Months Ended September 30, 2000 (unaudited)	Nine Months Ended September 30, 2001 (unaudited)
Revenues
Service revenue	$—	$747
Operating expenses:
Network operations	626	15,473
Selling, general, and administrative	5,010	21,756
Depreciation and amortization	85	5,955

Total operating expenses	5,721	43,184
Operating income (loss)	(5,721)	(42,437)
Interest income	2,103	1,565
Interest expense	(434)	(4,756)
Other income	83	198

Net income (loss)	$(3,969)	$(45,430)

Basic and diluted net loss per common share	$(0.30)	$(3.23)

Weighted-average common shares (basic and diluted)	13,913,416	14,047,813

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Nine Months Ended September 30, 2000 (unaudited)	Nine Months Ended September 30, 2001 (unaudited)
Cash flows from operating activities:
Net loss	$(3,969)	$(45,430)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	85	5,955
Changes in assets and liabilities	(5,123)	9,184

Net cash used in operating activities	(9,007)	(30,291)

Cash flows from investing activities:
Purchases of property and equipment	(36,745)	(72,157)
Purchase of NetRail assets	—	(11,740)

Net cash used in investing activities	(36,745)	(83,897)

Cash flows from financing activities:
Repayment of capital lease obligations	(19,974)	(10,268)
Collection of note from stockholder	25	—
Proceeds from credit facility — equipment loans	31,992	40,386
Proceeds from credit facility — working capital loan	—	28,990
Proceeds from option exercises	19	15
Deferred equipment discount	8,988	—
Issuances of preferred stock, net of issuance costs	115,901	—

Net cash provided by financing activities	136,951	59,123

Net increase (decrease) in cash and cash equivalents	91,199	(55,065)
Cash and cash equivalents — beginning of period	—	65,593

Cash and cash equivalents — end of period	$91,199	$10,528

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$—	$6,669
Cash paid for income taxes	—	—
Non-Cash Financing Activities —
Capital lease obligations incurred	$47,854	$18,955
Issuance of warrants in connection with borrowings on working capital credit facility	—	583

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001
(UNAUDITED)

1.    Description of the Business and Summary of Significant Accounting Policies:

Description of Business

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, D.C. Cogent is a facilities-based Internet Services Provider ("ISP"), providing Internet access to multi-tenanted office buildings in approximately 20 major metropolitan areas in the United States. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRU's") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Williams Communications, Inc. ("Williams"). These IRU's are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber with Metromedia Fiber Network Services, Inc. ("MFN") and other providers. These agreements are primarily under 25 year IRU's.

        The Company's primary activities to date have included recruiting employees, obtaining financing, branding and marketing its products, obtaining customer orders and building access rights, and designing and constructing its fiber-optic network and facilities.

Acquisitions

Allied Riser Communications Corporation

        In August 2001, the Company entered into an agreement to merge with Allied Riser Communications Corporation ("ARCC"). Under the terms of the merger agreement as amended in October 2001, the Company is expected to issue approximately 13.36% of its common stock, on a fully diluted basis, to the existing ARCC stockholders. The merger is subject to the approval of the stockholders of both companies, the registration of the Company's common stock to be issued in the merger, the approval for trading of the Company's shares on the NASDAQ or a national securities exchange, and other conditions.

NetRail Inc.

        On September 6, 2001, the Company paid approximately $12 million for major assets of NetRail, Inc, (NetRail) a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. Tier-1 service providers purchase Internet capacity from the major communications carriers and resell it to smaller service providers and other entities. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements with other Tier-1 Internet service providers.

        The acquisition of the assets of NetRail, Inc. was recorded in the accompanying September 30, 2001 financial statements under the purchase method of accounting. Substantially all of the purchase price was allocated to the settlement-free peering agreements acquired from NetRail, Inc., which had an estimated fair value of $11.5 million. These contracts are being amortized over their average estimated contractual life of 3 years. The remainder of the purchase price was allocated to other current and noncurrent assets. The purchase price allocation for these acquisitions is preliminary and further refinements may be made. The operating results related to the acquired assets of NetRail, Inc. have been included in the consolidated statements of operations from the date of acquisition. If the acquisition had taken place at the beginning of 2000 the unaudited pro forma combined results of the Company for the nine months ended September 30, 2000 and 2001 would have been as follows.

	Nine Months Ended September 30, 2000	Nine Months Ended September 30, 2001
Revenue	$630	$2,405
Net Loss	(7,849)	(48,392)
Net loss per diluted share	$(0.56)	(3.44)

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined results of operations might have been if the NetRail, Inc. asset acquisition had been effective at the beginning of 2000.

Business Risk and Liquidity

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the availability of and access to network capacity, the availability and performance of the Company's network equipment, the availability of additional capital, the Company's ability to successfully market its products and services, and the Company's ability to manage its growth. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

        The Company has obtained $178 million in venture-backed funding through the issuance of preferred stock. The Company has secured a $409 million credit facility (the "Facility") from Cisco Systems Capital Corporation ("Cisco Capital"). Substantial time may pass before significant revenues are realized, and additional funds may be required to implement the Company's business plan. However, management expects that the proceeds from the issuance of preferred stock and the availability under the Facility will be sufficient to fund the Company's current business plan through fiscal 2002.

Basis of Presentation

        The unaudited condensed consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the consolidated financial statements reflect all normal recurring adjustments that the Company considers necessary for the fair presentation of the results of operations for the interim periods covered, and of the financial position of the Company at the date of the interim consolidated balance sheet. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The operating results for interim periods are not necessarily indicative of the operating results for the entire year. While, the Company believes that the disclosures made are adequate to not make the information misleading, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes of Cogent as of December 31, 2000, included in this registration statement.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

Comprehensive Income

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. Since the Company does not have any components of "other comprehensive income", reported net loss is the same as "comprehensive loss" for the periods presented.

Stock-Based Compensation

        The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeded the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro-forma net income disclosures as if the fair-value based method of accounting, or minimum value method for private companies, described in SFAS No. 123 had been applied to employee stock option grants.

Basic and Diluted Net Loss Per Share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No.128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

        The following is a calculation of the numerators and the denominators of the basic and diluted loss per common share computations (in thousands except share and per share data). All of the Company's common stock equivalents have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

	Nine Months Ended September 30, 2000	Nine Months Ended September 30, 2001
Net loss	$(3,969)	$(45,430)
Weighted-average shares of common shares outstanding	13,913,416	14,047,813
Basic and diluted net loss per common share	$(0.30)	$(3.23)

        For the nine-months ended September 30, 2000 and 2001 options to purchase 4,185,991 and 6,121,481 shares of common stock at weighted-average exercise prices of $0.82 and $1.05 per share,

respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. As of September 30, 2000 and 2001, 45,809,783 shares of preferred stock, which were convertible into 45,809,783 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. As of September 30, 2001, warrants exercisable for 866,250 shares of common stock were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for business combinations. All business combinations in the scope of this Statement will be accounted for using the purchase method of accounting. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001, and business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001, or later. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under this Statement, goodwill will no longer be amortized but will be tested for impairment at least annually at the reporting unit level. Goodwill will be tested for impairment on an interim basis if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. Intangible assets which remain subject to amortization will be reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The proposed merger transaction with ARCC, if consummated, will be accounted for in accordance with SFAS No. 141 and No. 142. The NetRail transaction was accounted for in accordance with SFAS No. 141 and No. 142.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains that statement's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. Statement 144 also supersedes the accounting/reporting provisions of APB Opinion No. 30 for segments of a business to be disposed of, but retains APB 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Company is in the process of evaluating the financial statement impact of adoption of SFAS No. 144.

2.    Indefeasible Right of Use Agreement

        In April 2000, the Company entered into a dark fiber IRU contract with Williams for approximately 12,500 route miles (25,000 fiber miles) of dark fiber at a cost of approximately $27.5 million. Under this agreement, the Company paid $11.0 million in April 2000, $9.6 million in October 2000, and $5.5 million in April 2001 and $1.4 million in October 2001. In June 2000, the Company exercised its right to lease an additional 12,500 route miles (the "Second IRU") for approximately $22.5 million. Under the Second IRU agreement the Company paid $9.0 million in June 2000, $9.0 million in December 2000, and $4.5 million in June 2001. These IRU's are for initial 20-year periods, with, under certain conditions, two renewal terms of five years each. Under these agreements, Williams also provides co-location services and maintenance on both fibers for additional monthly fees. The Company's $22.5 million cost of the Second IRU is offset by $22.5 million of payments from Cisco Systems, Inc. (See Note 4). Under these arrangements, Cisco paid the Company $21.4 million through June 2001 and will pay an additional $1.1 million to the Company in December 2001.

3.    Long Term Debt

        In March 2000, Cogent entered into a $280 million credit facility (the "Facility") with Cisco Systems Capital Corporation. In March 2001, the Facility was increased to $310 million. In October 2001, Cogent entered into a new agreement for $409 million. In connection with the October 2001 agreement, the Company issued Cisco Capital warrants for an additional 6.2 million shares of its common stock and incurred a $2.0 million closing fee. The warrants are exercisable for eight years from the grant date at an exercise prices of $3.04 and $1.25 per share. The October 2001 agreement matures on December 31, 2008.

        This credit facility supercedes and replaces the existing $310 million credit facility between Cisco Capital and Cogent. Borrowings under the credit facility will become available in increments subject to Cogent's satisfaction of certain operational and financial covenants over time. Borrowings under the credit facility for the purchase of products and working capital will be available until December 31, 2004.

        The Facility requires compliance with certain financial, subjective, and operational covenants, among other conditions and restrictions. During the nine-months ended September 30, 2001, Cogent violated certain debt covenants. However, Cogent is in compliance with the October 2001 agreement. Borrowings may be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or upon the receipt of a specified amount from the sale of the Company's securities, each as defined. Principal payments begin in March 2005. The Facility is classified on the accompanying September 30, 2001 balance sheet in accordance with the October 2001 agreement. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. The margin is dependent upon the Company's leverage ratio, as defined, and may be reduced. Interest payments are deferred and begin in March 2006. Borrowings are secured by a pledge of all of Cogent's assets and common stock. The Facility includes restrictions on Cogent's ability to transfer assets to the Company, except for certain operating liabilities. The Company has guaranteed Cogent's obligations under the Facility.

        Warrants to purchase the Company's common stock were issued in connection with Working Capital Loans under the March 2001 agreement. The warrant exercise price was based upon the most recent significant equity transaction, as defined in the Facility. In June 2001, the Company borrowed $29.0 million of Working Capital Loans. This borrowing resulted in granting Cisco Capital warrants for 866,250 shares of common stock. The warrants have an exercise price of $3.04, and are exercisable for eight years. These warrants have been valued at $583,000 using the Black-Scholes method of valuation and are recorded as deferred financing costs and stock purchase warrants in the accompanying September 30, 2001 balance sheet. The debt discount will be amortized to interest expense over the term of the Facility.

        The weighted average interest rate on all borrowings for the nine-month period ending September 30, 2001, was approximately 9.5% and 11.2% for the nine-month period ended September 30, 2000.

4.    Deferred Equipment Discount

        In June 2000, the Company amended its product purchase agreement with Cisco (See Note 6). In connection with the amendment, Cisco agreed to pay the Company a total of $22.5 million, with $16.9 million paid in 2000 and $5.6 million to be paid in 2001. The final payment of $1.1 million is due in December 2001. These payments are recorded as a deferred equipment discount and will be amortized as a reduction to depreciation expense over a seven-year period as the related equipment is placed in service.

5.    Income taxes

        The Company has approximately $55.0 million of net operating loss carryforwards available to offset future taxable income, if any, through 2021. Due to the uncertainty surrounding the realization of this deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, the net operating loss carryforward and the Company's other deferred tax assets may be available to offset future income tax liabilities. For federal and state tax purposes, the Company's net operating loss carryforwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur, as defined by federal and state tax laws.

        The following is a reconciliation of the normal expected statutory Federal income tax rate to the effective rate reported in the financial statements.

	September 30, 2000	September 30, 2001
Federal income tax (benefit) at statutory rates	(34.0)%	(34.0)%
State income tax (benefit) at statutory rates, net of Federal benefit	(6.6)	(6.6)
Increase in valuation allowance	40.6	40.6
Effective income tax rate	—%	—%

6.    Commitments and Contingencies:

Fiber Lease Agreements

        In February 2000, the Company entered into an agreement with MFN to lease fiber-optic cable for its intra-city fiber-optic rings and to provide the Company access to provide its service to certain multi-tenant office buildings. Each product order includes a lease of an intra-city fiber-optic ring for a period of up to 25 years and access to certain specified buildings in exchange for monthly payments. The agreement provides for a minimum commitment of 2,500 leased fiber miles and 500 connected buildings within five years from the effective date and penalties for early termination. Under the agreement, MFN also provides installation, maintenance, restoration, and network monitoring services for no additional cost. Each lease of an intra-city fiber-optic ring is treated as a capital lease and recorded once the Company has accepted the related fiber route.

Equipment Purchase Commitment

        In March 2000, the Company entered into a five-year commitment to purchase from Cisco, minimum annual amounts of equipment, professional services, and software. In June 2000, the agreement was amended to increase the Company's previous commitment to purchase $150.1 million over four years to a commitment to purchase $212.2 million over five years. In October 2001, the commitment was amended to increase the Company's previous commitment to purchase $270 million until December 2004. As of September 30, 2001, the Company has purchased approximately $107.6 million towards this commitment.

Trademark

        In October 2000, the Company was notified that the use of the trade name Cogent Communications may conflict with pre-existing trademark rights. Management believes that this issue will be resolved without a material effect on the Company's financial position or results of operations.

7.    Stockholders' Equity.

        The Company has authorized 211,000,000 shares of $0.001 par value common stock, 26,000,000 shares of Series A Convertible Preferred Stock (Series A), and 20,000,000 shares of Series B

Convertible Preferred Stock (Series B) and 52,137,643 shares of Series C Participating Convertible Preferred Stock (Series C).

        In February 2000, the Company authorized and issued 26,000,000 shares of Series A preferred stock for $26 million. The Series A contains voting rights at one vote per share equal to the number of shares of common stock into which the Series A shares can be converted. The Series A is senior to the common stock and includes a stated liquidation preference of the original purchase price of $1.00 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series A is convertible, at any time, at the option of the holder into shares of common stock at the rate of one share of common stock for each share of Series A, subject to adjustment, and automatically converts under certain conditions, as noted below.

        In July 2000, the Company issued 19,809,783 shares of Series B preferred stock for approximately $90 million. The Series B contains voting rights at one vote per share equal to the number of shares of common stock into which the Series B shares can be converted. The Series B is senior to the common stock and includes a stated liquidation preference of the original purchase price of $4.55 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series B is convertible, at any time, at the option of the holder into shares of common stock at the rate of 1.2979 shares of common stock for each share of Series B, subject to adjustment, and automatically converts under certain conditions, as noted below.

        The participation terms of the Series A and Series B provide that under a liquidation or other transaction deemed to be a liquidation and after the liquidation preferences of the Series A and Series B noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A is $3.00 per share and the Series B is $9.10 per share, at which time all preferred shares are considered redeemed and are canceled.

        In October 2001, the Company issued 49,773,401 shares of Series C preferred stock for approximately $62 million. The Series C contains voting rights at one vote per share equal to the number of shares into which the Series C can be converted.

        Upon liquidation of Cogent, or other transaction deemed to be a liquidation, holders of Cogent's Series C preferred stock are entitled to receive certain preferences to holders of Cogent common stock. In the event of a liquidation, or other transaction deemed to be a liquidation, before holders of common stock receive any distribution, holders of Series C preferred stock will receive a stated liquidation preference of an amount equal to the greater of (i) $2.0091 or (ii) $1.2467 per share plus interest at the three-month LIBOR rate plus a stated percentage.

        The participation terms of the Series C provide that under a liquidation or other transaction deemed to be a liquidation and after the liquidation preferences of the Series A, Series B and Series C noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of the preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A and Series B is as noted above and the aggregate distribution to the Series C is $3.7401 per share, at which time all preferred shares are considered redeemed and are canceled.

        Holders of Series C preferred stock shall be entitled to receive, when and as declared by the board of directors, cash dividends at a rate of 8% of the original Series C preferred stock purchase price per annum on each outstanding share of Series C preferred stock. Any partial payment will be made ratably among the holders of Series C preferred stock. Except for acquisitions of common stock by Cogent pursuant to agreements which permit the company to repurchase such shares at cost upon termination of services to the company or acquisitions of common stock in exercise of Cogent's right of first refusal to repurchase such shares, Cogent may not declare any dividends or make any other distribution on any other Cogent stock, called junior stock, until all dividends on the Series C preferred stock have been paid. If dividends are paid on any junior stock, Cogent shall pay an additional dividend on all outstanding shares of Series C preferred stock in an amount equal per share (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of junior stock.

        Shares of preferred stock may be converted to common stock at any time. Each share of Series C is convertible into shares of common stock at the rate of one share of common stock for each share of Series C, subject to adjustment. All shares of preferred stock will automatically be converted into common stock upon the election of 66.66% of the outstanding shares of preferred stock or immediately upon the closing of a firmly underwritten public offering in which the aggregate pre-money valuation of Cogent is at least $500,000,000 and in which the gross cash proceeds are at least $50,000,000.

        If Cogent engages in a stock split or reverse stock split, the applicable conversion prices will be proportionately decreased or increased, as the case may be. If Cogent declares a common stock dividend or distribution, the conversion prices shall be adjusted by multiplying them by the quotient equal to the total number of shares of common stock issued and outstanding immediately prior to the issuance divided by the total number of shares of common stock issued and outstanding immediately prior to the issuance plus the number of shares of common stock issuable in payment of the dividend or distribution. If Cogent declares a dividend payable in securities of the corporation other than common stock, the common stock is changed to a different type of stock, or if there is a capital reorganization, holders of preferred stock shall be entitled, upon conversion of their preferred stock, to receive an amount of securities or property equivalent to what they would have received if they had converted their preferred stock to common stock on the date of the dividend, reclassification, recapitalization, or capital reorganization.

        If Cogent issues or sells additional shares of common stock for a price which is less than the then-effective Series A applicable conversion price in the case of Series A preferred stock, the Series B applicable conversion price in the case of Series B preferred stock, or the Series C applicable conversion price in the case of Series C preferred stock, then the conversion prices shall be reduced to prices calculated as prescribed by the certificate of incorporation.

        The October 2001 issuance of Series C preferred stock resulted in an adjustment of the conversion rate of the Series B preferred stock from 1.0 shares of common stock per share of Series B preferred to 1.2979 shares of common stock per share of Series B preferred. This equates to an additional 5,901,983 shares of common stock. This transaction will result in a non-cash beneficial conversion charge of approximately $24.2 million to be recorded in the Company's fourth quarter 2001 financial statements as a reduction to retained earnings and earnings available to common shareholders and an increase to recorded equity.

        The Company will record a deferred compensation charge of approximately $12.2 million in the fourth quarter of 2001 related to options granted at exercise prices below the estimated fair market value of the Company's common stock on the date of grant. The deferred compensation charge will be amortized over the vesting period of the related options which is generally four years.

8.    Related Party

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $200,000 and $353,000 in rent to this entity for the nine months ended September 30, 2000 and September 30, 2001, respectively. In January 2000, the Company collected a $25,000 note receivable from its stockholder related to the stockholder's 1999 purchase of common shares.

9.    Due Diligence Agreement

        In January 2002, the Company entered into a due diligence agreement with PSINET, Inc. Under the agreement the Company will undertake due diligence related to certain of PSINET's network operations in the United States. The Company paid a $3.0 million fee to PSINET in connection with this arrangement.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
Allied Riser Communications Corporation:

We have audited the accompanying consolidated balance sheets of Allied Riser Communications Corporation (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Riser Communications Corporation and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                        ARTHUR ANDERSEN LLP

Dallas, Texas,

January 24, 2001 (except with respect to the matter discussed in Note 14, as to which the date is February 23, 2001)

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 2000
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	1999	2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$152,564	$29,455
Short-term investments	162,013	212,107
Accounts receivable, net of reserve of $19 and $196 in 1999 and 2000, respectively	259	3,912
Prepaid expenses and other current assets	5,454	5,606

Total current assets	320,290	251,080
PROPERTY AND EQUIPMENT, net	46,577	182,442
REAL ESTATE ACCESS RIGHTS, net of accumulated amortization of $2,036 and $16,003 in 1999 and 2000, respectively	107,099	133,003
GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated amortization of $0 and $2,592 in 1999 and 2000, respectively	—	12,118
OTHER ASSETS, net	1,088	11,060

Total assets	$475,054	$589,703

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,693	$17,904
Accrued liabilities	4,219	21,037
Current maturities of capital lease obligations	3,049	32,229
Current maturities of debt	—	713

Total current liabilities	17,961	71,883
CAPITAL LEASE OBLIGATIONS, net of current maturities	4,679	41,290
CONVERTIBLE NOTES (7.50% interest payable in stock or cash)	—	150,000

Total liabilities	22,640	263,173
COMMITMENTS AND CONTINGENCIES (see Note 7)
STOCKHOLDERS' EQUITY:
Common stock, $.0001 par value, 1,000,000,000 shares authorized, 56,569,000 and 58,561,000 outstanding as of December 31, 1999 and 2000, respectively (net of 96,000 and 675,000 treasury shares, respectively)	6	6
Additional paid-in capital	434,930	460,137
Warrants, authorizing the issuance of 6,336,000 and 7,377,000 shares as of December 31, 1999 and 2000, respectively	109,135	127,846
Deferred compensation	(17,654)	(13,501)
Accumulated other comprehensive income (loss)	—	(547)
Accumulated deficit	(74,003)	(247,411)

Total stockholders' equity	452,414	326,530

Total liabilities and stockholders' equity	$475,054	$589,703

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	1998	1999	2000
REVENUE:
Network services	$212	$1,422	$10,969
Value added services	—	448	3,363

Total revenue	212	1,870	14,332
OPERATING EXPENSES:
Network operations	2,358	7,554	43,389
Cost of value added services	—	128	2,356
Selling expense	1,623	9,296	44,535
General and administrative expenses	9,736	25,981	60,763
Depreciation and amortization	499	5,007	36,155
Amortization of deferred compensation	—	14,681	9,418
Total operating expenses	14,216	62,647	196,616

OPERATING INCOME (LOSS)	(14,004)	(60,777)	(182,284)

OTHER INCOME (EXPENSE):
Interest expense	(724)	(1,275)	(9,348)
Interest and other income	118	4,564	18,224

Total other income (expense)	(606)	3,289	8,876

INCOME (LOSS) BEFORE INCOME TAXES	(14,610)	(57,488)	(173,408)
PROVISION FOR INCOME TAXES	—	—	—

NET INCOME (LOSS)	(14,610)	(57,488)	(173,408)
ACCRUED DIVIDENDS ON PREFERRED STOCK	(452)	(6,452)	—

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(15,062)	$(63,940)	$(173,408)

NET INCOME (LOSS) PER COMMON SHARE	$(8.09)	$(2.15)	$(3.18)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	1,862,000	29,736,000	54,472,000

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
DECEMBER 31, 1998, 1999 AND 2000
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Common Stock			Warrants
	Number of Shares	Amount	Additional Paid-In Capital	Number of Shares	Amount	Deferred Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Equity Total	Comprehensive Income
BALANCE, December 31, 1997	241,000	$—	$163	—	$—	$—	$(1,905)	$—	$(1,742)	$
Net income (loss)	—	—	—	—	—	—	(14,610)	—	(14,610)		(14,610)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	—	—		—

Comprehensive income											(14,610)

Issuance of common stock, net of issuance costs	25,475,000	3	(316)	—	—	—	—	—	(313)
Capital contribution	—	—	980	—	—	—	—	—	980
Accrued cumulative dividends on preferred stock	—	—	(452)	—	—	—	—	—	(452)

BALANCE, December 31, 1998	25,716,000	3	375	—	—	—	(16,515)	—	(16,137)
Net income (loss)	—	—	—	—	—	—	(57,488)	—	(57,488)		(57,488)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	—	—		—

Comprehensive income											(57,488)

Issuance of common stock, net of stock repurchases and issuance costs	24,353,000	2	284,768	—	—	—	—	—	284,770
Conversion of preferred stock	6,500,000	1	123,904	—	—	—	—	—	123,905
Issuance of warrants	—	—	—	6,336,000	109,135	—	—	—	109,135
Accrued cumulative dividends on preferred stock	—	—	(6,452)	—	—	—	—	—	(6,452)
Deferred compensation	—	—	32,335	—	—	(32,335)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	14,681		—	14,681

BALANCE, December 31, 1999	56,569,000	6	434,930	6,336,000	109,135	(17,654)	(74,003)	—	452,414
Net income (loss)	—	—	—	—	—	—	(173,408)	—	(173,408)		(173,408)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	(547)	(547)		(547)

Comprehensive income											$(173,955)

Issuance of common stock, net of stock repurchases and issuance costs	1,280,000	—	5,278	—	—	—	—	—	5,278
Issuance of warrants	—	—	—	1,753,000	33,375	—	—	—	33,375
Exercise of warrants	712,000	—	14,664	(712,000)	(14,664)	—	—	—	—
Deferred compensation	—	—	5,265	—	—	(5,265)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	9,418	—	—	9,418

BALANCE, December 31, 2000	58,561,000	$6	$460,137	7,377,000	$127,846	$(13,501)	$(247,411)	$(547)	$326,530

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
(IN THOUSANDS)

	1998	1999	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(14,610)	$(57,488)	$(173,408)
Adjustments to reconcile net income (loss) to net cash used in operating activities —
Depreciation and amortization	499	19,688	45,573
Changes in assets and liabilities, net of the effect of acquisitions
Increase in accounts receivable, net	(20)	(239)	(2,260)
(Increase) decrease in prepaid expenses	(128)	(5,316)	515
(Increase) decrease in other assets	(992)	1,299	(4,673)
Increase in accounts payable and accrued liabilities	2,454	11,799	15,718

Net cash used in operating activities	(12,797)	(30,257)	(118,535)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(9,738)	(28,790)	(79,815)
Purchases of short-term investments, net	—	(162,013)	(50,094)
Acquisition of businesses, net of cash acquired	—	—	(14,745)

Net cash used in investing activities	(9,738)	(190,803)	(144,654)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of offering cost	15,100	—	145,003
Payments on capital lease obligations	(373)	(2,167)	(6,023)
Payments of debt	(17,668)	—	(391)
Proceeds from issuance of common stock and sale of subsidiary stock, net of issuance costs	(321)	284,770	1,728
Proceeds from issuance of preferred stock	66,000	51,000	—
Credit facility origination fee	—	(1,350)	—
Capital contribution	980	—	—

Net cash provided by financing activities	63,718	332,253	140,317

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(237)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	41,183	111,193	(123,109)
CASH AND CASH EQUIVALENTS, beginning of period	188	41,371	152,564

CASH AND CASH EQUIVALENTS, end of period	$41,371	$152,564	$29,455

SUPPLEMENTARY CASH FLOW DISCLOSURES:
Payments for interest	$113	$569	$6,836
Noncash investing and financing activities — Equipment acquired under capital leases	$2,515	$7,754	$67,501
Accrued dividends and interest on preferred stock and convertible notes	$452	$6,452	$500
Warrants issued	$—	$109,135	$33,375
Deferred compensation	$—	$32,335	$5,265
Conversion of preferred stock	$—	$123,904	$—
Common stock issued for business acquisitions (129,000 shares)	$—	$—	$4,011

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION:

        Allied Riser Communications Corporation ("ARC Corporation") (collectively including all predecessors, the "Company") is a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses in 54 major metropolitan statistical areas in North America. The Company's services, which today include high-speed Internet access and other broadband data services, are typically delivered to the Company's customers over its broadband data network built inside multi-tenant commercial office buildings. In addition to selling services to the commercial tenants of buildings in which the Company owns and operates this broadband data network, the Company leverages its existing customer relationships by offering end-to-end connectivity on a resold basis to businesses located outside these buildings.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION

        The accompanying financial statements include all wholly owned subsidiaries and a 68% owned subsidiary, Shared Technologies of Canada ("STOC"). STOC is owned by the Company's wholly owned subsidiary, ARC Canada. All inter-company accounts and activity have been eliminated. Minority interest in STOC, is not presented in the accompanying financial statements because the minority interest is in a deficit position and the Company continues to record 100 percent of the losses of STOC.

CASH AND CASH EQUIVALENTS

        Cash and cash equivalents consist of cash and marketable securities with original maturities of three months or less.

        The cash balance at December 31, 2000, includes $1,716,000 in escrow which relates to acquisitions made during 2000 (see Note 10). This escrowed amount is restricted as to use by the Company.

  Short-term Investments

        Short-term investments consist primarily of U.S. government and corporate fixed income securities with original maturities at date of purchase beyond three months and less than 12 months. Such short-term investments are carried at their accreted value as the Company intends to hold these securities to maturity. Also included in short-term investments are corporate fixed income securities with original maturities beyond 12 months for which management will exercise its redemption provision within the next 12 months. These securities comprise less than 2% of total short-term investments. Unrealized gains and losses on these securities are not significant. As of December 31, 2000, investments are carried at their original cost, which approximates fair market value.

LONG-LIVED ASSETS

  Property and Equipment

        Property and equipment are stated at cost and depreciated when placed in service using the straight-line method. Interest is capitalized during the construction period of system infrastructure based on the rates applicable to borrowings outstanding during the period. Equipment held under capital lease obligations is amortized over the shorter of the lease term or estimated useful life of the asset. Equipment held under capital lease obligations amounted to approximately $9,169,000 and

$73,769,000, net of accumulated amortization of approximately $1,100,000 and $8,404,000, for the years ended December 31, 1999 and 2000, respectively. Repair and maintenance costs are expensed as incurred.

REAL ESTATE ACCESS RIGHTS

        The Company has entered into agreements to issue warrants to its real estate partners in conjunction with acquiring real estate access rights. The warrants and the rights associated with the warrants may be adjusted if certain telecommunication license agreements are not executed in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the final measurement date for the warrants is the date on which the telecommunication license agreements are signed and the real estate partners effectively complete their performance element of the agreement. At the measurement date, the Company measures the fair market value of the warrants based on an acceptable pricing model. This asset is amortized over the term of the related telecommunication license agreement which is generally ten years.

  Goodwill and Other Intangible Assets

        The excess of the purchase price of the acquired businesses over the fair market value of the identifiable net assets of acquired businesses has been recorded as identifiable intangible assets, including customer lists and assembled workforce, with the remainder recorded as goodwill. The Company is amortizing goodwill and intangible assets over a three-year period.

  Realization of Long-Lived Assets

        The Company periodically evaluates its long-lived assets, including property and equipment and real estate access rights, to determine whether events or changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recorded. Recoverability of assets is measured by comparing the carrying amount of an asset to the undiscounted future cash flows estimated to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair market value of the assets. No such impairments have been recorded as of December 31, 2000.

  Self-insurance Reserves

        The Company has accrued for costs related to medical claims. At the time of an incident, the Company records a reserve for the incident's estimated outcome, which may be adjusted, as additional information becomes available. Total accrued claims liabilities represent all such reserves and the Company's estimate for incidents which may have been incurred but not reported as of the balance sheet date. Management believes that any additional cost incurred over amounts accrued will not have a material adverse effect on the Company's financial position or results of operations.

  Treasury Stock

        Pursuant to a stockholders' agreement, the Company periodically repurchases shares of the Company's common stock. Shares repurchased are accounted for under the cost method.

REVENUE RECOGNITION

        Network services revenue includes broadband data, video, voice communication and installation services. Broadband data and video are subscription-based services generally provided to customers under month-to-month contracts. Voice communications and installation services are usage-based services. Installation service fees are non-recurring fees for access to the Company's network. Service revenues are recognized in the month in which the services are provided, except for installation service fees which are deferred and recognized over the estimated customer life. Deferred service fees were approximately $0 and $1,166,000 at December 31, 1999 and 2000, respectively, and are included in accrued liabilities in the accompanying financial statements.

        Value added service revenue includes web design and consulting, professional services and web hosting. Such services are recognized upon completion of services.

        During 2000, the Company adopted Staff Accounting Bulletin (SAB) No. 101. "Revenue Recognition in Financial Statements." SAB No. 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. The adoption of SAB No. 101 did not have a material effect on the Company's results of operation for the year ended December 31, 2000.

NETWORK OPERATIONS

        Network operations include payments to providers of transmission capacity, costs associated with customer care, customer installations, equipment maintenance, payments to real estate owners, property taxes and content licensing costs. All expenses related to network services are recognized as incurred.

  Cost of Value Added Services

        Cost of value added services includes direct costs and internal labor associated with web design and consulting, professional services and web hosting. All expenses related to value added services are recognized as incurred.

SELLING EXPENSE

        Selling expense includes employee salaries, commissions, taxes, benefits, advertising, marketing and promotional expenses and costs associated with leasing and operating sales demonstration centers.

INCOME TAXES

        Deferred income tax assets and liabilities are recorded for the differences between the tax and financial reporting basis of the assets and liabilities and are based on the enacted income tax rates which are expected to be in effect in the period in which the difference is expected to be settled or realized. A change in tax laws would result in adjustments to the deferred tax assets and liabilities. Management periodically evaluates whether it is more likely than not that some or all of the deferred tax assets will be realized. Adjustments are made to the related assets carrying values based on this periodic evaluation of realizability (see Note 11).

COMPREHENSIVE INCOME (LOSS)

        Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period as a result of transactions from other events and circumstances from non-owner sources. It consists of net income and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States, are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Currency translation is the only item of other comprehensive income impacting the Company.

  Net Income (Loss) Per Share

        Net income (loss) per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," (SFAS 128). SFAS 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock.

        Restricted stock issued to employees is subject to repurchase by the Company until vested, and such unvested shares are not included in the weighted average number of common shares outstanding for the period. Shares of restricted stock outstanding were 2,447,000, 2,315,000 and 859,000 as of December 31, 1998, 1999 and 2000, respectively.

        Options to purchase approximately 0, 1,504,000 and 8,738,000 shares of common stock, were outstanding as of December 31, 1998, 1999 and 2000, respectively. Warrants to purchase 0, 6,336,000 and 7,377,000 shares of common stock, were outstanding as of December 31, 1998, 1999 and 2000, respectively. In addition, certain equity instruments are contingently issuable and would be potentially dilutive securities upon issuance (see Note 8).

        Diluted EPS are not presented as all potentially dilutive securities would be antidilutive due to the net loss incurred for the years ended December 31, 1998, 1999 and 2000.

  Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

  International Operations

        The Company recognized a total of $1,992,000 of revenue from operations in Canada through its wholly owned subsidiary, ARC Canada, for the year ended December 31, 2000. Long-lived assets of ARC Canada were $18,676,000 as of December 31, 2000.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates.

  Reclassifications

        Certain 1998 and 1999 balances have been reclassified to conform to the current year presentation.

  Foreign Currency Translation

        For the Company's Canadian subsidiary, the local currency is the functional currency. All assets and liabilities are translated at exchange rates in effect at the end of the period, and income and expense items are translated at the average exchange rates for the period. Translation adjustments are reported as a separate component of stockholders' equity.

  New Accounting Pronouncements

        In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 requires that all derivatives be recognized at fair value as either assets or liabilities. SFAS No. 133 also requires an entity that elects to apply hedge accounting to establish the method to be used in accessing the effectiveness of the hedging derivatives and the measurement approach for determining the ineffectiveness of the hedge at the inception of the hedge. The methods chosen must be consistent with the entity's approach to managing risk. SFAS No. 133 is effective for the Company as of January 1, 2001. SFAS No. 133 is not expected to have an effect on the Company, as the Company has historically not invested in derivatives or participated in hedging activities.

3.    PROPERTY AND EQUIPMENT, NET:

        Property and equipment as of December 31 consist of the following:

	Average Estimated Useful Lives (Years)	1999	2000
Office equipment and information systems	4	$13,789,000	$38,526,000
Furniture and fixtures	7	2,207,000	4,292,000
Leasehold improvements	5	1,768,000	3,419,000
System infrastructure	10	9,028,000	30,573,000
System equipment	5	7,180,000	43,468,000
Construction-in-progress		16,062,000	82,783,000

		50,034,000	203,061,000
Less — Accumulated depreciation and amortization		(3,457,000)	(20,619,000)

Property and equipment, net		$46,577,000	$182,442,000

        Capitalized interest for the years ended December 31, 1998, 1999 and 2000, was approximately $221,000, $0 and $1,150,000, respectively.

4.    OTHER ASSETS, NET:

        Other assets primarily include deferred debt issuance costs and long term deposits as required by lease agreements. Deferred debt issuance was recorded upon issuance of $150,000,000 convertible notes and is being amortized over the life of the related agreement. The balance as of December 31, 2000, was approximately $4,639,000, net of accumulated amortization of $358,000. Deposits required by lease agreements were approximately $5,202,000 and are refundable upon expiration of the related agreements.

5.    ACCRUED LIABILITIES:

        Accrued liabilities as of December 31 consist of the following:

	1999	2000
Property and equipment additions	$2,863,000	$334,000
General operating expenses	1,129,000	15,707,000
Due to former stockholders of an acquired company	0	1,168,000
Deferred revenue	0	1,166,000
Interest	227,000	2,662,000

Accrued Liabilities	$4,219,000	$21,037,000

6.    DEBT:

        In March 1999, the Company entered into a credit facility under which the Company could borrow up to $45,000,000 subject to certain conditions. The Company paid an origination fee of $1,350,000, which was fully amortized to interest expense during 1999 and 2000. During June 2000, the Company terminated this facility. No amounts had been drawn under this facility at the date of termination.

        On June 28, 2000, the Company completed the issuance and sale in a private placement of an aggregate of $150,000,000 in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). The Company incurred expenses of approximately $4,997,000, of which approximately $4,500,000 represented underwriting fees and approximately $497,000 represented other expenses related to the offering. The net offering proceeds to the Company after total expenses were approximately $145,003,000. The Notes may be converted at the option of the holders into shares of the Company's common stock at an initial conversion price of $15.37 per share, which may be adjusted based on certain antidilution provisions included in the intenture related to the Notes. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest. During 2000, a shelf registration statement on Form S-3 (Commission File No. 333-50026) was filed with the Securities and Exchange Commission registering the Notes and the shares of common stock issuable upon conversion of the Notes and as payment-in kind interest on the Notes. Total interest expense incurred during 2000 related to the Notes was approximately $5,719,000, of which $5,219,000 was paid in cash and $500,000 is included in accrued liabilities in the accompanying balance sheet.

        In connection with the Company's acquisition of businesses, the Company recognized notes of approximately $713,000 which are currently payable.

7.    COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

        The Company has entered into various operating lease agreements, with expirations through 2010, for leased space and equipment. Future minimum lease obligations as of December 31, 2000, related to the Company's operating leases are as follows:

2001	$11,107,000
2002	12,037,000
2003	12,409,000
2004	10,012,000
2005	6,143,000
Thereafter	5,591,000

Total minimum lease obligations	$57,299,000

        Total operating lease expenses for the years ended December 31, 1998, 1999 and 2000, was approximately $586,000, $1,946,000 and $9,321,000, respectively.

CAPITAL LEASES

        The Company has entered into various capital leases for equipment. Future minimum lease obligations as of December 31, 2000, related to the Company's capital leases are as follows:

2001	$39,484,000
2002	28,832,000
2003	15,263,000
2004	754,000
2005	33,000
Total minimum lease obligations	84,366,000
Less — Amounts representing interest	(10,847,000)

Present value of minimum lease obligations	73,519,000
Current maturities	(32,229,000)

Capital lease obligations, net of current maturities	$41,290,000

CONNECTIVITY CONTRACTS

        In order to provide its services, the Company must connect each in-building network to a central facility in each metropolitan area, usually over broadband lines that are leased from other carriers. At this metropolitan hub, the Company aggregates and disseminates network traffic for Internet connectivity. The Company has secured contracts that range from monthly to five years for local transport and up to three years for national intercity transport. The Company incurs fixed monthly charges for local connectivity. For national connectivity, the Company incurs fixed monthly charges plus incremental charges for customer usage above a certain volume. In addition, in the event the Company fails to meet its minimum volume commitments for national connectivity, it may be obligated to pay underutilization charges.

        Future minimum obligations as of December 31, 2000, related to the Company's connectivity contracts are as follows:

2001	$14,956,000
2002	2,509,000
2003	1,062,000
2004	215,000
2005	181,000

Total minimum lease obligations	$18,923,000

        Total connectivity expense for the years ended December 31, 1998, 1999 and 2000, was approximately $463,000, $2,144,000 and $19,557,000, respectively.

LITIGATION

        The Company is involved in certain litigation arising in the ordinary course of business. Management believes that such litigation will be resolved without material effect on the Company's financial position or results of operations.

ACQUISITION COMMITMENTS

        During 2000, the Company completed five acquisitions as described in Note 10. Additional amounts are potentially payable to the former owners of the acquired companies and are contingent upon the achievement of certain performance levels. The performance levels relate to various employment and financial targets that extend into 2003 and that may or may not be achieved. Payment of all these contingent amounts would result in additional goodwill and/or compensation expense. If all performance targets are achieved the Company would be obligated to pay up to $540,000 in cash, issue up to 861,000 shares of common stock of the Company, release from restriction warrants underlying 250,000 shares of common stock of the Company, release from restriction 759,000 shares of restricted stock and issue shares of common stock (in addition to the 861,000 shares previously discussed) equivalent to $1,100,000 as of the date of issuance. Additional goodwill and/or compensation expense will be recorded as it becomes probable that such amounts will be paid to the former owners of the acquired companies.

8.    EQUITY:

COMMON STOCK

        Pursuant to an investment agreement dated November 23, 1998, and in connection with a preferred investment (see below), the Company issued to a group of investors approximately 13,270,000 shares of common stock for $.0015 per share and approximately 7,291,000 shares of common stock for $.0015 per share to a second group of investors in December 1998.

        During 1998, accrued interest totaling $980,000 was contributed by an investor and a real estate owner. As both are related parties of the Company, the contribution was accounted for as a capital transaction and included in the accompanying consolidated statements of stockholders' equity.

        In April 1999, the Company issued 125,000 shares of common stock for consulting services previously received.

        In August 1999, the Company issued 6,059,000 shares of common stock to a group of financial sponsors and to real estate partners in connections with a preferred investment. (See Preferred Stock, August 1999 transaction below)

        On October 29, 1999, the Company raised gross proceeds of approximately $305,470,000 in its initial public offering. The Company sold 16,970,550 shares of common stock at a price of $18 per share.

        During the years ended December 31, 1999 and 2000, the Company repurchased 96,000 and 579,000 shares of unvested restricted common stock. During the year ended December 31, 2000, warrants underlying 712,000 shares of stock were exercised (see Warrants). During the year ended December 31, 2000, 1,791,000 shares of common stock were issued in connection with acquisitions, of which 759,000 shares are restricted and subject to forfeiture if certain performance targets are not achieved over the next three years. Of these 1,791,000 shares of common stock, 129,000 shares were purchase consideration while 1,662,000 shares were compensation to employees of the acquired companies. During the year ended December 31, 2000, 52,000 shares of common stock were issued in connection with the Company's employee stock purchase plan. Stock options underlying 347,000 and 16,000 shares of common stock of the Company were exercised by employees during the year ended December 31, 1999 and 2000, respectively.

PREFERRED STOCK

        In November and December 1998, the Company issued to groups of investors, 41 and 25 shares of Series A convertible redeemable preferred stock, for $41,000,000 and $25,000,000 in cash, respectively.

        In August 1999, the Company issued 17 shares of Series B preferred stock to a group of financial sponsors and 34 shares of Series B preferred stock to real estate partners and their affiliates for approximately $51,000,000 in cash.

        The holders of the preferred stock were entitled to certain rights including: redemption, conversion, dividends and liquidation preference, as defined in the investment agreement. As a result of the redemption provision, the preferred stock was classified outside of stockholders' equity (deficit).

        Simultaneous with the Company's initial public offering and pursuant to contractual agreements with the preferred stockholders, all of the outstanding shares of preferred stock were converted into 6,500,000 shares of common stock. Upon the conversion, accrued dividends of $6,904,000 on the preferred stock were waived and recorded as a contribution to capital.

WARRANTS

        The Company has issued and plans to continue to issue to real estate partners and their affiliates warrants to acquire shares of common stock in exchange for the right, pursuant to telecommunications license agreements, to install its broadband data network in these real estate entities' buildings. The warrants are exercisable upon the occurrence of certain events, as defined in the warrant acquisition agreements.

        The number of warrants the Company is obligated to issue may be adjusted if certain telecommunication license agreements are not executed and delivered in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the date for determining the final value of the warrants is the date on which the telecommunication license agreements are signed and delivered, as defined, and the real estate partners effectively complete their performance element of the warrant acquisition agreement. At the measurement date, the Company will measure the fair market value of the warrants based on an acceptable pricing model. The warrants also are subject to forfeiture as a result of subsequent events of default by the real estate partners as outlined in the warrant acquisition agreement.

        During the year ended December 31, 1999, the Company entered into warrant acquisition agreements for the issuance of 7,004,000 shares of common stock. The performance obligations underlying 6,336,000 shares of common stock had been completed as of December 31, 1999. The value of the telecommunication license agreements (TLA's) related to these 6,336,000 warrants at December 31, 1999, was $109,135,000.

        During the year ended December 31, 2000, the Company entered into warrant agreements for the issuance of 1,085,000 shares of common stock, net of adjustments for certain telecommunication license agreements that were not executed and delivered in accordance with parameters outlined in the warrant acquisition agreements. The performance obligations related to 1,353,000 warrants were completed during 2000. The value of the TLA's related to these 1,353,000 warrants at December 31, 2000, was $30,979,000. Warrants underlying 712,000 shares of common stock, valued at $14,664,000, were exercised during the year ended December 31, 2000.

        During the year ended December 31, 2000, the Company issued warrants underlying 150,000 shares of common stock in exchange for services which resulted in an expense of $2,396,000.

        During the year ended December 31, 2000, the Company issued warrants underlying up to 250,000 shares of common stock in connection with acquisitions. The exercise of these warrants are contingent upon future events (see Note 7).

9.    STOCK COMPENSATION:

RESTRICTED STOCK AWARDS

        During 1998 and early 1999, the Company issued approximately 5,753,000 shares of common stock to management, current and former employees and non-employee stockholders for $.0015 per share. With respect to the stockholders who are employees of the Company, subscription agreements provide that the shares shall be restricted, non-transferable, and subject to repurchase by the Company until vested. Upon issuance of the shares to the employees in 1998, certain shares were vested based on employees' prior service with the Company. Unvested shares vest over four years in equal monthly installments commencing upon their issuance. Pursuant to contractual arrangements, vesting of shares may accelerate upon the occurrence of a qualifying business combination or a combination of a qualifying business combination and termination of employment without cause. The accelerated vesting provisions differ based upon the employee's position with the Company. There are no accelerated vesting provisions related to performance criteria. Upon the resignation or termination of an employee subscriber for any reason, all unvested shares will be subject to repurchase by the Company at the price paid by the employee.

        The following table presents the activity related to restricted stock for the years presented.

	Granted	Vested	Repurchased	Outstanding
1998	4,610,000	2,163,000	—	2,447,000
1999	1,143,000	1,122,000	153,000	2,315,000
2000	—	953,000	503,000	859,000

        The vesting schedule for the outstanding shares that have been issued or subscribed through December 31, 2000, for the years ending is:

2001	409,000
2002	387,000
2003	63,000

        During the year ended December 31, 2000, the Company issued 759,000 shares of restricted stock (see Compensation Charge discussion below). These shares are subject to certain contingencies based on future events and are not included in the schedules above (see Note 7).

EQUITY BASED COMPENSATION PLANS

        Effective June 1, 1999, the Company adopted the 1999 Amended and Restated Stock Option and Equity Incentive Plan (the "1999 Plan") under which 5,000,000 shares of common stock are authorized for issuance. Effective June 15, 2000, the Company adopted the Allied Riser Communications Corporation 2000 Stock Option and Equity Incentive Plan (the "2000 Plan") under which 8,500,000 shares of common stock are authorized for issuance (the 1999 Plan and the 2000 Plan, together the "Plans"). The shares authorized under the Plans, subject to adjustments, are available for award to employees, officers, directors, or consultants. Pursuant to the Plans, the Company's board of directors may grant stock options, stock appreciation rights, restricted shares, deferred shares and certain tax offset payments. The terms of any particular grant, including any performance-based requirements, vesting terms and other restrictions are determined by the Board or by the Compensation Committee of the Board. The exercise price of nonstatutory options may be above, at or below fair market value of the common stock on the grant date. The exercise price of incentive stock options must not be less than the fair market value on the grant date. The right to purchase shares under the stock options agreements typically vests over a four-year period. The exercise period of options may be set by the Board or the Committee but may not exceed ten years for incentive stock options. As of December 31, 2000, there were 4,694,000 share available for future grants. No options were granted outside of the Plans.

        During June 1999, the Company granted 347,000 stock options to employees under the 1999 Plan. Each of the options granted included a provision for exercise through July 26, 1999. All options were exercised prior to that date. Shares issued upon the exercise of the stock options were restricted and shall vest on a monthly basis over a four-year period.

        The Company accounts for stock options and other employee awards under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation costs for the Plans been determined based on the fair market value of the options as of the grant dates, consistent with the method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income (loss) applicable to common stock and net income (loss) per common share would have resulted in the pro forma amounts indicated below (dollars in thousands, exception per share data):

	1999	2000
Net income (loss):
As reported	$(63,940)	$(173,408)
Pro forma	(66,167)	(195,244)
Net income (loss) per common share:
As reported	$(2.15)	$(3.18)
Pro forma	(2.23)	(3.58)

        No diluted earnings per share are presented as the Company has generated net losses and all potentially dilutive securities would be antidilutive.

        The weighted average fair market value of options granted during each of the years ended December 31, 1999 and 2000, were $13.25 and $6.81, respectively. The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	1999	2000
Expected dividend yield	—	—
Expected stock price volatility	107%	106%
Average risk-free interest rate	5.30%	6.02%
Expected life of options (years)	6	6

        The following table summarizes stock option activity for the year ended December 31, 1999 and 2000:

	Options Outstanding	Range of Price Per Share	Weighted Average Price Exercise
Balance at 1/1/99	—	—	$—
Granted —
Option Price Equal to Fair Market Value	1,566,095	$0.0015 - $22.500	$8.8581
Total Granted	1,566,095	$0.0015 - $22.500	$8.8581
Exercised	(22,656)	$0.0015 - $0.3336	$0.1169
Canceled	(39,022)	$0.0015 - $18.000	$6.8522

Balance at 12/31/99	1,504,417	$0.0015 - $22.500	$9.0532

Granted —
Option Price Equal to Fair Market Value	6,146,769	$1.3750 - $41.250	$9.3198
Option Price Greater Than Fair Market Value	1,151,414	$4.9063 - $26.875	$5.4631
Option Price Less Than Fair Market Value	1,388,000	$0.0000 - $26.625	$1.6520
Total Granted:	8,686,183	$0.0000 - $41.250	$7.5745
Exercised	(45,805)	$0.3336 - $0.3336	$0.3336
Canceled	(1,407,258)	$0.0015 - $41.250	$13.1782

Balance at 12/31/00	8,737,537	$0.0000 - $41.250	$6.9645

        As of December 31, 2000, 735,601 of options outstanding were exercisable. No options outstanding were exercisable at December 31, 1999. The remaining options will become exercisable over the next three to four years based on vesting percentages.

        The following table summarizes information about the Company's outstanding and exercisable stock options at December 31, 2000:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Outstanding as of 12/31/00	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Exercisable as of 12/31/00	Weighted- Average Exercise Price
$0.0000— 4.1250	4,740,990	9.6	$1.9706	87,948	$0.7828
4.1251— 8.2500	1,738,572	8.8	5.3747	230,553	5.1224
8.2501—12.3750	158,907	9.6	10.3827	50,000	10.2500
12.3751—16.5000	298,052	9.4	14.2789	0	0.0000
16.5001—20.6250	1,411,343	7.6	18.0243	362,244	17.9964
20.6251—24.7500	37,678	8.6	22.8407	4,856	22.5000
24.7501—28.8750	250,041	8.2	25.3271	0	0.0000
28.8751—33.0000	52,036	9.2	31.1039	0	0.0000
33.0001—37.1250	2,300	9.2	34.7500	0	0.0000
37.1251—41.2500	47,618	9.2	40.7246	0	0.0000

Total	8,737,537	9.1	$6.9656	735,601	$11.4065

2000 EMPLOYEE STOCK PURCHASE PLAN

        Beginning July 1, 2000, the Company has established an employee stock purchase plan, the Allied Riser Communications Corporation 2000 Employee Stock Purchase Plan (the "ESPP"), the terms of which allow qualified employees (as defined) to participate in the purchase of designated shares of the Company's common stock at a price equal to the lower of 85% of the closing price on the first or last day of the offering period. Offering periods begin on the first day of each fiscal quarter and end on the last day of each fiscal quarter. Under the ESPP, the Company issued 52,700 and 183,400 shares of common stock for the third and fourth fiscal quarters of 2000 at an average price per share of $5.64 and $1.73, respectively.

COMPENSATION CHARGE

        The Company completed an initial public offering ("IPO") of its securities on October 29, 1999. The estimated fair market value of the Company's common stock (as implied by the IPO price) exceeded management's determination of fair market value of each stock option grant and restricted stock grant made prior to the IPO. Therefore, the Company has recorded compensation of $32,335,000 for the excess of the IPO price over the pre-IPO stock option grant and restricted stock grant price. During the year ended December 31, 1999, $14,681,000 was recorded as compensation expense and as of December 31, 1999, $17,654,000 was being deferred and amortized over the remaining estimated employee service period. The total compensation charge is reduced when employees terminate prior to vesting.

        During 2000, certain employees were terminated which resulted in a reduction of $7,982,000 to the deferred compensation recorded upon the IPO. Amortization related to this deferred compensation was $6,022,000, net of adjustments for terminated employees, for the year ended December 31, 2000. As of December 31, 2000, the balance of unamortized deferred compensation recorded upon the IPO was $3,650,000 and is being amortized over the remaining estimated employee service period.

        In connection with acquisitions of businesses during 2000, the Company has entered into various employment agreements with former owners and employees of the acquired companies. The Company recorded deferred compensation of $9,266,000 related to restricted stock granted to employees of the acquired companies. Amortization related to this deferred compensation was $3,184,000 for the year ended December 31, 2000. As of December 31, 2000, $6,082,000 is being deferred and amortized over the remaining estimated employee service period.

        During 2000, the Company issued approximately 1,388,000 nonstatutory stock options with an exercise price less than fair market value on the date of grant in connection with the employment of senior management. As of December 31, 2000, the Company has recognized approximately $3,981,000 of deferred compensation and has recorded approximately $212,000 of amortization of deferred compensation related to these issuances. As of December 31, 2000, $3,769,000 is being deferred and amortized over the remaining vesting period.

10.  ACQUISITIONS:

        During the second and third quarters of 2000, the Company acquired all of the outstanding stock of four high-speed data communication and professional services companies and 68% of the outstanding stock of Shared Technologies of Canada (the "acquired companies"). The purchase of each acquired company was accounted for under the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include the results of operations related to the acquired companies prior to each of their respective acquisition dates.

        The Company purchased the acquired companies for an initial aggregate purchase price of $16,021,000 in cash of which $1,168,000 was payable at December 31, 2000, and 129,000 shares of common stock of the Company valued at approximately $4,011,000. The purchase price may be adjusted if certain performance targets are achieved (see Note 6). The aggregate fair market value of tangible assets acquired was $8,337,000 and liabilities assumed were $12,651,000. The total excess of the purchase price over the fair market value of the net tangible assets for the acquired companies has been allocated to real estate access rights (approximately $8,892,000) with the remainder allocated to goodwill and other intangible assets. The Company is amortizing goodwill and other intangible assets over a three-year period. Real estate access rights are being amortized over the life of the related telecommunication license agreements. The Company's purchase price allocation of the acquisitions is preliminary and may be adjusted as additional information is obtained and as contingencies discussed above are resolved. The five acquisitions accounted for $6,733,000 of the total revenues generated by the Company in 2000.

        The following table presents the unaudited pro forma results of operations of the Company for the years ending December 31, 1999 and 2000, as if these acquisitions had been consummated at the beginning of each period presented. The unaudited pro forma results are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of the periods presented or the results which may occur in the future:

	Year Ended
	December 31, 1999	December 31, 2000
	(Unaudited)
Revenues	$13,018,000	$23,034,000
Net income (loss) before extraordinary items	(64,840,000)	(178,207,000)
Net income (loss) applicable to common stock	(71,292,000)	(178,207,000)
Net income (loss) per share, basic and diluted	(2.40)	(3.27)

11.  INCOME TAXES:

        The differences between the statutory federal income tax rates and the Company's effective income tax rate for the years ended December 31, are as follows:

	1998	1999	2000
Computed statutory tax expense	(34.0)%	(34.0)%	(34.0)%
Deferred compensation	—	8.7%	1.9%
Other nondeductible expenses	0.1%	0.1%	0.4%
Non-book income	2.3%	—	—

Valuation allowance	31.6%	25.2%	31.7%

        Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as incurred by tax laws and regulations.

        The following table discloses the components of the deferred tax amounts at December 31:

	1998	1999	2000
Deferred tax assets —
Temporary difference for basis in and depreciation of property and equipment	$158,000	$674,000	$1,682,000
Start-up costs	3,896,000	3,104,000	2,329,000
Real estate access rights	—	692,000	5,832,000
Net operating loss	812,000	14,846,000	63,240,000
Other	76,000	98,000	1,270,000

Total deferred tax assets	4,942,000	19,414,000	74,353,000
Deferred tax liability	—	—	—

Net deferred tax asset	4,942,000	19,414,000	74,353,000
Less — Valuation allowance	(4,942,000)	(19,414,000)	(74,353,000)

Net deferred tax amount	$—	$—	$—

        The Company had approximately $186,000,000 of net operating loss carry forward for federal income tax purposes at December 31, 2000. The net operating loss carry forward will begin to expire in 2018, if not previously utilized. Under existing income tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a five-year period for tax purposes. On November 23, 1998, the Company commenced its principal operations for tax purposes and no longer capitalizes operating expenses as start-up costs.

        A valuation allowance must be provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has decided to record this allowance due to the uncertainty of future operating results. In subsequent periods, the Company may reduce the valuation allowance, provided that utilization of the deferred tax asset is more likely than not, as defined by SFAS No. 109, "Accounting for Income Taxes."

12.  RELATED PARTIES:

        The Company has entered into telecommunication license agreements with numerous real estate owners and managers to acquire access to and the right to install and operate its broadband data network in their buildings. Most of these real estate owners and managers received warrants in connection with this access and nine of these entities purchased equity in the Company (see Note 8). In accordance with the telecommunication license agreements, the Company pays fees which vary proportionally (above a fixed minimum) with gross revenues generated in the respective buildings to these owners. In addition, the Company leases office space from numerous real estate owners. Pursuant to these obligations, the Company paid $156,000, $1,047,000, and $4,216,000 for rent and fees during the years ended December 31, 1998, 1999 and 2000, respectively.

        One of the Company's initial investors has interests in entities from which the Company periodically purchases fiber-optic cable and other materials and has historically, prior to 2000, purchased insurance and legal services. For the years ended December 31, 1998, 1999 and 2000, the Company had purchases of approximately $2,319,000, $2,451,000 and $8,809,000, respectively, for fiber-optic cable and $387,000, $192,000 and $0 for insurance and legal services, respectively.

        One of the underwriters for the initial public offering described in Note 9 provides financial advisory and consulting services to the Company. Affiliates of this entity own common stock and warrants of the Company.

13.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

	Three Months Ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000
	(In thousands, except per share data)
Total revenue	$1,358	$1,972	$4,403	$6,599
Operating income (loss)	(41,194)	(46,933)	(49,347)	(44,809)
Net income (loss)	(37,025)	(44,068)	(47,217)	(45,098)
Net income (loss) applicable to common stock	$(37,025)	$(44,068)	$(47,217)	$(45,098)

Net income (loss) per common share	$(.69)	$(.81)	$(.87)	$(.81)

Weighted average number of shares outstanding	53,318	54,272	54,565	55,644

	Three Months Ended
	Mar. 31, 1999	June 30, 1999	Sept. 30, 1999	Dec. 31, 1999
	(In thousands, except per share data)
Total revenue	$146	$401	$442	$881
Operating income (loss)	(5,742)	(14,589)	(16,162)	(24,284)
Net income (loss)	(5,327)	(14,635)	(16,030)	(21,496)
Net income (loss) applicable to common stock	$(6,977)	$(16,285)	$(18,270)	$(22,408)

Net income (loss) per common share	$(.31)	$(.71)	$(.68)	$(.48)

Weighted average number of shares outstanding	22,396	22,886	26,809	46,534

14.  SUBSEQUENT EVENT:

        In connection with employee changes initiated during the first quarter of 2001, the Company has made preliminary estimates that the related severance benefits will cost approximately $970,000. As a result of these changes, the Company anticipates a net reduction in deferred compensation charges previously recognized of approximately $3,062,000, of which approximately $2,236,000 has already been expensed and approximately $826,000 remained to be expensed.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2000	September 30, 2001
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,455	$28,482
Short-term investments	212,107	86,241
Accounts receivable, net of reserve of $196 and $2,599, respectively	3,912	1,093
Prepaid expenses and other current assets	5,606	2,301

Total current assets	251,080	118,117
PROPERTY AND EQUIPMENT, net	182,442	33,191
REAL ESTATE ACCESS RIGHTS, net of accumulated amortization of $16,003 and $246, respectively	133,003	8,557
GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated amortization of $2,592 and $0, respectively	12,118	—
OTHER ASSETS, net	11,060	8,623

Total assets	$589,703	$168,488

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,904	$7,047
Accrued liabilities	21,037	22,712
Current maturities of capital lease obligations	32,229	35,883
Current maturities of debt	713	604

Total current liabilities	71,883	66,246
CAPITAL LEASE OBLIGATIONS, net of current maturities	41,290	23,189
LONG TERM LIABILITIES:
Long term debt, net of current maturities	—	749
Convertible notes (7.50% interest payable in stock or cash)	150,000	123,600

Total liabilities	263,173	213,784
COMMITMENTS AND CONTINGENCIES (see note 10)
STOCKHOLDERS' EQUITY:
Common stock, $.0001 par value, 1,000,000,000 shares authorized, 58,561,000 and 60,819,000 outstanding as of December 31, 2000 and September 30, 2001, respectively (net of 675,000 and 1,874,000 treasury shares, respectively)	6	6
Additional paid-in capital	460,137	509,294
Warrants, authorizing the issuance of 7,377,000 and 4,496,000 shares as of December 31, 2000 and September 30, 2001, respectively	127,846	71,127
Deferred compensation	(13,501)	(3,340)
Accumulated other comprehensive income (loss)	(547)	(859)
Accumulated deficit	(247,411)	(621,524)

Total stockholders' equity (deficit)	326,530	(45,296)

Total liabilities and stockholders' equity	$589,703	$168,488

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
For the Three Months Ended September 30, 2000 and 2001
(In thousands, except share and per share data)

	2000	2001
	(Unaudited)
REVENUE:
Network services	$3,351	$6,110
Value added services	1,052	1,615

Total revenue	4,403	7,725
OPERATING EXPENSES:
Network operations (including $194 and $(157) amortization of deferred compensation, respectively)	14,359	18,980
Cost of value added services	716	1,399
Selling expense (including $796 and $(628) amortization of deferred compensation, respectively)	11,197	3,256
General and administrative expenses (including $2,552 and $(772) amortization of deferred compensation, respectively)	16,993	14,833
Depreciation and amortization	10,485	6,580
Asset write-down	—	—

Total operating expenses	53,750	45,048

OPERATING LOSS	(49,347)	(37,323)
OTHER INCOME (EXPENSE):
Interest expense	(3,323)	(3,836)
Interest and other income (expense)	5,453	1,510

Total other income (expense)	2,130	(2,326)

INCOME (LOSS) BEFORE INCOME TAXES	(47,217)	(39,649)

INCOME TAX BENEFIT	—	—

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	(47,217)	(39,649)

EXTRAORDINARY GAIN FROM EXTINGUISHMENT OF DEBT, net	—	—

NET INCOME (LOSS)	$(47,217)	$(39,649)

NET INCOME (LOSS) PER COMMON SHARE:
Loss before extraordinary item	(.87)	(.66)
Extraordinary gain, net	—	—

NET INCOME (LOSS) PER COMMON SHARE	$(.87)	$(.66)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	54,565,000	59,978,000

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
For the Nine Months Ended September 30, 2000 and 2001
(In thousands, except share and per share data)

	2000	2001
	(Unaudited)
REVENUE:
Network services	$6,161	$18,547
Value added services	1,572	5,680

Total revenue	7,733	24,227
OPERATING EXPENSES:
Network operations (including $707 and $477 amortization of deferred compensation, respectively)	30,365	57,050
Cost of value added services	1,101	4,013
Selling expense (including $1,580 and $1,484 amortization of deferred compensation, respectively)	36,005	19,062
General and administrative expenses (including $7,968 and $(616) amortization of deferred compensation, respectively)	52,696	36,397
Depreciation and amortization	25,041	32,484
Asset write-down	—	262,336

Total operating expenses	145,208	411,342

OPERATING LOSS	(137,475)	(387,115)
OTHER INCOME (EXPENSE):
Interest expense	(4,632)	(11,533)
Interest and other income	13,797	6,780

Total other income (expense)	9,165	(4,753)

INCOME (LOSS) BEFORE INCOME TAXES	(128,310)	(391,868)

INCOME TAX BENEFIT	—	6,037

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	(128,310)	(385,831)

EXTRAORDINARY GAIN FROM EXTINGUISHMENT OF DEBT, net	—	11,718

NET INCOME (LOSS)	$(128,310)	$(374,113)

NET INCOME (LOSS) PER COMMON SHARE:
Loss before extraordinary item	(2.38)	(6.49)
Extraordinary gain, net	—	.20

NET INCOME (LOSS) PER COMMON SHARE	$(2.38)	$(6.29)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	53,911,000	59,493,000

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2000 and 2001
(In thousands)

	2000	2001
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(128,310)	$(374,113)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	35,296	33,829
Extraordinary gain from extinguishment of debt, net	—	(11,718)
Deferred income taxes	—	(6,037)
Write-down of assets	—	262,336
Loss on sale of assets, net	—	1,914
Other non-cash expenses	—	1,799
Changes in assets and liabilities, net of the effect of acquisitions
Increase in accounts receivable, net	(1,989)	(158)
Decrease in prepaid expenses	247	2,639
(Increase) decrease in other assets	(4,946)	1,590
Increase (decrease) in accounts payable, accrued liabilities and deferred revenue	38,023	(7,338)

Net cash used in operating activities	(61,679)	(95,257)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(79,748)	(7,159)
Purchase of short-term investments, net	(4,099)	—
Proceeds from sale of short-term investments, net	—	125,865
Proceeds from sale of assets, net	—	121
Acquisition of businesses, net of cash acquired	(14,698)	(164)

Net cash (used in) provided by investing activities	(98,545)	118,663

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of offering cost	145,000	—
Payments on capital lease obligations	(4,477)	(16,336)
Payments on debt	(351)	(1,159)
Payments on principal for convertible notes	—	(7,392)
Proceeds from issuance of common stock and sale of subsidiary stock, net of issuance costs	1,554	545

Net cash provided by (used in) financing activities	141,726	(24,342)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3)	(37)
DECREASE IN CASH AND CASH EQUIVALENTS	(18,501)	(973)
CASH AND CASH EQUIVALENTS, beginning of period	152,564	29,455

CASH AND CASH EQUIVALENTS, end of period	$134,063	$28,482

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$783	$9,393
Noncash investing and financing activities
Equipment acquired under capital leases	$45,264	$2,198
Accrued interest on convertible notes	$2,843	$2,730
Warrants issued	$33,292	$95
Deferred compensation	$15,857	$(3,405)
Treasury shares issued for bonus payments (425,000 shares)	$—	$1,138

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2000 and 2001
(Unaudited)

1.    Organization:

        Allied Riser Communications Corporation ("ARC Corporation") (collectively including all predecessors, the "Company") is a facilities-based provider of broadband data, video and voice communications services to small- and medium-sized businesses. The Company suspended its retail services in most of its markets in the United States on September 21, 2001. The Company is pursuing the provision of in-building wholesale services of its broadband data network.

2.    Presentation:

        In the opinion of the Company's management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position as of September 30, 2001. The results of operations for the three and nine months ended September 30, 2000 and 2001, and cash flows for the nine months ended September 30, 2000 and 2001, are not necessarily indicative of the results of operations or cash flows to be expected for the full year. The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in notes to consolidated financial statements have been condensed or omitted pursuant to such rules and regulations, but resultant disclosures are in accordance with generally accepted accounting principles as they apply to interim reporting. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2000, and the notes thereto included in the Company's Annual Report on Form 10-K. The accompanying unaudited consolidated financial statements include all wholly owned subsidiaries and a 68% owned subsidiary, Shared Technologies of Canada ("STOC"). STOC is owned by the Company's wholly owned subsidiary, ARC Canada. All inter-company accounts and activity have been eliminated. The minority interest in STOC is not presented in the accompanying financial statements because the minority interest is in a deficit position and the Company continues to record 100 percent of the losses of STOC. All results are reported in United States dollars. Pursuant to a shareholders agreement dated July 26, 2000 between Allied Riser and the minority shareholders in STOC, effective October 31, 2001, such minority shareholders have the right to cause Allied Riser to purchase their shares of STOC at a per share price determined by a formula described in the shareholders agreement. During January 2002, the minority shareholders of STOC exercised this right (see note 14).

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management may be required to make significant estimates of, among other things, the fair value of long-lived assets, allowance for doubtful accounts, and amounts recorded for acquisition contingencies. Actual results may differ from those estimates.

3.    Proposed Merger:

        On August 28, 2001, the Company entered into a merger agreement with Cogent Communications Group, Inc., which was subsequently amended on October 13, 2001, under which agreement each share of its common stock would be exchanged for Cogent common stock. The merger is conditioned upon, among other things, approval by the Company's stockholders, the approval for listing or quotation of the shares of Cogent common stock to be issued in the merger on a national securities exchange or the Nasdaq National Market, and the receipt of material consents.

4.    Comprehensive Income (Loss):

        Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period as a result of transactions from other events and circumstances from non-owner sources. It consists of net loss and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States, are excluded from net loss, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Currency translation is the only item of comprehensive income impacting the Company. Set forth below is the effect on the Company of currency translation for the indicated periods:

	Three months ended		Nine months ended
	Sept. 30, 2000	Sept. 30, 2001	Sept. 30, 2000	Sept. 30, 2001
Net income (loss)	$(47,217,000)	$(39,649,000)	$(128,310,000)	$(374,113,000)
Comprehensive income adjustments:
Foreign currency translation adjustment	(595,000)	(106,000)	(595,000)	(312,000)

Comprehensive income (loss)	$(47,812,000)	$(39,755,000)	$(128,905,000)	$(374,425,000)

5.    International Operations:

        The Company recognizes revenue from operations in Canada through its wholly owned subsidiary, ARC Canada. All revenue is reported in United States dollars. Revenue for ARC Canada was $815,000 and $1,282,000 for the three months ended September 30, 2000 and 2001, respectively. Revenue for ARC Canada was $815,000 and $4,036,000 for the nine months ended September 30, 2000 and 2001, respectively. Long-lived assets of ARC Canada were $18,676,000 and $5,219,000 as of December 31, 2000 and September 30, 2001, respectively.

6.    Net Loss Per Share:

        Net loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share" ("EPS"). SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock.

        Shares issued to employees subject to repurchase by the Company are not included in the weighted average number of common shares outstanding for the period. Options and warrants to purchase 4,897,000 and 4,496,000 shares of common stock, respectively, were outstanding at September 30, 2001.

        Diluted EPS are not presented as all potentially dilutive securities would be antidilutive due to the net loss incurred for the three and nine months ended September 30, 2000 and 2001.

7.    Asset Write-down:

        During the second quarter of 2001, numerous adverse changes in the Company's industry and the economic environment as a whole, including significant declines in valuation of competitive telecommunications providers, continued weakness in the demand for information technology and telecommunications services, and business failures of several prominent companies in markets similar to the Company's caused the Company to conclude that its prospects for future cash flows had weakened and operating risks had increased. Additionally, during the second quarter of 2001, the Company made certain changes in its operations. Both these external and internal changes triggered a review of long-lived assets, including building and network-related assets, real estate access rights, property and equipment, and goodwill. This review indicated that undiscounted cash flows expected to be generated by such assets were not sufficient to recover the historical book value of long-lived assets and that such assets should be reduced to fair value. The Company calculated the present value of estimated cash flows to determine management's estimate of fair market value for the building and system infrastructure and real estate access rights. To determine the value of other assets, including system equipment, furniture, fixtures, software and equipment, the Company used the lower of the historical cost or management's estimate of fair market value. Based on the Company's current evaluation of the present value of expected cash flows of its subsidiaries acquired in 2000, the Company concluded that related long-lived assets and goodwill should be written down.

        The total amount of write down by category is as follows:

Amount of Asset Write-down
Property and equipment:
System infrastructure	$58,108,000
Other assets	78,051,000

Total property and equipment	136,159,000
Real estate access rights	116,449,000
Goodwill	9,728,000

Total	$262,336,000

        In addition, on July 24, 2001, the Company announced a number of initiatives to further reduce its operating costs and refocus its business plan. These initiatives included the suspension of retail sales of broadband data applications and services, the transition of its current retail customers to other service providers, the closure of the Company's sales offices, and a further reduction in the number of employees by approximately 75% of the Company's workforce. The Company also announced its intention to pursue a business plan that contemplates the provision of in-building wholesale services of its broadband data network.

        In connection with the implementation of announced cost-cutting measures, the Company may in the future recognize accelerated depreciation for discontinued use of software. During the three and nine months ended September 30, 2001, the Company discontinued the use of certain software, thus reducing its useful life, which resulted in the recognition of $3,679,000 and $4,715,000, respectively, in accelerated depreciation. The Company will continue to evaluate its long-lived assets, including property and equipment and real estate access rights, to determine whether changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recognized.

8.    Property and Equipment:

        Property and equipment as of September 30, 2001, consist of the following:

	Average Estimated Useful Lives (Years)
Office equipment and information systems	4	$29,580,000
Furniture and fixtures	7	2,294,000
Leasehold improvements	5	4,005,000
System infrastructure	10	7,682,000
System equipment	5	7,003,000

Property and equipment, gross		50,564,000

Less – accumulated depreciation and amortization		(17,373,000)

Property and equipment, net		$33,191,000

        Capitalized interest for the nine months ended September 30, 2000 and 2001, was approximately $300,000 and $1,143,000, respectively.

9.    Debt:

        On June 28, 2000, the Company completed the issuance and sale in a private placement of an aggregate of $150,000,000 in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). The Company incurred expenses of approximately $4,997,000, of which approximately $4,500,000 represented underwriting fees and approximately $497,000 represented other expenses related to the offering. The net offering proceeds to the Company after total expenses were approximately $145,003,000. The Notes may be converted at the option of the holders into shares of the Company's common stock at an initial conversion price of $15.37 per share, which may be adjusted based on certain antidilution provisions in the intenture related to the Notes (the "Indenture"). Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest. During 2000, a shelf registration statement on Form S-3 (Commission File No. 333-50026) was filed with the Securities and Exchange Commission registering some of the Notes for resale, the shares of common stock issuable upon conversion of the Notes and as payment-in kind interest on the Notes.

        On May 11, 2001, the Company commenced a tender offer to purchase any and all of the Notes for a purchase price of $280 in cash per $1,000 of principal amount of Notes, plus accrued but unpaid interest on the Notes up to but excluding the date on which the Company deposited the funds with the depositary to purchase the accepted Notes. On June 12, 2001, the Company announced the completion of the tender offer, accepting for purchase $26,400,000 of the aggregate principal amount of the Notes, representing approximately 17.6% of the $150,000,000 aggregate principal amount of the Notes outstanding prior to the tender offer. The Company paid $8,360,000 in cash, including $968,000 for accrued but unpaid interest, to complete the tender offer. An extraordinary gain of $11,718,000, net of $6,037,000 in income taxes, was recognized as a result of the early extinguishment of a portion of the aggregate principal amount of the Notes. The extraordinary gain also includes $486,000 of expenses incurred with the offer and a $767,000 write-off of associated debt issuance costs.

        The Indenture includes a provision requiring the repurchase of the Notes at the option of the holders upon a change in control as defined in the Indenture. Management does not believe that the proposed merger, as set forth in the Agreement and Plan of Merger dated August 28, 2001, as amended, by and among the Company, Cogent Communications Group, Inc. and Augustus Caesar Merger Sub, Inc., will be deemed a change in control as defined in the Indenture.

10.  Commitments and Contingencies:

        Outlined below are commitments and contingencies for the Company's operating leases, capital leases, connectivity contracts, legal proceedings, acquisition commitments, and retention plan. From time to time, the Company may decide to use cash for early retirement of such commitments and contingencies. As a result of the Company's suspension of retail operations, the Company is continuing its efforts to terminate contractual obligations that are not needed in connection with the Company's ongoing business. As a result, certain contractual obligations without future benefit may be terminated which may result in contractual commitments being paid in periods prior to those outlined below, which may accelerate the recognition of these expenses.

Operating Leases

        The Company has entered into various operating lease agreements, with expirations through 2010, for leased space and equipment. Future minimum lease obligations related to the Company's operating leases, net of settled leases as discussed below, are as follows for the twelve months ended September 30:

2002	$11,200,000
2003	12,140,000
2004	10,460,000
2005	7,282,000
2006	3,548,000
Thereafter	3,937,000

Total minimum lease obligations	$48,567,000

        During the third quarter, the Company paid $705,000 to settle certain operating leases prior to their expiration, which terminated $2,962,000 in future obligations. Subsequent to September 30, the Company paid $118,000 to settle additional operating leases prior to their expiration, which terminated $524,000 in future obligations. Total operating lease expenses for the nine months ended September 30, 2000 and 2001, were approximately $6,020,000 and $6,641,000 (including $705,000 of termination fees), respectively.

Capital Leases

        The Company has entered into various capital leases for equipment. Future minimum lease obligations related to the Company's capital leases are as follows for the twelve months ended September 30:

2002	$42,066,000
2003	22,365,000
2004	1,921,000
2005	89,000

Total minimum lease obligations	66,441,000
Less – amounts representing interest	(7,369,000)

Present value of minimum lease obligations	59,072,000
Current maturities	(35,883,000)

Capital lease obligations, net of current maturities	$23,189,000

        On October 9, 2001, the Company and its wholly owned subsidiary, Allied Riser Operations Corporation, entered into a settlement and mutual release agreement in connection with certain of its capital lease agreements. See note 14 below for a further discussion of such settlement.

Connectivity Contracts

        In order to provide its services, the Company must connect each in-building network to a central facility in each metropolitan area, usually over broadband lines that are leased from other carriers. At this metropolitan hub, the Company aggregates and disseminates network traffic for Internet connectivity. The Company has secured contracts that range from monthly to five years for local transport and up to three years for national inter-city transport. The Company incurs fixed monthly charges for local connectivity. For national connectivity, the Company incurs fixed monthly charges plus incremental charges for customer usage above a certain volume. In addition, in the event the Company fails to meet its minimum volume commitments for national connectivity, it may be obligated to pay underutilization charges.

        Future minimum obligations related to the Company's connectivity contracts, net of settled contracts as discussed below, are as follows for the twelve months ended September 30:

2002	$5,685,000
2003	2,656,000
2004	671,000
2005	590,000
Thereafter	110,000

Total minimum obligations	$9,712,000

        During the third quarter, the Company paid $565,000 to settle certain connectivity contracts prior to their expiration, which terminated $2,392,000 in future obligations. Subsequent to September 30, 2001, the Company paid $921,000 to settle additional connectivity contracts prior to their expiration, which terminated $2,114,000 in future obligations.

Legal Proceedings

        On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against the

Company's subsidiary, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas seeking damages of $18,775,000, attorneys' fees, interest and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. The Company believes this claim is without merit and has filed its answer generally denying Hewlett-Packard's claims. The Company intends to vigorously contest this lawsuit, and no financial provision has been included in the September 30, 2001 financial statements in connection with this litigation.

Acquisition Commitments

        During 2000, the Company completed five acquisitions as described in note 12. In connection with these acquisitions, additional amounts were potentially payable to the former owners and employees of the acquired companies and were contingent upon the achievement of certain performance levels. In connection with the disposition of four of the acquired companies (see note 12 and 14), the Company terminated certain of the employment agreements that provided for such additional contingent payments.

        During the three months ended September 30, 2001, the Company paid $524,000 in cash in settlement of a previously recorded liability, the Company released from restriction 245,000 shares of common stock valued at $51,000, and 1,179,000 shares of restricted stock were forfeited in connection with the termination of these employment agreements. Additionally, as of September 30, 2001, the Company has accrued $256,000 to be paid in cash, of which $212,000 was previously accrued and was expected to be paid in shares of common stock.

        During the nine months ended September 30, 2001, warrants underlying 250,000 shares of common stock, recorded with a fair value of zero, and 346,000 shares of restricted stock, were released from restriction. Subsequent to September 30, 2001, warrants underlying 250,000 shares of common stock, recorded with a fair value of zero, were forfeited.

Retention Plan

        During the third quarter of 2001, the board of directors established a retention plan and as part of such plan directed that a pool of up to approximately $5,200,000 be set aside for bonus, severance, and retention payments for remaining employees. As of September 30, 2001, the Company has accrued $3,258,000 for such payments and substantially all of the remainder will be accrued during the fourth quarter of 2001.

11.  Equity:

Common Stock

        During the three and nine months ended September 30, 2001, the Company repurchased 1,268,000 and 1,624,000 shares of unvested restricted common stock, respectively. During the three and nine months ended September 30, 2001, the Company has issued 0 and 425,000 shares of common stock from treasury, respectively, in lieu of cash bonus payments for services rendered in 2000.

        Warrants underlying 0 and 3,009,000 shares of common stock were exercised during the three and nine months ended September 30, 2001, respectively (see Warrants). During the three and nine months ended September 30, 2001, the Company has issued 0 and 32,000 shares of common stock, respectively, in connection with obligations related to prior acquisitions. During the three and nine months ended September 30, 2001, 98,000 and 409,000 shares of common stock were issued, respectively, in connection with the Company's employee stock purchase plan. Also, during the three and nine months ended September 30, 2001, stock options underlying 0 and 7,000 shares of common stock, respectively, were exercised by employees.

Warrants

        The Company has issued to real estate partners and their affiliates warrants to acquire shares of common stock in exchange for the right, pursuant to telecommunications license agreements, to install its broadband data network in these real estate entities' buildings. The warrants are exercisable upon the occurrence of certain events set forth in the warrant acquisition agreements.

        The number of warrants the Company is obligated to issue may be adjusted if certain telecommunications license agreements are not executed and delivered in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the date for determining the final value of the warrants is the date on which the telecommunications license agreements are signed and delivered (the "measurement date"), and the real estate partners effectively complete their performance element of the warrant acquisition agreement. At the measurement date, the Company measured the fair market value of the warrants based on an acceptable pricing model. The warrants also are subject to forfeiture as a result of subsequent events of default by the real estate partners as set forth in the warrant acquisition agreement.

        As of September 30, 2001, the Company has entered into warrant acquisition agreements for the issuance of 8,217,000 shares of common stock. Performance obligations relating to all of these warrant acquisition agreements had been completed as of September 30, 2001. At September 30, 2001, warrants underlying 3,721,000 shares of common stock had been exercised.

Compensation Charge

        The Company completed an initial public offering ("IPO") of its common stock on October 29, 1999. The estimated fair market value of the Company's common stock (as implied by the IPO price) exceeded management's determination of fair market value of each stock option grant and restricted stock grant made prior to the IPO. As of December 31, 2000, $7,418,000 of stock compensation recorded upon completion of the IPO was being deferred and amortized over the remaining estimated employee service period. The total compensation charge is reduced if and when employees terminate prior to vesting.

        During the three and nine months ended September 30, 2001, certain employees were terminated, resulting in a reduction of $537,000 and $1,791,000, respectively, of the deferred compensation recorded upon completion of the IPO. During the three and nine months ended September 30, 2001, deferred compensation expense was reduced by $1,945,000 and $5,199,000, respectively, for previously recognized expense related to forfeited options and shares. Deferred compensation expense related to continuing employee service was $370,000 and $2,296,000 for the three and nine months ended September 30, 2001, respectively. As of September 30, 2001, the balance of unamortized deferred compensation recorded upon completion of the IPO was $3,331,000 and is being deferred and amortized over the remaining estimated employee service period.

        In connection with acquisitions of businesses during 2000, the Company entered into various employment agreements with former owners and employees of the acquired companies pursuant to which the Company issued restricted shares of common stock to such persons. As of December 31, 2000, $6,082,000 was being deferred and amortized over the remaining estimated employee service period. During the three and nine months ended September 30, 2001, the deferred compensation recorded upon consummation of the acquisitions was reduced by $5,000 and $1,825,000, respectively, to reflect the termination of certain of the employment agreements and the stock price as of September 30, 2001. During the three and nine months ended September 30, 2001, amortization related to this deferred compensation was $0 and $4,248,000, respectively. As of September 30, 2001, $9,000 is being deferred and amortized over the remaining estimated employee service period.

12.  Acquisitions:

        During the second and third quarters of 2000, the Company acquired all of the outstanding stock of four high-speed data communication and professional services companies and 68% of the outstanding stock of Shared Technologies of Canada. The following table presents the unaudited pro forma results of operations of the Company for the three and nine months ended September 30, 2000 as if the acquisitions made during 2000 had been consummated as of January 1, 2000, as compared to actual results of operations for the three and nine months ended September 30, 2001, respectively. The unaudited pro forma results are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of the period presented or the results which may occur in the future.

	Three months ended		Nine months ended
	Sept. 30, 2000	Sept. 30, 2001	Sept. 30, 2000	Sept. 30, 2001
	(Proforma)	(Actual)	(Proforma)	(Actual)
Revenues	$5,624,000	$7,725,000	$16,434,000	$24,227,000
Income (loss) before extraordinary items	(48,842,000)	(39,649,000)	(132,994,000)	(385,831,000)
Net income (loss) applicable to common stock	(48,842,000)	(39,649,000)	(132,994,000)	(374,113,000)
Net income (loss) per share, basic and diluted	(.89)	(.66)	(2.46)	(6.29)

        On August 7, 2001, the Company sold its subsidiary, Winterlink, Inc. and on September 14, 2001, the Company sold substantially all of the assets and liabilities of its subsidiary, DirectCorporateLink.net, Inc., two of the data and communication service providers acquired in 2000. The Company recorded a $1,500,000 loss (included in general and administrative expenses) in connection with the disposition of these subsidiaries. In addition, the Company recognized an expense of $479,000 to reflect the net settlement amount of net liabilities related to the disposition of Rockynet.com, Inc. and Netrox, L.L.C. (see note 14). The Company does not expect these transactions to have a material impact on the results of its ongoing operations.

13.  Recent Accounting Pronouncements:

        On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS No. 141"), and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment approach. The Company believes the adoption of SFAS Nos. 141 and 142 will not have a material effect on the Company's financial position or results of operations.

        On August 16, 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This standard is effective for fiscal years beginning after June 15, 2002. On October 3, 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and related literature and establishes a single accounting model, based on the framework established in SFAS No. 121, for the impairment and disposal of long-lived assets. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company is currently assessing the impact of SFAS No. 143 and 144 on its financial position and results of operations.

14.  Subsequent Events:

        On October 3, 2001, the Company sold its subsidiary, Rockynet.com, Inc. and on October 4, 2001, the Company sold all of the membership interests of its subsidiary, Netrox, L.L.C., two of the data and communication service providers acquired in 2000. The Company does not expect these transactions to have a material impact on the results of its ongoing operations.

        On October 9, 2001, the Company and its wholly owned subsidiary, Allied Riser Operations Corporation, entered into a settlement and mutual release agreement in connection with certain of its capital lease agreements. Pursuant to the terms of the settlement and mutual release agreement, in exchange for the payment of $12,500,000 by the Company to the lessor, the lessor released the Company and its subsidiaries from any and all obligations to the lessor and its affiliates under the capital lease agreement and under various maintenance agreements with respect to equipment leased by the Company or its subsidiaries from the lessor. As of September 30, 2001, such obligations including all future interest were approximately $64,800,000. The title to the equipment subject to the capital lease agreements was transferred to the Company pursuant to the settlement, and the lessor has agreed to release all liens on and security interests in such equipment.

        On October 24, 2001, the Company announced that it had notified 19 employees that their employment would be terminated within the next 60 days in contemplation of the Company's pending merger with Cogent Communications Group, Inc. The employees, who comprised approximately 26% of the Company's workforce, remained with the Company through December 21, 2001.

        The Company's common stock is traded on the Nasdaq National Market. In order for its common stock to continue to be listed on the Nasdaq National Market, it must satisfy various listing requirements established by Nasdaq. During the third quarter the Company was notified by Nasdaq that the Company failed to meet continued listing requirements regarding minimum bid price, minimum net tangible assets, and minimum stockholders' equity. The Company received a letter from Nasdaq on January 15, 2002, stating that Nasdaq would not initiate delisting proceedings so long as the Company completes its proposed merger with Cogent on or before February 15, 2002 and, in connection therewith, requests a delisting from Nasdaq. If the merger is not completed by February 15, 2002, the Company expects that Nasdaq will commence proceedings to delist the Company's common stock. The Company may appeal such decision, which, if properly and timely filed, would temporarily stay any delisting action, however there is no assurance that its stock will remain listed.

        The Company announced on December 12, 2001, that it had initiated the repurchase of certain of its 7.50% convertible subordinated notes due 2007 (the "notes") at a discount rate from the face value of the notes in limited open market or negotiated transactions. The Company also announced that certain holders of the notes filed notices with the SEC on Schedule 13D including copies of documents indicating that such group had filed suit on December 6, 2001 against the Company and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit the Company's merger with Cogent as a group, and alleging default by the Company under the indenture related to the notes. A hearing has been set for January 28, 2002. Allied Riser believes that these claims are without merit.

        During January 2002, the minority shareholders of STOC exercised their right to require the Company to acquire the minority interest of STOC. Allied Riser believes that the total consideration due to such selling shareholders will not exceed approximately $4 million (USA).

Report of Independent Certified Public Accountants

The Board of Directors
NetRail, Inc.
Atlanta, Georgia

        We have audited the accompanying balance sheet of NetRail, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity (capital deficit) and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetRail, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      BDO SEIDMAN, LLP

Atlanta, Georgia
March 24, 2000

(except for Note 12 which
is as of August 31, 2000)

NETRAIL, INC.

BALANCE SHEET

DECEMBER 31, 1999

Assets (Notes 2, 4 and 12)
Current
Cash and cash equivalents	$185,007
Receivables:
Trade, net of allowance of $119,000	207,697
Shareholder	107,580
Subscriptions receivable for debentures	225,000
Advances to employee	125,000
Prepaid line costs	495,668
Other prepaid expenses	93,906

Total current assets	1,439,858

Property and equipment (Note 5)
Leasehold improvements	704,619
Computer equipment	1,039,482
Capitalized equipment leases	13,319,716
Furniture and equipment	73,385

15,137,202
Less accumulated depreciation	(3,032,822)

12,104,380

Goodwill, net	1,430,000
Deposits	434,822
Other	93,750

$15,502,810

See accompanying notes to financial statements.

NETRAIL, INC.

BALANCE SHEET

DECEMBER 31, 1999

Liabilities and Stockholders' Equity (Capital Deficit)
Current
Subordinated convertible debentures (Note 3)	$9,500,000
Convertible notes payable due JAFCO (Note 4)	1,782,334
Accounts payable	1,373,822
Accrued interest	1,533,439
Accrued other	216,172
Current maturities of notes payable due Ascend (Note 5)	1,228,500
Current maturities of capitalized lease obligations (Note 8)	1,702,044

Total current liabilities	17,336,311
Notes payable due Ascend, less current maturities (Note 5)	3,771,500
Capitalized lease obligations, less current maturities (Note 8)	11,137,793

Total liabilities	32,245,604

Commitments (Note 8)
Series A convertible redeemable preferred stock (Notes 4, 6, and 12) 10% cumulative; $0.01 par value; 7,500,000 shares authorized
Class I — 1,136,438 shares outstanding	4,067,166
Class II — no shares issued or outstanding	—
Class III — no shares issued or outstanding	—

4,067,166

Stockholders' equity (capital deficit) (Note 7)
Common stock, $.01 par value, 45,000,000 shares authorized; 6,912,546 shares issued and outstanding (Note 12)	69,125
Additional paid-in capital	1,884,157
Accumulated deficit	(22,763,242)

Total stockholders' equity (capital deficit)	(20,809,960)

$15,502,810

See accompanying notes to financial statements.

NETRAIL, INC.

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 1999

Revenues (Note 2)	$1,715,711

Operating expenses:
Network operations	9,663,343
Selling, general and administrative	4,333,037
Depreciation and amortization	2,997,995

16,994,375

Operating loss	(15,278,664)
Interest expense	2,100,326

Net loss	(17,378,990)
Accretive dividend (Note 6)	48,000
Cumulative dividend (Note 6)	317,000

Net loss available to common shareholders	$(17,743,990)

See accompanying notes to financial statements.

NETRAIL, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY
(CAPITAL DEFICIT)

YEAR ENDED DECEMBER 31, 1999

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance, at December 31, 1998	6,912,546	$69,125	$1,609,157	$(5,336,252)	$(3,657,970)
Issuance of stock warrants	—	—	275,000	—	275,000
Accretion of liquidation preference (Note 6)	—	—	—	(48,000)	(48,000)
Net loss	—	—	—	(17,378,990)	(17,378,990)

Balance, at December 31, 1999	6,912,546	$69,125	$1,884,157	$(22,763,242)	$(20,809,960)

See accompanying notes to financial statements.

NETRAIL, INC.

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 1999

Operating activities
Net loss	$(17,378,990)
Adjustments to reconcile loss to cash used by operating activities:
Depreciation and amortization	2,997,995
Allowance for doubtful accounts	77,000
Imputed interest expense	100,000
Other	31,250
Change in operating assets and liabilities:
Accounts receivables	(174,598)
Other receivables	7,037
Advances to employee	(250,000)
Prepaid expenses and other	(578,023)
Accounts payable	574,032
Accrued expenses	1,688,355

Cash used by operating activities	(12,905,942)

Investing activities
Property and equipment additions	(859,074)
Deposits	(387,642)

Cash used by investing activities	(1,246,716)

Financing activities
Proceeds from debt	14,668,200
Repayment of debt	(487,000)
Principal payments on capitalized leases	(146,020)

Cash provided by financing activities	14,035,180

Net change in cash and cash equivalents	(117,478)
Cash and cash equivalents, beginning of period	302,485

Cash and cash equivalents, end of period	$185,007

See accompanying notes to financial statements.

NETRAIL, INC.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

        NetRail, Inc., a Delaware corporation ("NetRail" or the "Company") is a tier-one Internet data communications carrier providing wholesale access to Internet service providers. The Company is based in Atlanta, Georgia and is in the process of completing the build-out of its national network. The Company currently offers service in approximately 40 cities throughout the United States.

        The Company was organized in 1994 as NetRail, Inc., a Virginia Corporation ("NetRail of Virginia"), based in Washington, D.C. On October 15, 1997, Maxnet, Inc., a Georgia Corporation, acquired 95% of the outstanding share capital of NetRail of Virginia. On December 24, 1997, NetRail was incorporated in the state of Delaware, and, on December 29, 1997, NetRail of Virginia was merged with and into NetRail with NetRail being the surviving Corporation.

Significant Business Risks

        The Company's operations are subject to a number of significant risks and uncertainties, including those associated with significant indebtedness and the ability to meet obligations; continuing losses, negative cash flow and fluctuations in operating results; funding expansion; acquisitions and strategic alliances, including their integration; managing rapid growth and expansion; acquisition and utilization of bandwidth; dependence on key personnel; dependence on suppliers; financing arrangement terms that may restrict operations; possible Year 2000 issues; regulatory issues; competition in the Internet services industry; technology trends and evolving industry standards; and delivering reliable service. The Company's inability to effectively manage these significant business risks could have a material adverse effect on future results of operations or financial condition.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue Recognition

        Revenue and related direct costs from customer contracts are recognized ratably over the terms of the contracts, which are generally one to three years in length. Cash received in advance of revenues earned is recorded as deferred revenue.

Advertising Costs

        Advertising costs are expensed as incurred and amounted to $182,100 in 1999.

Cash and Cash Equivalents

        All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

Concentrations of Credit Risk and Significant Customers

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number and geographic dispersion of customers comprising the Company's customer base.

        During 1999, one customer accounted for approximately $290,000 or 17% of aggregate revenue.

Property and Equipment

        Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets as follows: computer equipment, furniture and fixtures are depreciated over five to ten years; leasehold improvements are amortized over the shorter of the life of the lease or ten years; assets under capital leases are depreciated over the shorter of the life of the lease or five years.

        The Company finances most of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets under lease.

Goodwill

        Goodwill represents the excess of cost over the fair value of assets acquired (refer to Nature of Operations and Basis of Presentation). The Company reviews goodwill to assess recoverability based upon undiscounted cash flow analysis. Impairment, if any, is measured based upon discounted cash flow analyses and is recognized in operating results in the period in which an impairment in value is determined. Goodwill is amortized over seven years.

Long-lived Assets

        The Company periodically assesses whether there has been a permanent impairment of its long-lived assets, in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. When any such impairment exists, the related assets will be written down to fair value.

Income Taxes

        The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when management concludes that it is more likely than not that such assets will not be realized.

Stock Compensation

        The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees". Pro forma information regarding net income as calculated under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," is disclosed herein. (See Note 9).

2. Future Prospects

        The Company has incurred significant operating losses and absorbed significant cash in its operating activities in 1999 and has a working capital deficiency and a net capital deficiency at December 31, 1999. These operating losses and operating cash flow deficiencies are expected to continue in the foreseeable future until such time as the build-out of the Company's national network is completed and the Company is able to fully implement its business plan. The foregoing matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans include raising additional financing to fund the completion of the Company's national network, repay short-term obligations, fund current operating losses and provide working capital. There can be no assurances, however, that the Company will obtain the necessary financing or, with such financing, will achieve profitability.

        The accompanying financial statements do not include any adjustments relating to the recoverability and classifications of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. Subordinated Convertible Debentures

        In August and November 1999, the Company issued, in four separate closings, an aggregate of $9,500,000 in Subordinated Convertible Notes (the "Notes") to selected accredited investors. The Notes are subordinated in payment of principal and interest to the Company's obligations to its senior lender, Ascend Communications, Inc. (Note 5).

        The Notes issued in August 1999 (the "August Notes") aggregated $6,000,000 and bear interest at 12% per annum. The August Notes were scheduled to mature on October 25, 1999, subject to the Company's right to extend the maturity date until February 28, 2000. The Company exercised its right to extend the maturity date to February 28, 2000 and, subsequently, the Company and the Note holders agreed to extend the maturity date to June 30, 2000. The August Notes are convertible into the Company's Series A Preferred Stock, Class II at a rate of either $1.50 per share (for two Note holders who are members of the Company's Board) or $1.38 per share (for other Note holders, as adjusted).

        The Notes issued in November 1999 (the "November Notes") aggregated $3,500,000 and bear interest at 10% per annum. The November Notes were scheduled to mature 90 days after issuance, subject to the Company's right to extend the maturity date until June 30, 2000. The Company exercised its right to extend the maturity date to June 30, 2000. The November Notes are convertible into the Company's Series A Preferred Stock, Class II at a variable conversion rate to be determined upon the completion of an anticipated venture capital offering in 2000.

        In connection with the issuance of the Notes, warrants to acquire an aggregate of 436,455 shares of the Company's common stock were granted to noteholders at various exercise prices approximating the then fair value of the common stock. A total of $275,000 was assigned to the value of the common stock warrants, which is being reflected as additional interest cost during the term of the Notes.

4. Convertible Notes Payable Due JAFCO

        On May 13, 1998, the Company received $495,000 in proceeds from the issuance of a 10% secured convertible promissory note payable to JAFCO. Upon the Company's receipt and issuance of at least $2 million in preferred stock, the $495,000 convertible note automatically converts into preferred stock on the same terms and conditions and at the same per share rate as the preferred stock issued, otherwise, all principal and interest was scheduled to become due and payable on August 14, 1998. The convertible note is collateralized by substantially all assets of the Company. In August 1999, the $495,000 note was converted to Series A preferred stock.

        During 1999, JAFCO advanced $2,792,000 in cash to the Company, of which $1,009,666 was converted to Series A preferred stock. At December 31, 1999, $1,782,334 of such advances remain outstanding. These advances are payable upon demand and bear interest at 8%.

5. Notes Payable Due Ascend

        On June 26, 1998, The Company obtained a $5 million working capital facility in the form of a secured promissory note (the "Note") from Ascend Communications, Inc. ("Ascend"), the Company's principal supplier of data communications equipment. The terms of the Note provided for an initial funding of $3 million in 1998 with the remaining funding of $2 million in 1999.

        Interest on the advances accrues at the prime rate of interest and is payable monthly. Principal on the $3 million advance is payable in 30 monthly installments, based on a five-year amortization term, with the first installment due in the seventh month after the date of the first advance. Principal on the $2 million advance is payable in 24 monthly installments, based on a five year amortization term, with the first installment due in the seventh month after the date of the first advance. Principal and accrued interest becomes immediately due and payable on the earlier of the effective date of an Initial Public Offering or the date of a Change of Control, as defined. The advances under the Note are collateralized by a security interest in all goods and equipment financed by the lender under the Note. At December 31, 1999, the Company had advances outstanding of $5 million.

        In connection with entering into the Note, the Company issued 180,000 warrants to acquire 180,000 shares of common stock at $3.33 per share, adjustable for dilutive issuances. An additional 120,000 warrants to acquire 120,000 shares of common stock at $4.33 per share were issued in February 1999 in connection with a revision of certain repayment terms under the Note. The exercise price of the warrants exceeds the fair value of the Company's common stock at the date such warrants were issued, accordingly, no value has been assigned to the warrants for financial reporting purposes.

        At December 31, 1998, the Company was in default of the Note and, separately, in default of its capital lease obligations with Ascend. On October 19, 1999, the Company entered into a forebearance agreement with Ascend whereby Ascend agreed to restructure the payment terms under the Note to defer the commencement of the scheduled due dates for principal and interest payments until June 1, 2000. In connection with the foregoing, the Company will be required to make a single lump sum payment of $1.5 million to Ascend in May 2000, which is to be applied first to outstanding interest in arrears, second to outstanding capital lease obligations in arrears, and finally to future installments due under the Note.

        Future minimum principal payments under the terms of the restructured note are as follows:

Year	Amount
2000	$1,228,500
2001	878,000
2002	2,893,500

$5,000,000

        The Company is currently in negotiations with Ascend regarding the nature, amount and repayment terms of the existing financing arrangements as well as possible future financing arrangements.

6. Series A Convertible Redeemable Preferred Stock

        The Company is authorized to issue up to 22,500,000 shares of its convertible redeemable preferred stock under three designated classes as follows: Series A Preferred Stock Class I — 7,500,000 shares authorized; Series A Preferred Stock Class II — 7,500,000 shares authorized; Series A Preferred Stock Class III — 7,500,000 shares authorized.

Series A Preferred, Class I

        On December 30, 1997, the Company issued 2,058,000 shares of Series A Convertible Redeemable Preferred Stock ("Redeemable Preferred Stock") at a price of $1.10 per share (liquidation value of $1.26 per share) for aggregate proceeds of $2,264,000. This Redeemable Preferred Stock was subsequently designated as Series A Preferred, Class I. Each preferred share is convertible into common stock on a one-for-one basis, subject to certain antidilution provisions. Dividends are payable only when, as and if declared by the Board of Directors at a rate of 10%, as amended, and are cumulative. The Redeemable Preferred Stock may be redeemed, at the option of the holder, in three annual installments beginning on the fifth anniversary of the original issue date.

        In August 1999, the Company issued an additional 1,351,314 shares of its Series A Preferred, Class I Redeemable Preferred Stock in exchange for the conversion of $1,707,166 of notes payable.

        At December 31, 1999, the aggregate liquidation value of the Series A, Class I Preferred Stock amounted to $4,898,100 including cumulative dividends-in-arrears of $591,000.

Series A Preferred, Class II

        At December 31, 1999, none of the Series A Preferred, Class II stock has been issued. These shares are being reserved for issuance in the event the holders of the Subordinated Convertible Debentures exercise their conversion rights (Note 3).

Series A Preferred, Class III

        At December 31, 1999, none of the Series A Preferred, Class III stock has been issued (Note 12).

7. Equity Transactions

        During 1999, the Company issued an aggregate of 1,606,455 common stock warrants, including 1,050,000 issued to a senior officer of the Company (Notes 3, 5, and 9).

8. Commitments

(a) Leases

        The Company leases certain office facilities and equipment. Commitments for minimum rentals under non-cancelable leases at the end of 1999 are as follows:

	Capitalized Leases	Operating Leases
2000	$3,127,370	$300,488
2001	6,647,944	305,932
2002	4,781,922	307,390
2003	1,144,875	314,040
2004	—	159,678
Thereafter	—	175,432

Total minimum lease payments	15,702,111	$1,562,960

Less amount representing interest	2,862,274

Present value of net minimum lease payments	$12,839,837

        Rent expense for 1999 was approximately $554,000.

(b) Reseller Agreement

        In November 1999, the Company entered into a reseller agreement, which provides the Company with certain DSL internet access. The Company has committed to provide a total of 25,000 customer DSL circuits through December 31, 2000, with minimum quarterly commitment goals. To the extent that such commitment goals are not met, the Company is required to pay $20 per month for each additional circuit required to meet the minimum circuit level. The maximum amount payable under the minimum commitment requirement is approximately $2,250,000.

(c) Employment Agreements

        The Company has entered into employment agreements with certain executives which provide for, among others things, base salary, incentive compensation, stock options and severance considerations.

9. Stock Based Compensation

        During 1998, the Company adopted The 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the granting to key employees of either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock reserved for issuance under the 1998 Plan.

        Under the 1998 Plan, 4,500,000 shares of common stock of the Company have been reserved for option grants. The exercise price of all options shall be the fair market value of the common stock as of the option grant date. Options vest 25% after twelve full months of continuous service and ratably thereafter with full vesting after 57 months.

        A summary of stock option activity is as follows:

	Shares	Weighted Average Exercise Price
Outstanding as of December 31, 1998	519,000	0.48
Granted	1,597,200	1.63
Exercised	—	—
Cancelled	(90,000)	0.48

Outstanding as of December 31, 1999	2,026,200	$1.39

        During 1999, the Company issued warrants to a senior officer, in connection with his employment, to purchase 1,050,000 shares of the Company's common stock at a price of $1.67 per share. The warrants are exercisable over five years. The warrants vest as follows: (a) 600,000 vest upon issuance; (b) 450,000 vest upon the closing of a corporate transaction as defined.

        The weighted average fair value of options and warrants granted during the year ended December 31, 1999 was $0.81. The weighted average remaining life of options and warrants outstanding at December 31, 1999 was 4 years. The range of exercise prices was $0.48 to $1.67. As of December 31, 1999, options and warrants of 866,700 shares were exercisable.

        The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for stock options granted. Had compensation cost been determined based on the fair value at the grant date for awards in 1998 and 1999, consistent with the provisions of the Standard, the Company's pro forma net loss would have been increased by $540,000 to $17,918,000.

        The fair value of stock options used to compute pro forma net loss applicable to common shareholders is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 1999, expected volatility of 60%; a risk free interest rate of 6.2%; expected option life of 5 years; and dividend yield of 0.00%.

10. Income Taxes

        The Company has incurred significant operating losses and tax losses in all periods presented, accordingly, no income taxes have been incurred during any of the reporting periods. As of December 31, 1999, the Company has available approximately $20 million of net operating loss carryforwards available to offset future taxable income, which expire in 2014, and which give rise to a notional deferred tax asset of approximately $8 million. The Company has provided a 100% valuation allowance against this deferred tax asset as management is unable to determine that it is more likely than not that such deferred tax asset will be realized.

11. Supplemental Cash Flow Information

        During 1999, debt was converted to Series A Preferred Stock in the amount of $1,707,166 and capitalized lease obligations were assumed in the amount of $12,474,105.

        Cash paid for interest was $703,512 in 1999.

12. Subsequent Events

        During February 2000, the Company issued approximately $10 million of its Series A Preferred Stock, Class III, at a price of $10 per share. The preferred stock is convertible at the option of the holder, into common stock, at a price per share equal to the greater of (a) $5 per share or (b) $1 per share less than the price at which the Company sells its common stock in its next sale of such securities including the sale of at least $10 million liquidation amount. The preferred stock is redeemable, at the option of the holders of at least two-thirds of the outstanding shares of preferred stock, beginning five years from the date of issuance.

        In August 2000, the Company approved a 3 for 1 common stock split. The stock split has been reflected in the accompanying financial statements, and all applicable references to the number of common shares have been restated. Appropriate adjustments have been made in the conversion ratios of shares of convertible preferred stock and in the exercise price and number of shares subject to stock options.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders of NetRail, Inc.
Atlanta, Georgia

        We have audited the accompanying consolidated balance sheet of NetRail, Inc. and Subsidiaries (a Delaware corporation) as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NetRail, Inc. and Subsidiaries at December 31, 2000, and the consolidated results of their operations and their cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a capital deficiency and is in Chapter 11 bankruptcy. These matters raise substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      HABIF, AROGETI & WYNNE, LLP

Atlanta, Georgia
November 14, 2001

NETRAIL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

As of December 31, 2000
(In thousands, except share amounts)
Assets
Current
Cash and cash equivalents, including $2,600 of restricted cash	$15,430
Receivables:
Trade, net of allowance of $1,213	1,547
Prepaid and other	5

Total current assets	16,982

Property and equipment:
Capitalized equipment leases	28,025
Less: accumulated depreciation	(8,611)

19,414

Other	14

Total Assets	$36,410

Liabilities and Stockholders' Equity
Current
Accounts payable and accrued liabilities	$4,937
Line of credit	2,500
Capital lease obligations	25,685
Current maturities of notes payable	1,834

Total current liabilities	$34,956

Commitments and contingencies
Stockholders' Equity
Series A convertible preferred stock 10% non-cumulative; $0.01 par value; 11,000,000 shares authorized 4,056,222 shares outstanding; liquidation preference of $26,941	41
Series B convertible preferred stock 10% non-cumulative; $0.01 par value; 8,000,000 shares authorized 4,850,000 shares issued and outstanding; liquidation preference of $52,500	49
Other preferred stock; 6,000,000 shares authorized zero shares issued and outstanding	—
Common stock, $.01 par value, 225,000,000 shares authorized; 8,406,237 shares issued and outstanding	84
Additional paid-in capital	78,102
Accumulated deficit	(76,822)

Total stockholders' equity	1,454

Total liabilities and stockholders' equity	$36,410

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2000
(In thousands)
Revenues	$9,524

Operating expenses:
Network operations	30,960
Selling, general and administrative	18,711
Impairment of long-lived assets	11,946
Depreciation and amortization	1,023

Total operating expenses	62,640
Operating loss	(53,116)
Other income (expenses)
Interest expense	(3,082)
Gain on disposal of fixed assets	1,119
Interest income	1,068

(895)

Net loss before tax	(54,011)
Provision for income tax	—

Net loss	$(54,011)

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2000
(In thousands, except share amounts)

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Series A Preferred Stock Shares	Series A Preferred Stock Amount		Series B Preferred Stock Shares	Series B Preferred Stock Amount		Accumulated Deficit	Total Stockholders' Equity
Balance December 31, 1999	6,912,546	$69	$1,884	1,136,438	$			$		$(22,763)	$(20,810)
Issuance of Series A Class II Preferred Stock				260,844							$—
Issuance of Series A Class III Preferred Stock				1,000,000							$—
Issuance of Series A Class IV Preferred Stock				1,162,940							$—
Issuance of Series A Class V Preferred Stock				496,000							$—
Issuance of Series B Preferred Stock			47,767				4,850,000		49		$47,816
Amendment to articles of incorporation			24,861			41					$24,902
Exercise of stock options	76,500	—	37								$37
Issuance of common stock	1,417,191	15	3,755								$3,770
Accretion of dividends			48							(48)	$—
Repurchase of Ascend Warrants			(250)								$(250)
Net loss										(54,011)	$(54,011)

Balances December 31, 2000	8,406,237	$84	$78,102	4,056,222		$41	4,850,000		$49	$(76,822)	$1,454

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

Year Ended December 31, 2000
(in thousands, except share amounts)
Operating activities
Net loss	$(54,011)
Adjustments to reconcile net loss to cash used by operating activities:
Depreciation and amortization	7,051
Gain on retirement	(1,119)
Impairment of long-lived assets	11,946
Allowance for doubtful accounts	(1,171)
Change in operating assets and liabilities:
Receivables	(168)
Prepaid and other	1,223
Accounts payable & accrued liabilities	1,874

Cash used by operating activities	(34,375)

Investing activities
Property and equipment additions	(8,462)
Investment in related party	(2,500)

Cash used by investing activities	(10,962)

Financing activities
Proceeds from line of credit	2,500
Proceeds from borrowings of debt, net	1,693
Proceeds from common stock issued	37
Proceeds from preferred stock issued, net	59,101
Principal payments on capitalized leases	(2,749)

Cash provided by financing activities	60,582

Net change in cash and cash equivalents	15,245
Cash and cash equivalents, beginning of Year	185

Cash and cash equivalents, end of year	$15,430

Cash paid for interest $4 million
Supplemental Disclosure of Non-Cash Activities
Issuance of 1.8 million shares of Series A preferred stock in exchange for retirement of $9.5 million of debt.
Issuance of 1.4 million shares of common stock in exchange for retirement of $3.5 million of debt and $220 of accrued interest.
Capital lease obligations incurred — $17.3 million

See auditors' report and accompanying notes.

NETRAIL, INC. AND SUBSIDIARIES

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000

1.    Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

        During 2000, NetRail, Inc., a Delaware corporation ("NetRail" or the "Company") was a tier-one Internet data communications carrier providing wholesale access to Internet service providers. The Company was based in Atlanta, Georgia. The Company offered service in approximately 40 cities throughout the United States. In July 2001 the Company filed for bankruptcy protection under Chapter 11 of the U.S Bankruptcy Code.

        The Company was organized in 1994 as NetRail, Inc., a Virginia Corporation ("NetRail of Virginia"), based in Washington, D.C. On October 15, 1997, Maxnet, Inc., a Georgia Corporation, acquired 95% of the outstanding share capital of NetRail of Virginia. On December 24, 1997, NetRail was incorporated in the state of Delaware, and, on December 29, 1997, NetRail of Virginia was merged with and into NetRail with NetRail being the surviving Corporation.

Significant Business Risks, Chapter 11 Bankruptcy Filing and Asset Impairment

        The Company's operations are subject to a number of significant risks and uncertainties, including those associated with significant indebtedness and the ability to meet obligations; continuing losses, negative cash flow and fluctuations in operating results; funding expansion; acquisitions and strategic alliances, including their integration; managing rapid growth and expansion; acquisition and utilization of bandwidth; dependence on key personnel; dependence on suppliers; financing arrangement terms that may restrict operations; regulatory issues; competition in the Internet services industry; technology trends and evolving industry standards; and delivering reliable service. The Company's inability to effectively manage these significant business risks could have a material adverse effect on future results of operations or financial condition.

        The Company has incurred significant operating losses and absorbed significant cash in its operating activities and has a working capital deficiency and a net capital deficiency at December 31, 2000. These operating losses and operating cash flow deficiencies continued into 2001. The foregoing matters raised substantial doubt about the ability of the Company to continue as a going concern. Management's plans included obtaining additional financing to fund the Company's operating losses and working capital requirements and were planning on completing a merger with 360 Networks, Inc. ("360").

        In July 2001 the Company filed for bankruptcy protection under Chapter 11 of the U.S Bankruptcy Code. In September 2001, certain of the Company's assets (including selected accounts receivable and equipment), and contracts, (including peering arrangements and selected customer contracts), were sold to Cogent Communications Group, Inc. ("Cogent") for approximately $12 million in cash. The Company ceased operations in September 2001 and the NetRail estate began distributing the remaining assets to the Company's creditors under the supervision of the bankruptcy court.

        The Company has two wholly-owned subsidiaries, NetRail Colocation Co., and NetRail Leasing Company. The stock of these subsidiaries was sold to Cogent in September 2001.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

Principles of Consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

        Revenue is recognized as the related services are provided. Cash received in advance of revenues earned is recorded as deferred revenue.

Advertising Costs

        Advertising costs are expensed as incurred and amounted to $304,000 in 2000.

Cash and Cash Equivalents

        All highly liquid investments with an original maturity of three months or less are classified as cash equivalents.

Concentrations of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. The Company's cash balances at each financial institution exceed the FDIC insured limitation or are held at institutions that are uninsured. Cash in excess of FDIC insurance limitation was approximately $13.5 million at December 31, 2000. The accounting loss due to credit risk on the accounts receivable is the balance of the accounts receivable less the allowance for doubtful accounts.

Restricted cash

        As of December 31, 2000, $2.6 million of cash was restricted as collateral to the Company's $2.5 million line of credit.

Economic dependency:

        During 2000, two customers accounted for approximately $2.9 million or 30% of aggregate revenue.

Property and Equipment

        Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets as follows: computer equipment, furniture and fixtures are depreciated over five to ten years; leasehold improvements are amortized over the shorter of the life of the lease or ten years; assets under capital leases are depreciated over the shorter of the life of the lease or five years.

        The Company finances most of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets under lease.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Comprehensive Income

        During the period presented the Company has not had any transactions that are required to be reported in comprehensive income.

Intangible Assets

        Intangible assets consisted of goodwill resulting from the excess of cost over fair value of assets acquired in previous years and was being amortized over seven years. The Company reviews goodwill to assess recoverability based upon undiscounted cash flow analysis. Impairment, if any, is measured based upon undiscounted cash flow analyses and is recognized in operating results in the period in which an impairment in value is determined. In 2000, the Company determined that the carrying value of goodwill was unrecoverable because the assets acquired were no longer being used and wrote off the net book value of $1.1 million as an asset impairment charge.

Impairment of Long-lived Assets

        The Company periodically assesses whether there has been a permanent impairment of its long-lived assets, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." When any such impairment exists, the related assets are written down to fair value. In 2000, due to its deteriorating financial condition, the Company determined that its long-lived assets including its investment in a privately held company, goodwill and certain of its property and equipment had been impaired.

        In 2000 the Company acquired preferred stock of a privately held company for $2.5 million. The privately held company has never generated income and continues to use rather than provide cash from operating activities. As a result the investment was written down to the estimated future cash flows of $0.

        The Company had goodwill on books from an acquisition in 1997. The balance of goodwill was written down to zero which is the estimated undiscounted cash flow expected from this asset.

        The Company had property and equipment consisting of computer equipment, office furniture and fixtures, and leasehold improvements with a net book value of $8.3 million. The Company used the undiscounted cash flow method to determine the fair value of the property and equipment which was estimated to be zero.

        The net book value of its assets under capital lease obligations at December 31, 2000 was $19.4 million (cost of $28.0 million less accumulated depreciation of $8.6 million) and in excess of the related obligations totaling $25.7 million. Accordingly, since these assets were returned to the respective vendors to settle these obligations under the July 2001 bankruptcy filing, these assets are reflected at their cost less their related accumulated depreciation on the accompanying December 31, 2000 consolidated balance sheet.

Income Taxes

        The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets, and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when management concludes that it is more likely than not those such assets will not be realized.

Stock Compensation

        The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees".

Stock Split

        During 2000, the Company approved a 3 for 1 common stock split. The stock split has been reflected in the beginning balances of the accompanying financial statements, and all applicable references to the number of common shares have been restated. Appropriate adjustments have been made in the conversion ratios of shares of convertible preferred stock and in the exercise price and number of shares subject to stock options.

2.    Debt

Subordinated Convertible Notes

        In August and November 1999, the Company issued, in four separate closings, an aggregate of $9.5 million in Subordinated Convertible Notes (the "Notes") to selected accredited investors. The Notes were subordinated in payment of principal and interest to the Company's obligations to its Senior Lender.

        The Notes issued in August 1999 (the "August Notes") aggregated $6.0 million and bore interest at 12% per annum. The August Notes were scheduled to mature on October 25, 1999, subject to the Company's right to extend the maturity date until February 28, 2000. The Company exercised its right to extend the maturity date to February 28, 2000 and, subsequently, the Company and the Note holders agreed to extend the maturity date to June 30, 2000. In June 2000, $4.8 million of the August Notes were converted into 1,162,940 shares of Series A Class IV preferred stock and $1.2 million of the August Notes were converted into 260,844 shares of Series A Class II preferred stock.

        The Notes issued in November 1999 (the "November Notes") aggregated $3.5 million and bore interest at 10% per annum. The November Notes were scheduled to mature 90 days after issuance, subject to the Company's right to extend the maturity date until June 30, 2000. The Company exercised its right to extend the maturity date to June 30, 2000. In June 2000, the notes were converted into 1.4 million shares of common stock.

        In connection with the issuance of the Notes, warrants to acquire an aggregate of 459,306 shares of the Company's common stock were granted to noteholders at prices between $1.67 and $2.66 per share. All warrants were outstanding and exercisable at December 31, 2000.

Vendor Note

        In 1998, the Company obtained a $5 million working capital facility in the form of a secured promissory note (the "Vendor Note") from a vendor. The terms of the Vendor Note provided for an initial funding of $3 million in 1998 with the remaining funding of $2 million in 1999. In 1998, the Company was in default of the Vendor Note and, separately, in default of its capital lease obligations with the vendor. In October 1999, the Company entered into a forbearance agreement and the vendor agreed to restructure the payment terms under the Vendor Note to defer the commencement of the scheduled due dates for principal and interest payments until June 2000. In connection with entering into the Vendor Note, the Company issued warrants to acquire 180,000 shares of common stock at $3.33 per share, adjustable for dilutive issuances. Additional warrants to acquire 120,000 shares of common stock at $4.33 per share were issued in February 1999 in connection with a revision of certain repayment terms under the Vendor Note. The exercise price of the warrants exceeds the fair value of the Company's common stock at the date such warrants were issued, accordingly, no value was assigned to the warrants for financial reporting purposes.

        In 2000, $1.2 million was repaid with cash and $2.2 million was retired as a vendor credit on exchange for the return of certain network equipment. The Company also agreed to repurchase warrants issued to the vendor for 300,000 shares of its common stock for $250,000. These transactions resulted in net reduction to the balance outstanding on the Vendor Note of $1.9 million. At December 31, 2000, $1.8 million of such advances remained outstanding. Due to the Company's July 2001 bankruptcy filing, this amount is recorded as a current liability on the accompanying balance sheet. The note bears interest at 7.5% per annum.

        The vendor claims that the Vendor Note is secured by all of the Company's assets, however, support for this assertion has not been located. This matter is being resolved by the bankruptcy court.

Demand Obligations

        During 1999, an investor advanced $2.8 million in cash to the Company of which $1.0 million was converted into Series A Class I preferred stock. At December 31, 1999, $1.8 million of such advances remained outstanding. These advances are payable upon demand and bore interest at 8%. During 2000, the Company repaid $582,000 of these advances and converted the remaining $1.2 million of principal into 120,000 shares of Series A Class V preferred stock.

        During January and February 2000, the Company borrowed a total of $2.35 million from certain individuals in the form of demand notes. These notes were due on demand and accrued interest at 8%. In March 2000, these notes were converted into 235,000 shares of Series A Class III preferred stock.

Line of Credit

        In 2000, the Company entered into a $2.5 line of credit agreement and borrowed $2.5 million under the agreement. This borrowing is secured by $2.6 million of cash equivalents held by the lender. The line of credit was paid subsequent to year-end.

3.    Commitments and Contingencies

Litigation

        The Company is involved in certain litigation arising in the ordinary course of business. Management believes that such litigation will be resolved without material effect on the Company's financial position or results of operations.

        A former employee has sued the Company for damages in excess of $200,000 claiming breach of an employment contract. The Company disputes this claim. The Company filed for bankruptcy prior to the beginning of discovery. This matter is being resolved by the bankruptcy court.

        One of the Company's vendors has filed a $1.0 million claim against the Company for breach of contract. This claim was in the initial stages of discovery when the Company filed for bankruptcy.

Leases and commitments

        In 2000, the Company entered into several equipment leases accounted for as capital lease obligations totaling approximately $17.3 million. The obligations at December 31, 2000 for these leases and those entered into in prior years totaled $25.7 million. These obligations are secured by the related equipment and are recorded as current liabilities due to the Company's July 2001 bankruptcy filing and the return of the related equipment to retire these obligations.

        Minimum lease payments are as follows:

Total payments	$29.8 million

less: amount representing interest	$4.1 million

$25.7 million

        The Company leases certain office facilities and equipment and has contractual commitments for leasing circuits. Commitments for minimum rentals under these obligations at the end of 2000 were as follows:

Operating Leases
2001	$3,585,000
2002	1,778,000
2003	678,000
2004	526,000
2005	502,000
Thereafter	842,000

Total minimum payments	$7,911,000

Certain of these leases were assumed by Cogent in September 2001.

4.    Stockholder's Equity

        During 1998, the Company adopted the 1998 Stock Option Plan. During 2000 the Company adopted the 2000 Stock Option Plan. There are a total of 7.3 million shares of common stock reserved for issuance under these plans, Options granted under these plans vest 25% after one year and vest ratably thereafter with full vesting after 57 months. A summary of stock option activity under these plans is as follows:

	Shares	Weighted Avg Exercise Price
Outstanding as of December 31, 1999	2,026,200	$1.39
Granted	4,865,565	2.59
Exercised	(76,500)	0.58

Outstanding as of December 31, 2000	6,815,265	$2.23

        During 1999, the Company issued warrants to a senior officer, in connection with his employment, to purchase 1,050,000 shares of the Company's common stock at a price of $1.67 per share. The warrants are exercisable over five years. The warrants vest as follows: (a) 600,000 vest upon issuance; (b) 450,000 vest upon the closing of a corporate transaction as defined.

        The weighted average fair value of options granted during the year ended December 31, 2000 was approximately $1.52. The weighted average remaining life of options and warrants outstanding at December 31, 2000 was approximately 4 years.

        The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for stock options granted. Had compensation cost been determined based on the fair value at the grant date for awards in 2000 consistent with the provisions of the Standard, the Company's net loss would not have been materially different than the amount reported in the accompanying statement of operations. The fair value of stock options used to compute pro forma net loss applicable to common shareholders was determined using the Black-Scholes option-pricing model with the following assumptions; expected volatility of 60%, a risk free rate of 6%, expected life of 5 years and no dividend yield.

        The following summarizes the stockholder equity transactions during 2000.

        In March 2000, the Company sold 765,000 shares of Series A Class III preferred stock for net proceeds of $7.5 million in cash. In May 2000, the Company sold 376,000 shares of Series A Class V preferred stock for net proceeds of $3.7 million in cash. In June 2000, the Company sold 4.8 million shares of Series B preferred stock for net proceeds of $47.8 million in cash.

        In 2000, the Company retired a total of $13 million of its debt in exchange for issuances of common and Series A preferred stock. The Company issued 260,844 shares of Series A Class II preferred stock in exchange for the retirement of $1.2 million of debt. The Company issued 235,000 shares of Series A Class III preferred stock in exchange for the retirement of $2.35 million of debt. The Company issued 1.2 million share of Series A Class IV preferred stock in exchange for the retirement of $4.8 million of debt. The Company issued 120,000 shares of Series A Class V preferred stock in exchange for the retirement of $1.2 million of debt. The Company also issued warrants to purchase 75,000 shares of common stock at $3.17 per share in exchange for the accrued interest on the related notes. The warrants were valued at $60,000 which approximates the accrued interest on the related notes. The Company also issued 1.4 million shares of common stock in exchange for the retirement of $3.5 million of debt and $220,000 of accrued interest.

        All classes of Series A preferred and the Series B preferred stock (collectively, the "Preferred Stock") are convertible into common stock at the option of the holder at specified prices and carry a liquidation preference based upon the original issue price plus a non-cumulative dividend of 10% per annum. The holders of Preferred Stock are entitled to the number of votes equal to the number of common shares into which the Preferred Stock converts. The Series A Preferred Shares are convertible into common shares at the following conversion rates:

  •
  Series A — Class I — 3 for 1

  •
  Series A — Class II — 3 for 1

  •
  Series A — Class III — 3.33 for 1

  •
  Series A — Class IV — 3 for 1

  •
  Series A — Class V — 3.16 for 1

  •
  Series B — 3 for 1

        The holders of Preferred Stock are entitled to receive, when declared, non-cumulative cash dividends of 10% per annum of the original issue price of each class of Preferred Stock. The original issue prices per share of each class of Preferred Stock were as follows:

  •
  Series A — Class I — $3.79

  •
  Series A — Class II — $4.50

  •
  Series A — Class III — $10.00

  •
  Series A — Class IV — $4.15

  •
  Series A — Class V — $10.00

  •
  Series B — $10.27

        The redemption rights of the Series A Preferred Stock were eliminated when the Articles of Incorporation were restated on June 7, 2000. As a result of the restatement, all Preferred Stock is included in the equity section of the financial statements.

        Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntarily or involuntarily, before any distributions or payment shall be made to the holders of Common stock, the holders of Series A and Series B Preferred Stock are entitled to liquidation rights before any of the Common stockholders on an equivalent basis.

5.    Income Taxes

        The Company has incurred significant operating losses and tax losses. As of December 31, 2000, the Company had available approximately $71.2 million of net operating loss carry forwards available to offset future taxable income. The deferred tax assets as a result of this net operating loss is $26.8 million and the Company has provided a 100% valuation allowance against this deferred tax asset. The losses will begin to expire in 2017.

6.    Related Party Transactions

        In 2000, the Company invested $2.5 million in a company affiliated with the Company via common management. In 2000, the Company recorded revenue of $122,000 from this affiliate and had accounts receivable of $92,000 outstanding at December 31, 2000.

7.    Subsequent Events

        In February 2001, the Company entered into an agreement to merge with 360Networks, Inc. in an all-stock transaction. 360Networks, Inc. loaned the Company approximately $3.6 million in connection with this transaction. In June 2001, the agreement was terminated.

        In July 2001, the Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In September 2001, Cogent Communications Group, Inc. purchased certain contracts and assets from the NetRail Inc. estate for approximately $12 million in cash. The Company has since ceased operations and the distributions of the remaining assets are under the supervision of the bankruptcy court.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC Registration Fee	$338
Accounting Fees and Expenses	25,000
Legal Fees and Expenses	20,000
Printing and Mailing Expenses	5,000
Miscellaneous	5,000

Total	$55,338

Item 14. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides for, among other things:

        a. permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

        b. permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

        c. mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

        d. that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any bylaw, agreement, stockholder or disinterested director vote, or otherwise.

        Cogent's Second Amended and Restated Certificate of Incorporation provides that the corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and advance expenses to its directors and officers. In addition, Cogent shall indemnify any person who is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any and all of the expenses, liabilities, or other matters covered by Section 145, for actions taken in such person's capacity as a director, officer, employee or agent, and then only to the extend such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise. Cogent's bylaws may provide that, except with respect to proceedings to enforce indemnification rights, it shall indemnify any director, officer or person serving at Cogent's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in connection with a proceeding (or part thereof) initiated by such director, officer or person, only if such proceeding (or part thereof) was authorized by Cogent's board of directors.

        Cogent's board of directors may provide indemnification or advance expenses to its employees and agents or other persons only on such terms to only to the extend determined by the board of directors in its sole and absolute discretion.

Item 15. Recent Sales of Unregistered Securities

        Set forth in chronological order is information regarding all securities sold and employee stock options granted by the Company since December 2001. Further included is the consideration, if any, received by the Company for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. None of these securities were registered under the Securities Act. Except as described below, no sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

  1.
  At various times during the period from July 1999 through December 2001, the Company granted to employees and directors options to purchase an aggregate of 15,013,772 shares of Common Stock with exercise prices ranging from $0.01 per share to $1.50 per share. The issuance of these securities were not registered under the Securities Act in reliance upon Rule 701 of the rules promulgated under the Securities Act.

  2.
  On August 9, 1999, the Company issued 13,600,000 shares of Common Stock to David Schaeffer for $100,000 in cash.

  3.
  On February 7, 2000, the Company issued 26,000,000 shares of Series A Preferred Stock for an aggregate purchase price of $26 million. The purchase price for such shares was paid in cash at the time of the issuance by the Series A Investors.

  4.
  On July 14, 2000, the Company issued 19,809,783 shares of Series B Preferred Stock for an aggregate purchase price of $90,134,513 to certain holders of the Series A Investors and a number of new investors. The purchase price for such shares was paid in cash at the time of the issuance by the Series B Investors.

  5.
  On October 15, 2001, the Company issued 49,773,401 shares of Series C Preferred Stock for an aggregate purchase price of $62,052,500 to certain holders of the Series B Investors and a number of new investors including David Schaeffer who purchased 1,604,235 shares. The purchase price for such shares was paid in cash at the time of the issuance by the Series B Investors.

  6.
  On October 24, 2001 the Company entered into a Credit Facility with Cisco Systems Capital Corporation. The Facility provides for the issuance of warrants to Cisco Capital to purchase five percent of the Company's common stock. The exercise price of the warrants to purchase 7,102,156 shares of the Company's common stock was based upon the most recent significant equity transaction, as defined in the Facility, and ranged from $1.25 to $3.04 per share.

        The issuances and resales of the securities above were made in reliance on one or more exemptions from registration under the Securities Act, including those provided by Section 4(2) and Rules 144A and 701 thereunder. The purchasers of these securities represented that they had adequate access, through their employment with the Company or otherwise, to information about the Company.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of August 28, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix A to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 13, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix B to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.3	Asset Purchase Agreement, dated September 6, 2001, among Cogent Communications, Inc., NetRail, Inc., NetRail Collocation Co., and NetRail Leasing Co. (previously filed as Exhibit 2.3 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 1), Commission File No. 333-71684, filed November 21, 2001, and incorporated herein by reference)
3.1	Second Amended and Restated Certificate of Incorporation of Cogent Communications Group, Inc. (previously filed as Exhibit 3.1 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
3.2	Amended Bylaws of Cogent Communications Group, Inc. (previously filed as Exhibit 3.2 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.1	Amended and Restated Stockholders Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each of the holders of Series A, B and C Preferred Stock (previously filed as Exhibit 4.1 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.2	Amended and Restated Registration Rights Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each major stockholder (previously filed as Exhibit 4.2 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.3	Form of First Supplemental Indenture, by and between Cogent Communications Group, Inc., as successor, and Wilmington Trust Company, as trustee. (previously filed as Exhibit 4.4 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 1), Commission File No. 333-71684, filed January 25, 2002)
4.4	Indenture, dated as of July 28, 2000 by and between Allied Riser Communications Corporation and Wilmington Trust Company, as trustee, relating to Allied Riser's 7.50% Convertible Subordinated Notes due 2007. (previously filed as Exhibit 4.5 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 1), Commission File No. 333-71684, filed January 25, 2002)
5.1	Opinion of Latham & Watkins as to the legality of the securities
10.1	Fiber Optic Network Leased Fiber Agreement, dated February 7, 2000, by and between Cogent Communications, Inc. and Metromedia Fiber Network Services, Inc., as amended July 19, 2001 (previously filed as Exhibit 10.1 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.2	Dark Fiber IRU Agreement, dated April 14, 2000, between Williams Communications, Inc. and Cogent Communications, Inc., as amended June 27, 2000, December 11, 2000, January 26, 2001, and February 21, 2001 (previously filed as Exhibit 10.2 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†

10.3	Credit Agreement, dated October 24, 2001, among Cisco Systems Capital Corporation, Cogent Communications, Inc., and Cogent International, Inc. (previously filed as Exhibit 10.3 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 2), Commission File No. 333-71684, filed December 7, 2001, and incorporated herein by reference)
10.4	Cisco Systems, Inc. Service Provider Agreement, dated March 15, 2000, between Cisco Systems, Inc. and Cogent Communications, Inc., as amended June 1, 2000, and March 1, 2001 (previously filed as Exhibit 10.4 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.5	Amendment No. 4 to Service Provider Agreement, dated November 15, 2001, by and between Cisco Systems Inc. and Cogent Communications, Inc. (previously filed as Exhibit 10.5 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 1), Commission File No. 333-71684, filed November 21, 2001, and incorporated herein by reference)†
10.6	David Schaeffer Employment Agreement with Cogent Communications Group, Inc., dated February 7, 2000 (previously filed as Exhibit 10.6 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.7	William Currer Employment Agreement with Cogent Communications Group, Inc., dated May 23, 2000 (previously filed as Exhibit 10.7 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.8	Barry Morris Employment Agreement with Cogent Communications Group, Inc., dated March 13, 2000 (previously filed as Exhibit 10.8 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.9	Scott Stewart Employment Agreement with Cogent Communications Group, Inc., dated April 3, 2000 (previously filed as Exhibit 10.9 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.10	Cogent Communications Group, Inc. Lease for Headquarters Space by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated September 1, 2000 (previously filed as Exhibit 10.10 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.11	Cogent Communications Group, Inc. Renewal of Lease for Headquarters Space, by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated August 1, 2001 (previously filed as Exhibit 10.11 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.12	The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Plan (previously filed as Exhibit 10.121 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.13	Dark Fiber Lease Agreement dated November 21, 2001, by and between Cogent Communications, Inc. and Qwest Communications Corporation (previously filed as Exhibit 10.13 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 2), Commission File No. 333-71684, filed December 7, 2001, and incorporated herein by reference)†
21.1	Subsidiaries
23.1	Consent of Arthur Andersen LLP, Vienna, Virginia
23.2	Consent of Arthur Andersen LLP, Dallas, Texas
23.3	Consent of BDO Seidman, LLP
23.4	Consent of Habif, Arogeti & Wynne, LLP
23.5	Consent of Latham & Watkins (included in opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on signature page of registration statement)

†
Confidential treatment requested and obtained as to certain portions. Portions have been omitted pursuant to this request where indicated by an asterisk.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on the 30th day of January, 2002.

COGENT COMMUNICATIONS GROUP, INC.
By:	/s/ DAVID SCHAEFFER Name: David Schaeffer Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby appoints David Schaeffer and Robert Beury and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with authority to execute the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in this Registration Statement as the aforesaid attorney-in-fact deems appropriate.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID SCHAEFFER David Schaeffer	Chairman And CEO	January 29, 2002
/s/ WILLIAM CURRER William Currer	President And COO	January 29, 2002
/s/ H. HELEN LEE H. Helen Lee	CFO And Director	January 29, 2002
/s/ THADDEUS G. WEED Thaddeus G. Weed	Vice President, Controller	January 29, 2002
/s/ EDWARD GLASSMEYER Edward Glassmeyer	Director	January 29, 2002

/s/ EREL MARGALIT Erel Margalit	Director	January 29, 2002
/s/ JAMES WEI James Wei	Director	January 29, 2002
/s/ B. HOLT THRASHER B. Holt Thrasher	Director	January 29, 2002

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of August 28, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix A to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 13, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix B to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.3	Asset Purchase Agreement, dated September 6, 2001, among Cogent Communications, Inc., NetRail, Inc., NetRail Collocation Co., and NetRail Leasing Co. (previously filed as Exhibit 2.3 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 1), Commission File No. 333-71684, filed November 21, 2001, and incorporated herein by reference)
3.1	Second Amended and Restated Certificate of Incorporation of Cogent Communications Group, Inc. (previously filed as Exhibit 3.1 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
3.2	Amended Bylaws of Cogent Communications Group, Inc. (previously filed as Exhibit 3.2 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.1	Amended and Restated Stockholders Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each of the holders of Series A, B and C Preferred Stock (previously filed as Exhibit 4.1 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.2	Amended and Restated Registration Rights Agreement, dated October 16, 2001, by and among Cogent, David Schaeffer and each major stockholder (previously filed as Exhibit 4.2 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.3	Form of First Supplemental Indenture, by and between Cogent Communications Group, Inc., as successor, and Wilmington Trust Company, as trustee. (previously filed as Exhibit 4.4 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 1), Commission File No. 333-71684, filed January 25, 2002)
4.4	Indenture, dated as of July 28, 2000 by and between Allied Riser and Wilmington Trust Company, as trustee, relating to Allied Riser's 7.50% convertible Subordinated Notes due 2007. (previously filed as Exhibit 4.5 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 1), Commission File No. 333-71684, filed January 25, 2002)
5.1	Opinion of Latham & Watkins as to the legality of the securities
10.1	Fiber Optic Network Leased Fiber Agreement, dated February 7, 2000, by and between Cogent Communications, Inc. and Metromedia Fiber Network Services, Inc., as amended July 19, 2001 (previously filed as Exhibit 10.1 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.2	Dark Fiber IRU Agreement, dated April 14, 2000, between Williams Communications, Inc. and Cogent Communications, Inc., as amended June 27, 2000, December 11, 2000, January 26, 2001, and February 21, 2001 (previously filed as Exhibit 10.2 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†

10.3	Credit Agreement, dated October 24, 2001, among Cisco Systems Capital Corporation, Cogent Communications, Inc., and Cogent International, Inc. (previously filed as Exhibit 10.3 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 2), Commission File No. 333-71684, filed December 7, 2001, and incorporated herein by reference)
10.4	Cisco Systems, Inc. Service Provider Agreement, dated March 15, 2000, between Cisco Systems, Inc. and Cogent Communications, Inc., as amended June 1, 2000, and March 1, 2001 (previously filed as Exhibit 10.4 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.5	Amendment No. 4 to Service Provider Agreement, dated November 15, 2001, by and between Cisco Systems Inc. and Cogent Communications, Inc. (previously filed as Exhibit 10.5 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 1), Commission File No. 333-71684, filed November 21, 2001, and incorporated herein by reference)†
10.6	David Schaeffer Employment Agreement with Cogent Communications Group, Inc., dated February 7, 2000 (previously filed as Exhibit 10.6 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.7	William Currer Employment Agreement with Cogent Communications Group, Inc., dated May 23, 2000 (previously filed as Exhibit 10.7 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.8	Barry Morris Employment Agreement with Cogent Communications Group, Inc., dated March 13, 2000 (previously filed as Exhibit 10.8 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.9	Scott Stewart Employment Agreement with Cogent Communications Group, Inc., dated April 3, 2000 (previously filed as Exhibit 10.9 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.10	Cogent Communications Group, Inc. Lease for Headquarters Space by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated September 1, 2000 (previously filed as Exhibit 10.10 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.11	Cogent Communications Group, Inc. Renewal of Lease for Headquarters Space, by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated August 1, 2001 (previously filed as Exhibit 10.11 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.12	The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Plan (previously filed as Exhibit 10.121 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.13	Dark Fiber Lease Agreement dated November 21, 2001, by and between Cogent Communications, Inc. and Qwest Communications Corporation (previously filed as Exhibit 10.13 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 2), Commission File No. 333-71684, filed December 7, 2001, and incorporated herein by reference)†
21.1	Subsidiaries
23.1	Consent of Arthur Andersen LLP, Vienna, Virginia
23.2	Consent of Arthur Andersen LLP, Dallas, Texas
23.3	Consent of BDO Seidman, LLP
23.4	Consent of Habif, Arogeti & Wynne, LLP
23.5	Consent of Latham & Watkins (included in opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included on signature page of registration statement)

†
Confidential treatment requested and obtained as to certain portions. Portions have been omitted pursuant to this request where indicated by an asterisk.

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TABLE OF CONTENTS
SUMMARY
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF COGENT
SUMMARY UNAUDITED PRO FORMA INFORMATION
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
MANAGEMENT OF COGENT FOLLOWING THE MERGER WITH ALLIED RISER AND OTHER INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
INFORMATION ABOUT COGENT
DESCRIPTION OF COGENT CAPITAL STOCK
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS
COGENT COMMUNICATIONS GROUP, INC. UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 2001 (DOLLARS IN THOUSANDS)
NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 2001
NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000
NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1999 AND 2000
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999, AND FOR THE YEAR ENDED DECEMBER 31, 2000
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999 AND FOR THE YEAR ENDED TO DECEMBER 31, 2000
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1999) TO DECEMBER 31, 1999, AND FOR THE YEAR ENDED DECEMBER 31, 2000
COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1999 AND 2000
COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET (IN THOUSANDS, EXCEPT SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)
COGENT COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2001 (UNAUDITED)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 1999 AND 2000 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000 (IN THOUSANDS)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) For the Three Months Ended September 30, 2000 and 2001 (In thousands, except share and per share data)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) For the Nine Months Ended September 30, 2000 and 2001 (In thousands, except share and per share data)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS For the Nine Months Ended September 30, 2000 and 2001 (In thousands)
ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS September 30, 2000 and 2001 (Unaudited)
Report of Independent Certified Public Accountants
NETRAIL, INC. BALANCE SHEET DECEMBER 31, 1999
NETRAIL, INC. BALANCE SHEET DECEMBER 31, 1999
NETRAIL, INC. STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 1999
NETRAIL, INC. STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT) YEAR ENDED DECEMBER 31, 1999
NETRAIL, INC. STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 1999
NETRAIL, INC. NOTES TO FINANCIAL STATEMENTS
  1. Summary of Significant Accounting Policies
  2. Future Prospects
  3. Subordinated Convertible Debentures
  4. Convertible Notes Payable Due JAFCO
  5. Notes Payable Due Ascend
  6. Series A Convertible Redeemable Preferred Stock
  7. Equity Transactions
  8. Commitments
  9. Stock Based Compensation
  10. Income Taxes
  11. Supplemental Cash Flow Information
  12. Subsequent Events
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
NETRAIL, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET
NETRAIL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS
NETRAIL, INC. AND SUBSIDIARIES STATEMENT OF CASH FLOWS
NETRAIL, INC. AND SUBSIDIARIES CONSOLIDATED NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2000
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
Exhibit Index